                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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                                              RULE 14a-6(e)(2))

[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12

                                 CATERPILLAR INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

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[_]  Fee computed on table below per Exchange Act Rules
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         pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[_]  Check box if any part of the fee is offset as provided by Exchange
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



                           [LOGO OF CATERPILLAR (R)]

                              100 NE Adams Street
                            Peoria, Illinois 61629

                   Notice of Annual Meeting of Stockholders
                           Wednesday, April 9, 1997
                           10:30 a.m., Pacific Time

                                Loews Coronado
                               4000 Coronado Bay
                             Coronado, California


                                                               February 28, 1997
Fellow stockholder:

     You are cordially invited to attend the 1997 Caterpillar Inc. Annual Meeting of Stockholders to:

      . Elect four directors.

      . Approve appointment of Price Waterhouse LLP as independent auditors for 1997.

      . Act on one stockholder proposal to be presented.

      . Conduct other business properly brought before the meeting.

     You must have an admission ticket to attend and procedures for obtaining that ticket are discussed later in more detail. Stockholders of record at the close of business on February 10, 1997 may vote at the meeting.

     Your vote is important. Whether you plan to attend or not, please sign, date, and return the enclosed proxy card in the envelope provided. If you attend the meeting and prefer to vote in person, you may do so.

     I look forward to seeing you at the meeting.

                                       Sincerely yours,

                                       /s/ Donald V. Fites
                                       --------------------
                                       Donald V. Fites
                                       Chairman

                              Table of Contents


Notice of Annual Meeting.................................................  Cover

Attendance and Voting Matters................................................  1

The Caterpillar Board of Directors...........................................  2

Caterpillar Stock Owned by Officers and Directors............................  6

Persons Owning More than Five Percent of Caterpillar Stock...................  7

Performance Graph............................................................  7

Report of the Compensation Committee on Executive Compensation...............  8

Executive Compensation Tables................................................ 13

Certain Related Transactions................................................. 16

Appointment of Price Waterhouse LLP.......................................... 16

Stockholder Proposal and Caterpillar Response................................ 17

Other Matters................................................................ 19

      Section 16(a) Beneficial Ownership Reporting Compliance................ 19

      Stockholder Proposals for the 1998 Annual Meeting...................... 19

      Solicitation........................................................... 19

      Stockholder List....................................................... 19

      Revocability of Proxy.................................................. 19

Appendix - General and Financial Information - 1996..........................A-1

--------------------------------------------------------------------------------
                        ATTENDANCE AND VOTING MATTERS
--------------------------------------------------------------------------------


ADMISSION TICKET REQUIRED

     You must have an admission ticket to attend the Annual Meeting and admission is limited to stockholders of record on the record date or their authorized proxy holder. Send written requests for tickets to the Company's Secretary, R. Rennie Atterbury III, by April 1, 1997. Remember that if your shares are held in the name of your broker, bank, or other nominee, please include in your request an account statement or letter from the nominee indicating that you are the beneficial owner of the shares as of the record date.

VOTING METHODS

    You can vote on matters to come before the meeting in two ways:

      . You can come to the Annual Meeting and cast your vote there; or

      . You can vote by signing and returning the enclosed proxy card. If you do so, the individuals named on the card will vote your shares in the manner you indicate.

     Each share of Caterpillar stock you own entitles you to one vote. As of February 10, 1997, there were 189,657,071 shares of Caterpillar common stock outstanding.

GIVING YOUR PROXY TO SOMEONE OTHER THAN INDIVIDUALS DESIGNATED ON THE CARD

     If you want to give your proxy to someone other than individuals noted on the proxy card, you may do so by crossing out the names of those individuals and inserting the name of the individual you are authorizing to vote. Either you or that authorized individual must present the proxy at the Annual Meeting, along with an admission ticket issued to you by Caterpillar.

THE QUORUM REQUIREMENT

     A quorum of stockholders is necessary to hold a valid meeting. If at least one-third of Caterpillar stockholders are present in person or by proxy, a quorum will exist. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker votes on some matters on the proxy card but not on others because he does not have the authority to do so.

VOTE NECESSARY FOR ACTION

     Directors are elected by a plurality vote of shares present at the meeting, meaning that the director nominee with the most affirmative votes for a particular slot is elected for that slot. In an uncontested election for directors, the plurality requirement is not a factor. Other action is by an affirmative vote of the majority of the shares present at the meeting. Abstentions and non-votes have the effect of a no vote on matters other than director elections.

MATTERS RAISED AT THE MEETING NOT INCLUDED IN THIS STATEMENT

  We do not know of any matters to be acted upon at the meeting other than those discussed in this statement. If any other matter is presented, proxy holders will vote on the matter in their discretion.

  To present other matters to the meeting you must provide advance written notice to Caterpillar. For purposes of the 1997 Annual Meeting, that notice must be received by March 15, 1997.

--------------------------------------------------------------------------------
                      The Caterpillar Board of Directors
--------------------------------------------------------------------------------

  We are proud of outside recognition received by our Board of Directors this past year. Our Board was awarded honorable mention in the 1996 Wharton/SpencerStuart Board of the Year Contest. The panel making the award cited our Board for excellence in corporate governance and for consistently acting in the best long-term interests of shareholders, customers, employees, and the community. Our Board was also selected as one of the 25 best boards by Business Week in 1996.

  Board members wish to express their deep sense of loss upon the death of one of our members in 1996, Mr. Jerry Junkins. Joining the Caterpillar Board in 1988, Jerry served on every committee of the Board and unfailingly lent his incisive business sense to Caterpillar. Jerry will continue to be missed both in the deliberations of the Caterpillar Board and as a friend.

STRUCTURE

  Our Board of Directors is divided into three classes for purposes of election. One class is elected at each annual meeting of stockholders to serve for a three-year term.

  At the 1997 Annual Meeting of Stockholders, the terms of four directors are expiring. Those directors nominated for election at this annual meeting would hold office for a three-year term expiring in 2000. Other directors are not up for election this year and will continue in office for the remainder of their terms. Mr. John W. Fondahl is retiring from the Board effective April 9, 1997, because he has reached our mandatory director retirement age of 72. We wish to thank John for his twenty years of loyal service to our Board.

  If a nominee is unavailable for election, proxy holders will vote for another nominee proposed by the Board or, as an alternative, the Board may reduce the number of directors to be elected at the meeting.

DIRECTORS NOMINATED THIS YEAR FOR TERMS EXPIRING IN 2000

  LILYAN H. AFFINITO, 65, retired in 1991 as Vice Chairman of the Board of Maxxam Group Inc. (forest products, real estate management and development, and integrated aluminum production operations). Other directorships: Chrysler Corporation; Tambrands Inc.; Jostens Inc.; Kmart Corporation; Lillian Vernon Corporation; and New York Telephone Company and New England Telephone and Telegraph Company (NYNEX Telephone subsidiaries). Ms. Affinito has been a director of the Company since 1980.

  DONALD V. FITES, 63, Chairman and Chief Executive Officer of Caterpillar Inc. since 1990. Other directorships: First Chicago NBD Corporation; Georgia-Pacific Corporation; and Mobil Corporation. Mr. Fites has been a director of the Company since 1986.

  DAVID R. GOODE, 56, Chairman and Chief Executive Officer of Norfolk Southern Corporation (holding company engaged principally in surface transportation) since 1992 and President since 1991. Other directorships: Georgia-Pacific Corporation; Norfolk Southern Corporation; Texas Instruments Incorporated; and TRINOVA Corporation. Mr. Goode has been a director of the Company since 1993.

  JOSHUA I. SMITH, 55, Chairman and Chief Executive Officer of The MAXIMA Corporation (computer systems and management information products and services) since 1978. Other directorships: Federal Express Corporation; Inland Steel Corporation; and The Allstate Corporation. Mr. Smith has been a director of the Company since 1993.

  Your Board of Directors recommends a vote FOR these nominees.

DIRECTORS UP FOR ELECTION IN 1999

  W. FRANK BLOUNT, 58, Chief Executive Officer of Telstra Corporation Limited (telecommunications) since 1992. From 1991 to 1992 Mr. Blount served as President and CEO of the New American Schools Development Corp. Other directorships: Entergy Corporation, First Union National Bank of Georgia, and LXE Inc. Mr. Blount has been a director of the Company since 1995.

  JAMES P. GORTER, 67, Chairman of the Board of Baker, Fentress & Company (closed end fund) since 1987 and Limited Partner of Goldman, Sachs & Co. (investment bankers) since 1988. Other directorships: Consolidated-Tomoka Land Co. Mr. Gorter has been a director of the Company since 1990.

  PETER A. MAGOWAN, 54, Chairman of Safeway Inc. (supermarket chain) since 1980 and Chief Executive Officer from 1980 to 1993. Mr. Magowan is also President and Managing General Partner of the San Francisco Giants (baseball team). Other directorships: Chrysler Corporation and The Vons Companies, Inc. Mr. Magowan has been a director of the Company since 1993.

  CLAYTON K. YEUTTER, 66, Of Counsel to Hogan & Hartson (a Washington, D.C. law firm) since 1993. Mr. Yeutter served as Counselor for Domestic Affairs to President George Bush in 1992 and as Chairman of the Republican National Committee from 1991 to 1992. Other directorships: ConAgra, Inc., Texas Instruments Incorporated, B.A.T. Industries, Oppenheimer Funds, FMC Corporation, and IMC Global, Inc. Mr. Yeutter has been a director of the Company since 1991.

DIRECTORS UP FOR ELECTION IN 1998

  GORDON R. PARKER, 61, retired in 1994 as Chairman of Newmont Mining Corporation and Newmont Gold Company (worldwide gold mining). Other directorships: The Williams Companies, Inc., Gold Fields of South Africa Ltd., and Phelps Dodge Corporation. Mr. Parker has been a director of the Company since 1995.

  GEORGE A. SCHAEFER, 68, retired in 1990 as Chairman and Chief Executive Officer of Caterpillar Inc. Other directorships: Aon Corporation; Helmerich & Payne, Inc.; McDonnell Douglas Corporation; and Morton International, Inc. Mr. Schaefer has been a director of the Company since 1983.

  JOHN T. DILLON, 58, Chairman and Chief Executive Officer of International Paper (paper and forest products) since 1996. Prior to his current position, Mr. Dillon was President and Chief Operation Officer from 1995 to 1996 and Executive Vice President - Packaging from 1987 to 1995. Other directorships: IP Forest Resources Company (the managing general partner of IP Timberlands, Ltd.). Mr. Dillon has been a director of the Company since 1997.

BOARD MEETINGS AND COMMITTEES

  In 1996, our full Board met seven times. In addition to meetings of the full Board, directors attended meetings of individual Board committees and often considered issues separate from these meetings. For our incumbent Board as a whole, attendance in 1996 at full Board and committee meetings exceeded 95%.

  Our Board has four standing committees that serve a critical function for Caterpillar and its stockholders.

  The Audit Committee reviews management's independent accountant selection and makes recommendations to the Board based on that review. The Committee also questions management, including Caterpillar's internal audit staff, and independent accountants on the application of accounting and reporting standards to Caterpillar. Present members of the Committee are Messrs. David R. Goode (chairman), W. Frank Blount, James P. Gorter, Gordon R. Parker, and George A. Schaefer. During 1996, the Committee held four meetings.

  The Compensation Committee reviews Caterpillar's compensation practices and approves its compensation programs and plans. Present members of the Committee are Ms. Lilyan H. Affinito and Messrs. James P. Gorter (chairman), John T. Dillon, David R. Goode, Peter A. Magowan, and Clayton K. Yeutter. During 1996, the Committee held three meetings.

  The Nominating Committee recommends candidates to fill Board vacancies and for the slate to be proposed by the Board at the Annual Meeting of Stockholders. The Nominating Committee also advises the Board on nominees for Chairman of the Board, Chief Executive Officer, and other executive officer positions in the Company.

  The Nominating Committee considers director nominees from stockholders for election at the annual stockholders' meeting if a written nomination is received by Caterpillar's Corporate

Secretary not later than ninety days in advance of the meeting (nomination procedures are discussed in greater detail in our bylaws which will be provided upon written request).

     Present members of the Committee are Messrs. Joshua I. Smith (chairman), W. Frank Blount, Donald V. Fites, Gordon R. Parker, and George A. Schaefer. During 1996, the Committee held three meetings.

     The Public Policy Committee makes recommendations to the Board on public and social policy issues impacting Caterpillar. The Committee also oversees Caterpillar's compliance programs and reviews major litigation, legislation and stockholder matters not within the responsibilities of another Board committee. Present members of the Committee are Ms. Lilyan H. Affinito and Messrs. Clayton
K. Yeutter, (chairman), Donald V. Fites, John T. Dillon, Peter A. Magowan, and Joshua I. Smith. During 1996, the Committee held two meetings.

DIRECTOR COMPENSATION

     Of our current Board members, only one, Mr. Fites, is a salaried employee of Caterpillar. Board members that are not salaried employees of Caterpillar receive separate compensation for Board service. That compensation includes:

     Annual Retainer:                $30,000

     Attendance Fees:                $1,000 for each Board meeting
                                     $1,000 for each Board Committee meeting
                                     Expenses related to attendance

     Committee Chairman Stipend:     $5,000 annually

     Stock Options:                  2,000 shares annually

     Restricted Stock:               375 shares annually (200 shares have a
                                     restricted period of three years, while 175 shares are restricted until the director terminates service)

     Under Caterpillar's Directors' Deferred Compensation Plan, directors may defer fifty percent or more of their annual compensation in an interest bearing account or an account representing shares of Caterpillar stock.

     Our directors also participate in a Charitable Award Program. Beginning in the year of a director's death, an amount is paid proportionately in ten annual installments to charities selected by the director and to the Caterpillar Charitable Foundation. The maximum amount payable under the program is $1 million and is based on the director's length of service. The program is financed through the purchase of life insurance policies, and directors derive no financial benefit from the program.

     Caterpillar's Directors' Retirement Plan was eliminated effective December 31, 1996. When the plan was eliminated, each director continuing in office received an amount of restricted stock equal to the dollar value of past pension accruals to be held in escrow until the director terminates service. In addition, the dollar value of future annual pension accruals that would have been made was determined and, as a result, directors will receive an annual award of 175 shares of restricted stock, also to be held in escrow until the director retires.

--------------------------------------------------------------------------------
               CATERPILLAR STOCK OWNED BY OFFICERS AND DIRECTORS
                           (As of December 31, 1996)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                                      Shares
                                                                    Beneficially
                                                                       Owned
-------------------------------------------------------------------------------
Lilyan H. Affinito                                                   14,800/1/
Glen A. Barton                                                       57,503/2/
W. Frank Blount                                                         700
Donald V. Fites                                                     325,526/3/
Gerald S. Flaherty                                                   97,348/4/
John W. Fondahl                                                      15,400/5/
David R. Goode                                                        3,400/6/
James P. Gorter                                                      12,400/7/
Peter A. Magowan                                                      5,100/8/
James W. Owens                                                       49,338/9/
Gordon R. Parker                                                      2,067/10/
George A. Schaefer                                                   34,404/11/
Joshua I. Smith                                                       2,500/12/
Richard L. Thompson                                                  22,280/13/
Clayton K. Yeutter                                                    5,300/14/
All directors and executive officers as a group                   1,363,802/15/
-------------------------------------------------------------------------------

/1/ Includes 14,000 shares subject to outside director stock options exercisable within 60 days. In addition to the shares listed above, Ms. Affinito has deferred a portion of her director compensation pursuant to the Directors' Deferred Compensation Plan representing an equivalent value as if such compensation had been invested on December 31, 1996 in 3,392 shares of Common Stock.

/2/ Includes 30,402 shares subject to employee stock options exercisable within 60 days. In addition to the shares listed above, Mr. Barton has deferred a portion of his compensation pursuant to supplemental employees' investment plans representing an equivalent value as if such compensation had been invested on December 31, 1996 in 1,988 shares of Common Stock.

/3/ Includes 257,000 shares subject to employee stock options exercisable within 60 days. In addition to the shares listed above, Mr. Fites has deferred a portion of his compensation pursuant to supplemental employees' investment plans representing an equivalent value as if such compensation had been invested on December 31, 1996 in 5,599 shares of Common Stock.

/4/ Includes 52,267 shares subject to employee stock options exercisable within 60 days. In addition to the shares listed above, Mr. Flaherty has deferred a portion of his compensation pursuant to supplemental employees' investment plans representing an equivalent value as if such compensation had been invested on December 31, 1996 in 3,001 shares of Common Stock.

/5/ Includes 14,000 shares subject to outside director stock options exercisable within 60 days. In addition to the shares listed above, Mr. Fondahl has deferred a portion of his director compensation pursuant to the Directors' Deferred Compensation Plan representing an equivalent value as if such compensation had been invested on December 31, 1996 in 2,063 shares of Common Stock.

/6/ Includes 2,000 shares subject to outside director stock options exercisable within 60 days. In addition to the shares listed above, Mr. Goode has deferred a portion of his director compensation pursuant to the Directors' Deferred Compensation Plan representing an equivalent value as if such compensation had been invested on December 31, 1996 in 1,509 shares of Common Stock.

/7/ Includes 10,000 shares subject to outside director stock options exercisable within 60 days. In addition to the shares listed above, Mr. Gorter has deferred a portion of his director compensation pursuant to the Directors' Deferred Compensation Plan representing an equivalent value as if such compensation had been invested on December 31, 1996 in 1,514 shares of Common Stock.

/8/ Includes 2,000 shares subject outside director stock options exercisable within 60 days.

/9/ Includes 26,514 shares subject to employee stock options exercisable within 60 days. In addition to the shares listed above, Mr. Owens has deferred a portion of his compensation pursuant to supplemental employees' investment plans representing an equivalent value as if such compensation had been invested on December 31, 1996 in 1,045 shares of Common Stock.

/10/ Includes 667 shares subject to outside director stock options exercisable within 60 days.

/11/ Includes 8,000 shares subject to outside director stock options exercisable within 60 days.

/12/ Includes 2,000 shares subject to outside director stock options exercisable within 60 days.

/13/ Includes 8,334 shares subject to employee stock options exercisable within 60 days. In addition to the shares listed above Mr. Thompson has deferred a portion of his compensation pursuant to supplemental employees' investment plans representing an equivalent value as if such compensation had been invested on December 31, 1996 in 1,083 shares of Common Stock.

/14/ Includes 4,000 shares subject to outside director stock options exercisable within 60 days. In addition to the shares listed above, Mr. Yeutter has deferred a portion of his director compensation pursuant to the Directors' Deferred Compensation Plan representing an equivalent value as if such compensation had been invested on December 31, 1996 in 1,248 shares of Common Stock.

/15/ Includes 843,939 shares subject to employee and outside director stock options exercisable within 60 days. Also includes 14,465 shares for which voting and investment power is shared and 700 shares for which beneficial ownership has been disclaimed. All directors and executive officers as a group beneficially own less than one percent of Company Common Stock.

--------------------------------------------------------------------------------
           PERSONS OWNING MORE THAN FIVE PERCENT OF CATERPILLAR STOCK

                           (AS OF DECEMBER 31, 1996)
--------------------------------------------------------------------------------

                                         Voting               Dispositive             Total Amount        Percent
                                        Authority              Authority              of Beneficial         of
                                     Sole      Shared       Sole        Shared         Ownership           Class
Name and Address
-----------------------------------------------------------------------------------------------------------------------
Joint filing by The Capital Group
     Companies, Inc. and             462,740    None       13,934,940    None         13,934,940           7.2%
     Capital Research and
     Management Company
333 South Hope Street
Los Angeles, CA  90071
-----------------------------------------------------------------------------------------------------------------------
Joint filing by FMR Corp.,
     Edward C. Johnson 3d,
     and Abigail P. Johnson           698,572   1,500       13,703,154    1,500        13,704,654          7.16%
82 Devonshire Street
Boston, MA  02109
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------
                              PERFORMANCE GRAPH
-----------------------------------------------------------------------

             Comparison of Five Year Cumulative Total Stockholder
            Return Among Caterpillar Inc., S&P 500 Composite Index,
                     and S&P Machinery (Diversified) Index

                             [GRAPH APPEARS HERE]

                        FISCAL YEAR ENDED DECEMBER 31,

        --------------------------------------------------------------
        December 31,    1991    1992    1993    1994    1995    1996
        --------------------------------------------------------------
        Caterpillar     100     123.62  206.92  258.45  281.06  367.62
        S&P 500         100     107.61  118.41  120.01  164.95  202.73
        S&P Machinery
          (Diversified) 100     102.04  151.07  147.08  181.47  225.01

--------------------------------------------------------------------------------
                     Report of the Compensation Committee
                          on Executive Compensation
--------------------------------------------------------------------------------

COMPENSATION POLICIES

     The Compensation Committee ("Committee") establishes compensation guidelines and targets based upon the performance of Caterpillar, business units within Caterpillar, and individual executive officers. The Committee's goal is to establish a compensation program that:

     .  links the interests of management and stockholders;

     .  links executive compensation with long-term Caterpillar performance; and

     .  attracts and retains executives of high caliber and ability.

     For 1996, that program consisted of base salary, short-term incentive compensation, stock options, and long-term incentive compensation.

     The Committee believes this compensation program was a significant factor contributing to Caterpillar's success this past year, including record profit of $1.36 billion or $7.07 per share. As the performance graph demonstrates, Caterpillar stock has provided holders with a cumulative return for the past five years that significantly exceeds the S&P 500 Composite Index and Caterpillar's peer group, the S&P Machinery (Diversified) Index.

BASE SALARY

     Executive Officers
     ------------------

     Each year the Committee reviews base salaries of individual executive officers and their salary ranges. In determining adjustments to base salary and salary ranges for a particular year, the Committee relies on consultant surveys regarding salaries and other short-term compensation ("total short-term compensation") at comparable companies. In making salary adjustments, the Committee also makes subjective determinations regarding the performance of individual officers with the assistance of those officers' supervisors.

     In setting 1996 base salaries and salary ranges for all executive officers, including Mr. Fites, the Committee referred to the Hewitt Survey of Core Group I Companies. The Hewitt Survey included 25 companies, all of which are in the S&P 500 Composite Index and none of which are in the S&P Machinery (Diversified) Index. According to the Hewitt Survey, total short-term compensation of Caterpillar executive officers was below market average.

     Based on the Hewitt Survey results, the Committee increased the salary ranges for executive officers by 10% for 1996. The Committee also approved increases in the base salary of all executive officers for 1996. These increases were based upon a subjective analysis of each officer's individual performance. After these adjustments, the total short-term compensation of executive officers as a group remained below average according to the Hewitt Survey.

     Chief Executive Officer
     -----------------------

     For 1996 Mr. Fites' base salary was increased to $1.15 million. In determining his base salary, the Committee used the Hewitt Survey as a benchmark. With the increase to Mr. Fites, his base salary for 1996 was slightly higher than the average of CEOs included in the Hewitt Survey, but his total short-term compensation was slightly lower.

     In setting Mr. Fites' 1996 salary, the Committee also evaluated his performance as an executive in the prior year. Determinative factors included his contributions to Caterpillar, his home community, and a variety of national and international business organizations. Some of the significant achievements considered are set forth below:

     .  continued record profits and sales for Caterpillar;

     . reengineered business processes continued to result in significant reductions in product development time, necessary physical testing, and product development costs;

     . strategic alliances and acquisitions designed to enhance Caterpillar's competitive position were pursued and completed;

     . Mr. Fites continued his active participation in initiatives and organizations designed to benefit not only Caterpillar but industry as a whole.

SHORT-TERM INCENTIVE COMPENSATION

     Executive Officers
     ------------------

     In 1996, executive officers, together with most management and salaried employees, participated in Caterpillar's Corporate Incentive Compensation Plan. Payouts under the Incentive Plan for 1996 were based on a team award incorporating Caterpillar's pre-tax return on assets ("ROA") for the year and an individual award based on a subjective determination of individual performance. For 1996, a total of approximately $208 million was earned by Caterpillar employees under the corporate and business unit incentive plans.

     For 1996, the team award portion of the payout was calculated by multiplying:

     .  annual base salary;

     . a specific percentage of base salary, which increases for higher positions within Caterpillar, placing a greater percentage of compensation at risk for those with greater opportunity to affect Caterpillar performance; and

     . a performance factor based upon Caterpillar's achievement of specific levels of ROA.

     Before any amount could be awarded under the Incentive Plan for 1996, a minimum ROA level had to be achieved. Increasing amounts are awarded for achievement up to a maximum ROA. Minimum, target, and maximum ROA levels to be achieved were decreased from 1995, based on the Committee's consideration of forecasted profit and asset levels for 1996. For 1996, the target ROA level under the Incentive Plan was exceeded (although the maximum was not achieved) and all executive officers received a team award.

     In addition to a team award, all executive officers received an individual award under the Incentive Plan for 1996 based on a subjective determination of individual performance. The aggregate of individual awards to all officers cannot exceed the amount available in a discretionary pool established for such awards. The discretionary pool amount is a specific percentage of team awards paid to all executive officers.

     In 1996, 19 executive officers participated in incentive plans applicable to their business units. Caterpillar has 227 incentive compensation plans applicable to business units and divisions within those units. Each business unit within Caterpillar has its own criteria for determining incentive compensation for its employees. With the exception of 11 incentive compensation plans, for 1996, at least 25% of the payout under a business unit plan had to be based on Caterpillar achievement of ROA levels applicable to the Incentive Plan. Other factors determining business unit payout in 1996 included return on sales ("ROS") for the particular unit, unit ROA, unit profit, operating expenses, percentage of industry sales, and customer satisfaction. In addition, units providing administrative services to other units within Caterpillar had a portion of their incentive compensation tied to the performance of those other units. The two most widely used factors determining payouts under the business unit plans in 1996 were unit ROS and unit ROA.

     In 1996, executive officers participating in their respective business unit incentive plans were eligible to receive fifty percent of the team award amount that would have been awarded if he or she had participated solely in the business unit plans, and fifty percent of the amount that would have been awarded had the officer participated solely in the Incentive Plan. Nineteen executive officers received payments based on 1996 performance of their business units.

     Chief Executive Officer
     -----------------------

     Because Caterpillar exceeded its target ROA level under the Incentive Plan for 1996, Mr. Fites received a team award under the Incentive Plan. Mr. Fites also received an individual award under the Incentive Plan for 1996.

     At the beginning of 1996, Mr. Fites discussed with the Committee his goals and expectations for the year. As discussed more fully below, Mr. Fites met those goals with the type of leadership that resulted in being named for the third year in a row as a gold award winner in the machinery industry by the Wall Street Transcript. That award is based on interviews with industry leaders, financial analysts, money managers, trade journalists and academics analyzing the extent to which a CEO has taken steps to enhance the overall value of the enterprise for the benefit of stockholders.

     Mr. Fites' Goals and Results

     . Caterpillar Results Mr. Fites set benchmarks for Caterpillar sales and revenues, as well as profit after tax. Those goals were exceeded in 1996 by a significant margin and were once again at record levels.

     . Strategic Alliances Mr. Fites established a goal of successfully implementing strategic alliances completed in 1995, as well as pursuing additional transactions in 1996 designed to improve Caterpillar's competitive position and enhance shareholder value. Mr. Fites met these goals in 1996. Alliances involving F.G. Wilson Ltd., Elphinstone Pty. Ltd., and Brown Group Holdings Ltd. have been successfully absorbed into the

        Caterpillar organization. In addition, Caterpillar purchased the MaK diesel engine unit of Fried Krupp AG, providing a natural extension of its diesel engine line. Caterpillar also pursued several smaller acquisitions designed to enhance sales of attachments for Caterpillar machines.

     . Contact with Core Constituencies As in 1995, Mr. Fites expressed his commitment to maintaining regular contact with financial analysts, stockholders, dealers, customers, and employees. Mr. Fites again met that goal. In July of 1996, he met with a group of approximately 100 analysts in New York, and maintained regular contact with Caterpillar stockholders. Mr. Fites also attended several meetings of Caterpillar dealers and personally called on over 30 major customers. In addition, Mr. Fites personally visited over 14 Caterpillar facilities outside the Peoria, Illinois area in 1996.

     . Industry-Wide Efforts In 1996, Mr. Fites continued his participation in initiatives designed to benefit industry as a whole. He completed a two-year term as Chairman of the U.S.-Japan Business Council, providing excellent leadership to that important group. He also was elected Chairman of the Business Roundtable, an association of more than 200 CEOs of leading U.S. corporations representing over 10 million employees. In that capacity, Mr. Fites has energetically forwarded the promotion of public policies that create jobs, ensure a climate for growth and foster export strength.

     . Commitment to Charities and the Peoria Community Areas of accomplishment in which Mr. Fites should be particularly proud include his commitment to charitable organizations and his dedication to the Peoria, Illinois community. In 1996, Mr. Fites served as Vice Chairman of the Salvation Army National Advisory Board and received that group's "William Booth Award," an award given to an individual dedicated to the goals of the Salvation Army that has displayed outstanding humanitarian effort in the community. In addition, Mr. Fites chaired a $100 million capital campaign for Bradley University and approved a $3 million contribution from Caterpillar for the development of the Peoria, Illinois riverfront.

STOCK OPTIONS

     Executive Officers
     ------------------

     In 1996, all executive officers, as well as other key employees, were granted incentive and non-qualified stock options under Caterpillar's 1996 Stock Option and Long-Term Incentive Plan. Incentive stock options were granted up to the maximum number of shares which may be issued in accordance with U.S. tax law to an individual. The remaining portion of any option grant not issued as an incentive stock option was issued as a non-qualified stock option.

     The number of options granted to a particular officer in 1996 depended upon that officer's position and a subjective assessment of that officer's individual performance. Specifically, a base stock option award was determined for each officer level. The award was then adjusted based on individual performance.

     To ensure executive officers retain significant stockholdings in Caterpillar, the Committee encourages them to own a number of shares at least equal to the average number of shares for which they received options in their last three option grants. For 1996, if one-hundred percent of the minimum ownership guideline was not met, significant progress had not been made to achieve the desired ownership level, or a satisfactory explanation for failure to meet the guideline had not been presented, the Committee would have reduced the number of shares included in the officer's grant. For 1996, no officer was penalized for low share ownership in receiving stock options.

     Chief Executive Officer
     -----------------------

     In 1996, Mr. Fites received an option grant covering 75,000 shares of Caterpillar stock, as reflected in the Summary Compensation Table and Option Grants Table. Like other executive officers, Mr. Fites received this grant based upon his position at Caterpillar and an assessment of his individual performance. Individual performance factors considered by the Committee are those discussed above with respect to Mr. Fites' individual Incentive Plan award.

LONG-TERM INCENTIVE COMPENSATION

     Executive Officers
     ------------------

     Under the long-term incentive portion of the Option Plan ("LTIP"), a three-year performance period ("cycle") is established each year, with participants receiving a payout (50% in cash and 50% in restricted stock) if certain minimum, target or maximum performance thresholds are achieved at the end of the cycle. The Committee has discretion to apply different performance criteria for different cycles. The Committee also has discretion during a cycle to adjust performance measures set for that period to reflect changes in accounting principles and practices; mergers, acquisitions or divestitures; major technical innovations; or extraordinary, nonrecurring or unusual items.

     A cycle under the LTIP's predecessor (i.e. , a long-term incentive supplement to Caterpillar's 1987 Stock Option Plan) was established at the beginning of 1994 for the years 1994-1996, with a payout to occur in 1997. Amounts that could be paid at the end of that cycle depended upon an executive's base salary at the end of the period, a predetermined percentage of that salary that varied based on an executive's position, and whether certain after-tax ROA thresholds had been achieved. For an executive to receive any payout under the cycle established in 1994, Caterpillar had to achieve a threshold ROA level for the cycle. If a target ROA level was achieved, a larger amount would be received, while attaining a certain maximum ROA level would yield the maximum amount payable under the cycle. For the cycle established in 1994, the target ROA level was exceeded and all executives, including those named in the Summary Compensation Table, received a payout in early 1997 under that cycle. The total value of cash and restricted stock received by LTIP participants under the cycle established in 1994 was approximately $10.7 million.

     Cycles were also established under the LTIP's predecessor in 1995 and 1996 for the periods 1995-1997 and 1996-1998, with payouts to occur, if at all, in 1998 and 1999. Like the 1994 cycle discussed above, a payout under these cycles will depend upon an executive's base salary at the end of the period, a predetermined percentage of that salary that varies based on the executive's position, and whether certain after-tax ROA levels (minimum, target, and maximum levels) have been achieved.

     Chief Executive Officer
     -----------------------

     Mr. Fites received a payout in 1997 under the 1994 LTIP cycle based on the criteria discussed above. The amount received by Mr. Fites is disclosed in the LTIP Payouts column of the Summary Compensation Table.

     Mr. Fites also has the potential to receive in 1998 and 1999 a payout under the LTIP for the 1995-1997 and 1996-1998 cycles based on the criteria discussed above. Minimum, target, and maximum amounts that could be received by Mr. Fites, as well as other named executive officers, are referenced in the Long-Term Incentive Plans/Awards Table.

     By the Compensation Committee consisting of:

     James P. Gorter (Chairman)      Clayton K. Yeutter      John W. Fondahl
     David R. Goode                  Peter A. Magowan        Lilyan H. Affinito

------------------------------------------------------------------------------------------------------------------------------------
                                                   Executive Compensation Tables
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                      Summary Compensation Table
                        --------------------------------------------------------------------------------------
                                                                                           Long-Term
                                                                                         Compensation
                                              Annual                             -----------------------------
                                           Compensation                            Awards           Payouts
------------------------------------------------------------------------------------------------------------------------------------
                                                                                 Securities          LTIP
Name and                                                       Other Annual      Underlying         Payouts             All Other
Principal Position      Year       Salary        Bonus/2/      Compensation        Options            ($)            Compensation/1/
------------------------------------------------------------------------------------------------------------------------------------
D. V. Fites,            1996     $1,150,000     $1,151,150         -0-             75,000        $1,000,500/3/           $55,000
  Chairman              1995      1,000,000        564,000         -0-             75,000           900,000               48,000
  and CEO               1994        800,000        772,800         -0-             60,000               -0-               38,400
------------------------------------------------------------------------------------------------------------------------------------
G. A. Barton,           1996        450,000        321,750         -0-             25,000           326,250/3/            18,299
  Group President       1995        400,000        188,000         -0-             25,000           300,000               16,000
                        1994        360,000        289,800         -0-             20,000               -0-               15,600
------------------------------------------------------------------------------------------------------------------------------------
G. S. Flaherty,         1996        450,000        321,750         -0-             25,000           326,250/3/            21,600
  Group President       1995        400,000        188,000         -0-             25,000           300,000               19,200
                        1994        360,000        289,000         -0-             20,000               -0-               16,560
------------------------------------------------------------------------------------------------------------------------------------
J. W. Owens,            1996        380,000        271,700         -0-             25,000           257,133/3/            11,400
  Group President       1995        330,000        155,100         -0-             25,000           214,500                9,900
                        1994        240,000        173,880         -0-             10,200               -0-                7,200
------------------------------------------------------------------------------------------------------------------------------------
R. L. Thompson,         1996        380,000        271,700         -0-             25,000           257,133/3/            11,400
  Group President       1995        330,000        155,100         -0-             25,000           214,500                9,901
                        1994        265,000        186,626         -0-             10,400               -0-                7,951
------------------------------------------------------------------------------------------------------------------------------------

/1/Consists of matching Company contributions, respectively, for the Employees'
   Investment Plan (EIP) and Supplemental Employees' Investment Plans of Messrs. Fites ($7,800/$47,400), Barton ($6,466/$11,833), Flaherty ($7,400/$14,200),
   Owens ($4,625/$6,775), and Thompson ($4,625/$6,775).
/2/Consists of cash payments made pursuant to the Corporate Incentive
   Compensation Plan in 1997 with respect to 1996 performance, in 1996 with respect to 1995 performance, and in 1995 with respect to 1994 performance.
/3/This payout was made in early 1997. Fifty percent of it was in cash and fifty percent in restricted stock. The Company's average stock price on December 31, 1996 ($75.8125 per share) was used to determine the restricted stock portion of the payout. As of December 31, 1996, the number and value of restricted stock held by Messrs. Fites, Barton, Flaherty, Owens, and Thompson was, respectively, 7,675 ($581,861), 2,558 ($193,928), 2,558 ($193,928),
   1,829 ($138,661), and 1,829 ($138,661). Dividends accrue on this restricted stock.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                             Option Grants in 1996
--------------------------------------------------------------------------------
                           Individual Grants
-------------------------------------------------------------

                                             % of Total                                                 Potential Realizable Value
                        Number of              Options                                                    at Assumed Annual Rates
                       Securities            Granted to                                                  of Stock Price Appreciation
                       Underlying            Employees           Exercise                                     for Option Term/1/
                       Options               In Fiscal            Price           Expiration          ------------------------------
 Name                  Granted/2/           Year 1996/3/        Per Share           Date                5%                10%
------------------------------------------------------------------------------------------------------------------------------------
 D.V. Fites             75,000                4.5               $65.8125          06/11/2006       $    3,104,183      $  7,866,585
 G.A. Barton            25,000                1.5                65.8125          06/11/2006            1,034,728         2,622,200
 G.S. Flaherty          25,000                1.5                65.8125          06/11/2006            1,034,728         2,622,200
 J.W. Owens             25,000                1.5                65.8125          06/11/2006            1,034,728         2,622,200
 R.L. Thompson          25,000                1.5                65.8125          06/11/2006            1,034,728         2,622,200
 Executive Group       419,910               25.19               65.8125          06/11/2006           17,379,697        44,043,604
 All Stockholders/4/     N/A                  N/A                 N/A                N/A            7,990,165,589    20,248,666,590
 Executive Group
 Gains as % of all
 Stockholder Gain        N/A                  N/A                 N/A                N/A                   .22%          .22%
------------------------------------------------------------------------------------------------------------------------------------

 /1/ The dollar amounts under these columns reflect the 5% and 10% rates of appreciation prescribed by the Securities and Exchange Commission. The 5% and 10% rates of appreciation would result in per share prices of $107.2016 and $170.7007, respectively. The Company expresses no opinion regarding whether this level of appreciation will be realized and expressly disclaims any representation to that effect.
 /2/ Options are exercisable upon completion of one full year of employment following the grant date (except in the case of death or retirement) and vest at the rate of one-third per year over the three years following the grant. Upon exercise, option holders may surrender shares to pay the option exercise price and satisfy tax withholding requirements.
 /3/ In 1996 options for 419,910 shares were granted to all executive officers, as a group; options for 22,000 shares were granted to all directors who are not executive officers, as a group; and options for 1,247,140 shares were granted to all employees other than executive officers, as a group.
 /4/ For "All Stockholders" the potential realizable value is calculated from
     $65.8125, the price of Common Stock on June 11, 1996, based on the outstanding shares of Common Stock on that date.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                   Aggregated Option/SAR Exercises in 1996,
                      and 1996 Year-End Option/SAR Values
--------------------------------------------------------------------------------------------------------------
                                                       Number of Securities
                                                      Underlying Unexercised        Value of Unexercised
                                                          Options/SARs at           In-the-Money Options/
                                                           1996 Year-End            SARs at 1996 Year-End
--------------------------------------------------------------------------------------------------------------
                  Shares Acquired     Value
 Name               On Exercise/1/   Realized/2/    Exercisable   Unexercisable    Exercisable   Unexercisable
--------------------------------------------------------------------------------------------------------------
 D.V. Fites              -0-        $    -0-          257,000        145,000       $9,589,192    $1,889,064
 G.A. Barton          19,905         618,728           30,402         48,333          763,460       629,685
 G.S. Flaherty           -0-             -0-           52,267         48,333        1,639,501       629,685
 J.W. Owens              320          12,410           26,514         45,066          701,417       558,730
 R.L. Thompson        10,333         259,220            8,334         45,133          124,489       560,185
--------------------------------------------------------------------------------------------------------------

 /1/ Upon exercise, option holders may surrender shares to pay the option exercise price and satisfy tax witholding requirements. The amounts provided are gross amounts absent netting for shares surrendered.
 /2/ Calculated on the basis of the fair market value of the underlying securities at the exercise date or year-end, as the case may be, minus the exercise price.
--------------------------------------------------------------------------------
14

----------------------------------------------------------------------------------------------------------------------------------
                                          Long-Term Incentive
                                          Plans/Awards in 1996
----------------------------------------------------------------------------------------------------------------------------------
                                             Performance or                   Estimated future payouts under
                                           Other Period Until                   non-stock price-based plans
Name                                      Maturation or Payout           Threshold         Target          Maximun
D.V. Fites                                      1996-1998                $345,000         $690,000        $1,035,000
Chairman and Chief Executive Officer            1995-1997                 345,000          690,000         1,035,000

G. A. Barton                                    1996-1998                 112.500          225,000           337,500
Group President                                 1995-1997                 112,500          225,000           337,500

G. S. Flaherty                                  1996-1998                 112.500          225,000           337,500
Group President                                 1995-1997                 112,500          225,000           337,500

J. W. Owens                                     1996-1998                  95,000          190,000           285,000
Group President                                 1995-1997                  95,000          190,000           285,000

R. L. Thompson                                  1996-1998                  95,000          190,000           285,000
Group President                                 1995-1997                  95,000          190,000           285,000
-----------------------------------------------------------------------------------------------------------------------------------

    Payout is based upon an executive's base salary at the end of the three-year cycle, a predetermined percentage of that salary, and the Company's achievement of specified levels of after-tax return on assets ("ROA") over the three year period. The target amount will be earned if 100% of targeted ROA is achieved. The threshold amount will be earned if 50% of targeted ROA is achieved, and the maximum award amount will be earned at 150% of targeted ROA. Base salary levels for 1996 were used to calculate the estimated dollar value of future payments under both cycles.

-----------------------------------------------------------------------------------------------------------------------------------
                                          Pension Plan Table
-----------------------------------------------------------------------------------------------------------------------------------

Remuneration                                             Years of Service
-----------------------------------------------------------------------------------------------------------------------------------
                      15                20               25                30                35
-----------------------------------------------------------------------------------------------------------------------------------
$   100,000       $  22,500        $   30,000       $   37,500        $   45,000        $   52,500
$   150,000          33,750            45,000           56,250            67,500            78,750
$   200,000          45,000            60,000           75,000            90,000           105,000
$   250,000          56,250            75,000           93,750           112,500           131,250
$   300,000          67,500            90,000          112,500           135,000           157,500
$   350,000          78,750           105,000          131,250           157,500           183,750
$   400,000          90,000           120,000          150,000           180,000           210,000
$   450,000         101,250           135,000          168,750           202,500           236,250
$   500,000         112,500           150,000          187,500           225,000           262,500
$   550,000         123,750           165,000          206,250           247,500           288,750
$   650,000         146,250           195,000          243,750           292,500           341,250
$   750,000         168,750           225,000          281,250           337,500           393,750
$   850,000         191,250           255,000          318,750           382,500           446,250
$   950,000         213,750           285,000          356,250           427,500           498,750
$ 1,100,000         247,500           330,000          412,500           495,000           577,500
$ 1,400,000         315,000           420,000          525,000           630,000           735,000
$ 1,600,000         360,000           480,000          600,000           720,000           840,000
$ 1,950,000         438,750           585,000          731,250           877,500         1,023,750
$ 2,500,000         562,500           750,000          937,500         1,125,000         1,312,500
$ 3,000,000         675,000           900,000        1,125,000         1,350,000         1,575,000
$ 3,500,000         787,500         1,050,000        1,312,500         1,575,000         1,837,500

     The compensation covered by the pension program is based on an employee's annual salary and bonus. Amounts payable pursuant to a defined benefit supplementary pension plan are included. As of December 31, 1996, the persons named in the Summary Compensation Table had the following estimated credited years of benefit service for purposes of the pension program: D. V. Fites -35 years*; G. A. Barton - 35 years*; G. S. Flaherty - 35 years*; J. W. Owens -24 years; and R. L. Thompson - 14 years. The amounts payable under the pension program are computed on the basis of an ordinary life annuity and are not subject to deductions for Social Security benefits or other amounts.

------------------
* Although having served more than 35 years with the Company, amounts payable under the plan are based on a maximum of 35 years of service.


--------------------------------------------------------------------------------
                         CERTAIN RELATED TRANSACTIONS
--------------------------------------------------------------------------------

     Mr. Siegfried R. Ramseyer, a Vice President of the Company, was Managing Director of Caterpillar Overseas S.A. ("Subsidiary") until December 31, 1992, and is indebted to that Subsidiary in the amount of approximately $302,826. The loan is for a home purchased by Mr. Ramseyer in Switzerland and is collateralized by a mortgage on the property. The primary purpose of the transaction was to permit Mr. Ramseyer to retain his home in Switzerland and to purchase a home in the United States where he has been assigned. The loan is interest free and repayable to the Subsidiary no later than December 31, 2002. If for any reason Mr. Ramseyer returns to Switzerland or ceases to act as a Vice President of the Company prior to December 31, 2002, the Subsidiary is entitled to request repayment of the loan upon giving 60 days prior written notice. During Mr. Ramseyer's assignment in the United States, the Subsidiary may lease the property and receive rental income.


--------------------------------------------------------------------------------
                      APPOINTMENT OF PRICE WATERHOUSE LLP
--------------------------------------------------------------------------------

     The Board of Directors seeks from the stockholders an indication of their approval or disapproval of the Board's appointment of Price Waterhouse LLP ("Price Waterhouse") as independent auditors for 1997.

     Price Waterhouse has been the independent auditors of the Company since 1925, and no relationship exists other than the usual relationship between independent public accountant and client.

     If the appointment of Price Waterhouse as independent auditors for 1997 is not approved by the stockholders, the adverse vote will be considered a direction to the Board of Directors to consider other auditors for next year. However, because of the difficulty in making any substitution of auditors so long after the beginning of the current year, the appointment for the year 1997 will stand unless the Board finds other good reason for making a change.

     Representatives of Price Waterhouse will be available at the annual meeting of stockholders to respond to questions.

     Your Board of Directors recommends a vote FOR this proposal.

--------------------------------------------------------------------------------
                 STOCKHOLDER PROPOSAL AND CATERPILLAR RESPONSE
--------------------------------------------------------------------------------

     Mr. Seamus P. Finn, O.M.I., advises that, on behalf of The Missionary Oblates of Mary Immaculate, the "Society of Oblate Fathers for Missions among the Poor" ("Oblate Fathers") (owners of 800 shares of Company stock), he or another representative intends to present for consideration and action at the annual meeting the following resolution. Co-sponsor of this proposal is Ms. Nancy Finnernan, on behalf of the Sisters of Loretto (Loretto Literary and Benevolent Institution) (owners of 300 shares of Company stock).

RESOLUTION PROPOSED BY STOCKHOLDER

     BE IT RESOLVED: the shareholders request the Board to review and develop guidelines for country selection and report these guidelines to shareholders and employees by September 1997. In its review, the Board shall develop guidelines on maintaining investments in or withdrawing from countries where:

          . there is a pattern of ongoing and systematic violation of human rights

          . a government is illegitimate

          . there is a call by human rights advocates, pro-democracy organizations or legitimately elected representatives for economic sanctions against their country

SUPPORTING STATEMENT OF PROPONENT

     WHEREAS: Levi Strauss & Co. bases its decision on whether to do business in certain countries based on criteria that include whether:

     "Brand image would be adversely affected by a country's perception or image among our customers and/or consumers"

     "Human rights environment would prevent us from conducting business activities in a manner that is consistent with the Global Sourcing Guidelines and other Company policies"

     "Political, economic and social environment would threaten the Company's reputation and/or commercial interests"

     Nobel Peace Prize Laureate and Burmese democracy movement leader Aung San Suu Kyi has specifically called for economic sanctions on Burma;

     Hoppenstedt Affiliations reported that Caterpillar has a wholly owned subsidiary in Burma. The Bangkok Nation reported that Caterpillar employs about 200 Burmese;

     The New Light of Myanmar reported that a delegation led by a Burmese military junta minister visited Caterpillar plants in the US in April, 1996;

     The Delhi Financial Express reported on October 5, 1996, that Myanmar Tractors & Trading Co Ltd, a dealer for Caterpillar in Burma, secured orders worth $40 million from the Burmese Defense Ministry;

     In its June 1996 "Foreign Economic Trends" report, the US Embassy in Burma stated that: "In mid-1996, representatives of a U.S.-based manufacturer indicated that their firm had recently sold US $30 million of dual-use heavy construction equipment to the Defense Ministry's Directorate of Procurement." (The term "dual-use" indicates equipment that can be used for either civilian or military purposes.);

     Eight cities - Ann Arbor (MI), Berkeley (CA), Carrboro (NC), Madison (WI), Oakland (CA), San Francisco (CA), Santa Monica (CA), Takoma Park (MD) - and the Commonwealth of Massachusetts have enacted laws that effectively prohibit municipal or state purchases of products from companies, including Caterpillar, that do business in Burma. Similar Burma-related legislation is pending in other cities including New York City;

     In September 1996, President Clinton signed into law a measure that included a conditional ban on new US investment in Burma despite lobbying by Caterpillar and other companies;

     Caterpillar also does business in other countries with controversial human rights records: China and Indonesia.

STATEMENT IN OPPOSITION TO PROPOSAL

     As a company that manufactures and distributes on a global scale, Caterpillar competes in a world composed of differing races, religions, cultures, customs, political philosophies, languages, economic resources, and geography. We must respect these differences and realize that neither we nor the United States can impose its values on the world.

     It is not our purpose to remake the world in the image of any political, moral or religious philosophy with which we may be comfortable. Rather, we hope to help improve the quality of life, wherever we do business, by serving as a means of developing infrastructure and natural resources and transmitting knowledge that has been found useful elsewhere, thereby creating jobs and better living conditions.

     The additional standards suggested by the proponents for determining whether business should be conducted in a particular country would put Caterpillar in the business of making political decisions. We are being asked to investigate and determine whether there is a "systematic violation of human rights" and decide whether "a government is illegitimate." We believe these are decisions to be made by international entities such as the United Nations and perhaps, governmental authorities, not individual persons or companies. Where the United States government has mandated that U.S. companies refrain from commerce, we have complied, often to the advantage of our foreign competitors. History has shown that single country, let alone corporate boycotts and sanctions, are ineffective, injuring the economic interests of the boycotting entity.

     We do not always agree with the policies or actions of governments in every place we operate. However, due to the long-term nature of our business and the inevitability of political and social change, we long ago concluded that it is neither prudent nor appropriate for us to establish our own country-by-country foreign policy. The proposal would put us in the untenable position of having to assess and respond to any number of political and ideological disagreements which may arise wherever we do business.

     Your Board of Directors recommends a vote AGAINST this proposal.

--------------------------------------------------------------------------------
                                 OTHER MATTERS
--------------------------------------------------------------------------------


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based upon a review of our records, all reports required to be filed pursuant to Section 16(a) of the Exchange Act were filed on a timely basis.

STOCKHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING

     If you want to submit proposals for possible inclusion in the Company's 1998 Proxy Statement, you must do so on or before October 31, 1997.

SOLICITATION

     Caterpillar is soliciting this proxy on behalf of its Board of Directors. This solicitation is being made by mail but also may be made by telephone or in person. We have hired Georgeson & Co. for $20,000, plus out-of-pocket expenses, to assist in the solicitation.

STOCKHOLDER LIST

     A stockholder list will be available for your examination during normal business hours at the Loews Coronado, 4000 Coronado Bay, Coronado, California, at least ten days prior to the annual meeting.

REVOCABILITY OF PROXY

     You may revoke the enclosed proxy by filing a written notice of revocation with the Company or by providing a later executed proxy.

                                     Notes

                                   APPENDIX

















                               CATERPILLAR INC.


                       GENERAL AND FINANCIAL INFORMATION


                                     1996

                               TABLE OF CONTENTS

                                                                      PAGE
Report of Management...............................................    A-3

Report of Independent Accountants..................................    A-3

Consolidated Financial Statements and Notes........................    A-4

Eleven-year Financial Summary......................................   A-26

Management's Discussion and Analysis (MD&A)

   Results of Operations

        -- 1996 Compared with 1995.................................   A-28

        -- 1995 Compared with 1994.................................   A-32

   Liquidity & Capital Resources...................................   A-32

   Employment......................................................   A-33

   Other Matters...................................................   A-33

   1997 Economic and Industry Outlook..............................   A-35

   1997 Company Outlook............................................   A-35

Supplemental Stockholder Information...............................   A-37

Directors and Officers.............................................   A-38


REPORT OF MANAGEMENT                                            Caterpillar Inc.

--------------------------------------------------------------------------------

The management of Caterpillar Inc. has prepared the accompanying consolidated financial statements for the years ended December 31, 1996, 1995 and 1994, and is responsible for their integrity and objectivity. The statements were prepared in conformity with generally accepted accounting principles and, reflecting management's best judgment, present fairly the company's results of operations, financial position and cash flow.

  Management maintains a system of internal accounting controls which has been designed to provide reasonable assurance that: transactions are executed in accordance with proper authorization, transactions are properly recorded and summarized to produce reliable financial records and reports, assets are safeguarded and the accountability for assets is maintained.

  The system of internal controls includes statements of policies and business practices, widely communicated to employees, which are designed to require them to maintain high ethical standards in their conduct of company affairs. The internal controls are augmented by careful selection and training of supervisory and other management personnel, by organizational arrangements that provide for appropriate delegation of authority and division of responsibility and by an extensive program of internal audit with management follow-up.

  The financial statements have been audited by Price Waterhouse LLP, independent accountants, in accordance with generally accepted auditing standards. They have made similar annual audits since initial incorporation of the company. Their role is to render an objective, independent opinion on management's financial statements. Their report appears below.

  Through its Audit Committee, the board of directors reviews the company's financial and accounting policies, practices and reports. The Audit Committee consists exclusively of five directors who are not salaried employees and who are, in the opinion of the board of directors, free from any relationship that would interfere with the exercise of independent judgment as a committee member. The Audit Committee meets several times each year with representatives of management, including the internal auditing department, and the independent accountants to review the activities of each and satisfy itself that each is properly discharging its responsibilities. Both the independent accountants and the internal auditors have free access to the Audit Committee and meet with it periodically, with and without management representatives in attendance, to discuss, among other things, their opinions as to the adequacy of internal controls and to review the quality of financial reporting.

                                                  /s/ Donald V. Fites
                                                  Chairman of the Board


                                                  /s/ Douglas R. Oberhelman
                                                  Chief Financial Officer

                                                     January 21, 1997

--------------------------------------------------------------------------------

REPORT OF INDEPENDENT ACCOUNTANTS

[LOGO APPEARS HERE]

TO THE STOCKHOLDERS OF CATERPILLAR INC.:

In our opinion, the accompanying consolidated financial statements, in Statements 1 through 4, present fairly, in all material respects, the financial position of Caterpillar Inc. and subsidiaries at December 31, 1996, 1995 and 1994, and the consolidated results of their operations and their consolidated cash flow for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ Price Waterhouse LLP
Peoria, Illinois
January 21, 1997

STATEMENT 1
Consolidated Results of Operations for the Years Ended December 31
(Millions of dollars except per share data)
--------------------------------------------------------------------------------

                                                     1996      1995      1994
                                                    -------   -------   -------
Machinery and Engines:
  Sales (note 1B)................................   $15,814   $15,451   $13,863
                                                    -------   -------   -------
  Operating costs:
    Cost of goods sold...........................    11,832    12,000    10,834
    Selling, general and administrative expenses.     1,715     1,483     1,348
    Research and development expenses (note 4)...       410       375       311
                                                    -------   -------   -------
                                                     13,957    13,858    12,493
                                                    -------   -------   -------
  Operating profit...............................     1,857     1,593     1,370
  Interest expense...............................       194       191       200
                                                    -------   -------   -------
                                                      1,663     1,402     1,170
  Other income (expense) (note 6)................       127        92        43
                                                    -------   -------   -------
  Profit before taxes............................     1,790     1,494     1,213
                                                    -------   -------   -------
Financial Products:
  Revenues (note 1B).............................       708       621       465
                                                    -------   -------   -------
  Operating costs:
    Selling, general and administrative expenses.       278       240       191
    Interest expense.............................       316       293       210
                                                    -------   -------   -------
                                                        594       533       401
                                                    -------   -------   -------
  Operating profit...............................       114        88        64
  Other income (expense) (note 6)................        37        33        (4)
                                                    -------   -------   -------
  Profit before taxes............................       151       121        60
                                                    -------   -------   -------
Consolidated profit before taxes.................     1,941     1,615     1,273
  Provision for income taxes (note 7)............       613       501       354
                                                    -------   -------   -------
  Profit of consolidated companies...............     1,328     1,114       919
  Equity in profit of unconsolidated affiliated
   companies (notes 1A and 11)...................        33        22        36
                                                    -------   -------   -------
  Profit.........................................   $ 1,361   $ 1,136   $   955
                                                    =======   =======   =======

Profit per share of common stock.................   $  7.07   $  5.72   $  4.70
                                                    =======   =======   =======
Dividends declared per share of common stock.....   $  1.55   $  1.30   $   .63

         See accompanying Notes to Consolidated Financial Statements.

STATEMENT 2                                                     Caterpillar Inc.
Changes in Consolidated Stockholders' Equity for the Years Ended December 31 (Dollars in millions)
--------------------------------------------------------------------------------

                                                                     1996      1995      1994
                                                                    ------    ------    ------
Common stock (note 18):
  Balance at beginning of year..................................    $  333    $  745    $  835
  Common shares issued, including treasury shares reissued:
    1996 - 743,996; 1995 - 713,131; 1994 - 1,144,631............        21        15        48
  Treasury shares purchased:
    1996 - 4,408,004; 1995 - 7,140,100; 1994 - 4,426,200........      (304)     (427)     (240)
  Issuance of common stock to effect 2-for-1 stock split........        --        --       102
                                                                    ------    ------    ------
  Balance at year-end...........................................        50       333       745
                                                                    ------    ------    ------
Profit employed in the business:
  Balance at beginning of year..................................     2,840     1,961     1,234
  Profit........................................................     1,361     1,136       955
  Dividends declared............................................      (297)     (257)     (126)
  Issuance of common stock to effect 2-for-1 stock split........        --        --      (102)
                                                                    ------    ------    ------
  Balance at year-end...........................................     3,904     2,840     1,961
                                                                    ------    ------    ------
Foreign currency translation adjustment (note 3):
  Balance at beginning of year..................................       215       205       170
  Aggregate adjustment for year.................................       (53)       10        35
                                                                    ------    ------    ------
  Balance at year-end...........................................       162       215       205
                                                                    ------    ------    ------
Stockholders' equity at year-end................................    $4,116    $3,388    $2,911
                                                                    ======    ======    ======

         See accompanying Notes to Consolidated Financial Statements.

STATEMENT 3
Financial Position at December 31
(Dollars in millions)
--------------------------------------------------------------------------------

                                                                                      Consolidated
                                                                            (Caterpillar Inc. and subsidiaries)
                                                                            -----------------------------------
                                                                              1996         1995          1994
                                                                            -----------------------------------
Assets
  Current assets:
    Cash and short-term investments......................................   $   487      $   638       $   419
    Receivables--trade and other.........................................     2,956        2,531         2,971
    Receivables--finance (note 8)........................................     2,266        1,754         1,319
    Deferred income taxes and prepaid expenses (note 7)..................       852          803           865
    Inventories (notes 1C and 9).........................................     2,222        1,921         1,835
                                                                            -----------------------------------
  Total current assets...................................................     8,783        7,647         7,409

  Land, buildings, machinery and equipment--net (notes 1D and 10)........     3,767        3,644         3,776
  Long-term receivables--trade and other.................................       128          126           125
  Long-term receivables--finance (note 8)................................     3,380        3,066         2,669
  Investments in unconsolidated affiliated companies (notes 1A and 11)...       701          476           455
  Investments in Financial Products subsidiaries.........................        --           --            --
  Deferred income taxes (note 7).........................................     1,093        1,127         1,243
  Intangible assets (notes 1E and 5A)....................................       233          170           237
  Other assets (note 20).................................................       643          574           336
                                                                            -----------------------------------
Total assets.............................................................   $18,728      $16,830       $16,250
                                                                            ===================================

Liabilities
  Current liabilities:
    Short-term borrowings (note 13)......................................   $ 1,747      $ 1,174       $   740
    Accounts payable and accrued expenses................................     2,858        2,579         2,624
    Accrued wages, salaries and employee benefits........................     1,010          875         1,047
    Dividends payable....................................................        76           68            50
    Deferred and current income taxes payable (note 7)...................       142           91           144
    Long-term debt due within one year (note 14).........................     1,180        1,262           893
                                                                            -----------------------------------
  Total current liabilities..............................................     7,013        6,049         5,498

  Long-term debt due after one year (note 14)............................     4,532        3,964         4,270
  Liability for postemployment benefits (note 5).........................     3,019        3,393         3,548
  Deferred income taxes and other liabilities (note 7)...................        48           36            23
                                                                            -----------------------------------
Total liabilities........................................................    14,612       13,442        13,339
                                                                            -----------------------------------

Contingencies (notes 17, 20 and 21)

Stockholders' equity (Statement 2)
  Common stock of $1.00 par value (note 18):
    Authorized shares: 450,000,000
    Issued shares (1996, 1995 and 1994--203,723,656)
      at paid-in amount..................................................       881          901           923
  Profit employed in the business........................................     3,904        2,840         1,961
  Foreign currency translation adjustment (note 3).......................       162          215           205
  Treasury stock (1996--13,372,546 shares; 1995--9,708,538 shares;
    and 1994--3,281,569 shares) at cost..................................      (831)        (568)         (178)
                                                                            -----------------------------------
Total stockholders' equity...............................................     4,116        3,388         2,911
                                                                            -----------------------------------
Total liabilities and stockholders' equity...............................   $18,728      $16,830       $16,250
                                                                            ===================================

         See accompanying Notes to Consolidated Financial Statements.

                                                                Caterpillar Inc.


--------------------------------------------------------------------------------

                         Supplemental consolidating data
     --------------------------------------------------------------------------
         Machinery and Engines/1/                     Financial Products
     --------------------------------------------------------------------------
       1996        1995        1994             1996        1995         1994
     --------------------------------------------------------------------------


     $   445     $   580     $   395          $    42      $    58      $    24
       2,960       2,910       2,919              175          132           96
          --          --          --            2,266        1,754        1,319
         876         834         888               15           13            3
       2,222       1,921       1,835               --           --           --
--------------------------------------------------------------------------------
       6,503       6,245       6,037            2,498        1,957        1,442

       3,242       3,199       3,343              525          445          433
         128         126         125               --           --           --
          --          --          --            3,380        3,066        2,669
         701         476         455               --           --           --
         759         658         548               --           --           --
       1,132       1,171       1,254                3           --           --
         233         170         237               --           --           --
         368         330         143              275          244          193
--------------------------------------------------------------------------------
     $13,066     $12,375     $12,142          $ 6,681      $ 5,712      $ 4,737
================================================================================



     $    36     $    14     $    17          $ 1,711      $ 1,160      $   723
       2,556       2,358       2,416              520          776          278
       1,005         873       1,045                5            2            2
          76          68          50               --           --           --
          70          40         112               72           51           32
         122         156          86            1,058        1,106          807
--------------------------------------------------------------------------------
       3,865       3,509       3,726            3,366        3,095        1,842

       2,018       2,049       1,934            2,514        1,915        2,336
       3,019       3,393       3,548               --           --           --
          48          36          23               42           44           11
--------------------------------------------------------------------------------
       8,950       8,987       9,231            5,922        5,054        4,189
--------------------------------------------------------------------------------





         881         901         923              353          333          303
       3,904       2,840       1,961              404          320          245
         162         215         205                2            5           --

        (831)       (568)       (178)              --           --           --
--------------------------------------------------------------------------------
       4,116       3,388       2,911              759          658          548
--------------------------------------------------------------------------------
     $13,066     $12,375     $12,142          $ 6,681      $ 5,712      $ 4,737
================================================================================

/1/Represents Caterpillar Inc. and its subsidiaries except for Financial Products, which is accounted for on the equity basis.

The supplemental consolidating data is presented for the purpose of additional analysis and to provide required supplemental disclosure of information about the Financial Products subsidiaries. See note 1A on page A-10 for a definition of the groupings in these statements.

STATEMENT 4
Statement of Cash Flow for the Years Ended December 31
(Millions of dollars)
--------------------------------------------------------------------------------

                                                        Consolidated
                                             (Caterpillar Inc. and subsidiaries)
                                             -----------------------------------
                                              1996          1995         1994
                                             -----------------------------------
Cash flow from operating activities:
  Profit.....................................$ 1,361       $ 1,136      $   955
  Adjustments for noncash items:
    Depreciation and amortization............    696           682          683
    Profit of Financial Products.............     --            --           --
    Other....................................    158           324          166
  Changes in assets and liabilities:
    Receivables - trade and other............   (319)          461         (308)
    Inventories..............................   (111)          (77)        (315)
    Accounts payable and accrued expenses....    134           (43)         519
    Other - net..............................   (137)         (293)          57
                                             -----------------------------------
Net cash provided by operating activities....  1,782         2,190        1,757
                                             -----------------------------------
Cash flow from investing activities:
  Capital expenditures - excluding equipment
   leased to others..........................   (506)         (464)        (501)
  Expenditures for equipment leased to others   (265)         (215)        (193)
  Proceeds from disposals of land, buildings,
   machinery and equipment...................    135           119           88
  Additions to finance receivables........... (5,802)       (4,869)      (2,934)
  Collections of finance receivables.........  3,407         2,787        1,850
  Proceeds from sale of finance receivables..  1,425         1,262          241
  Net short-term loans to Financial Products.     --            --           --
  Investments and acquisitions...............   (612)          (21)          --
  Other - net................................   (166)         (348)         (63)
                                             -----------------------------------
Net cash used for investing activities....... (2,384)       (1,749)      (1,512)
                                             -----------------------------------
Cash flow from financing activities:
  Dividends paid.............................   (289)         (239)         (91)
  Common stock issued, including treasury
   shares reissued...........................     10            11           12
  Treasury shares purchased..................   (303)         (427)        (240)
  Net short-term loans from Machinery
   and Engines...............................     --            --           --
  Proceeds from long-term debt issued........  1,088         1,414        1,083
  Payments on long-term debt................. (1,335)         (997)        (746)
  Short-term borrowings - net................  1,262            30           74
                                             -----------------------------------
Net cash provided by (used for) financing
 activities..................................    433          (208)          92
                                             -----------------------------------
Effect of exchange rate changes on cash......     18           (14)          (1)
                                             -----------------------------------
(Decrease) increase in cash and short-term
 investments.................................   (151)          219          336
Cash and short-term investments at the
 beginning of the period.....................    638           419           83
                                             -----------------------------------
Cash and short-term investments at the end
 of the period...............................$   487       $   638      $   419
                                             ===================================

All short-term investments, which consist primarily of highly liquid investments with original maturities of three months or less, are considered to be cash equivalents.


         See accompanying Notes to Consolidated Financial Statements.

                                                             Caterpillar Inc.


-----------------------------------------------------------------------------

                       Supplemental consolidating data
-----------------------------------------------------------------------------
     Machinery and Engines/1/                    Financial Products
-----------------------------------------------------------------------------
 1996          1995          1994         1996          1995          1994
-----------------------------------------------------------------------------

$ 1,361       $ 1,136       $  955       $    96       $    75       $    39

    575           580          588           121           102            95
    (96)          (75)         (39)           --            --            --
    118           233          126            43            91            40

   (298)          505         (281)          (14)          (36)          (33)
   (111)          (77)        (315)           --            --            --
     57           (28)         471            65            (5)           47
   (143)         (328)          73            20            17            (9)
-----------------------------------------------------------------------------
  1,463         1,946        1,578           331           244           179
-----------------------------------------------------------------------------


   (500)         (460)        (498)           (6)           (4)           (3)
     (8)           (9)          (9)         (257)         (206)         (184)

     21            35           15           114            84            73
     --            --           --        (5,802)       (4,869)       (2,934)
     --            --           --         3,407         2,787         1,850
     --            --           --         1,425         1,262           241
    325          (475)          --            --            --            --
   (612)          (21)          --            --            --            --
   (153)         (338)         (81)          (33)          (40)          (27)
-----------------------------------------------------------------------------
   (927)       (1,268)        (573)       (1,152)         (986)         (984)
-----------------------------------------------------------------------------

   (289)         (239)         (91)          (12)           --            --

     10            11           12            20            30            45
   (303)         (427)        (240)           --            --            --

     --            --           --          (325)          475            --
     37           270           --         1,051         1,144         1,083
   (166)          (91)        (240)       (1,169)         (906)         (506)
     18            (3)        (112)        1,244            33           186
-----------------------------------------------------------------------------

   (693)         (479)        (671)          809           776           808
-----------------------------------------------------------------------------
     22           (14)          (1)           (4)           --            --
-----------------------------------------------------------------------------

   (135)          185          333           (16)           34             3

    580           395           62            58            24            21
-----------------------------------------------------------------------------

$   445       $   580       $  395       $    42       $    58       $    24
=============================================================================

/1/ Represents Caterpillar Inc. and its subsidiaries except for Financial
    Products, which is accounted for on the equity basis.

The supplemental consolidating data is presented for the purpose of additional analysis and to provide required supplemental disclosure of information about the Financial Products subsidiaries. See note 1A on page A-10 for a definition of the groupings in these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions except per share data)
--------------------------------------------------------------------------------
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
A. BASIS OF CONSOLIDATION

The accompanying financial statements include the accounts of Caterpillar Inc. and all its subsidiaries (affiliated companies that are more than 50% owned).

  Investments in companies that are owned 50% or less are accounted for by the equity method. Accordingly, the company's share of the profit or loss is included in Statement 1 as "Equity in profit of unconsolidated affiliated companies" and the company's investments in these affiliates, including its share of their retained profits, are included in Statement 3 as "Investments in unconsolidated affiliated companies." Financial information of the unconsolidated affiliated companies is included in note 11.

  Information in the accompanying financial statements and supplemental consolidating data, where applicable, has been grouped as follows:

  CONSOLIDATED - represents the consolidated data of Caterpillar Inc. and all its subsidiaries.

  MACHINERY AND ENGINES - company operations excluding the Financial Products subsidiaries; consists primarily of the company's manufacturing, marketing and parts distribution operations.

  FINANCIAL PRODUCTS - the company's finance and insurance subsidiaries, primarily Caterpillar Financial Services Corporation and Caterpillar Insurance Services Corporation.

  Certain amounts for prior years have been reclassified to conform with the current year financial statement presentation.

B. SALES AND REVENUE RECOGNITION

Sales of machines and engines are generally unconditional sales that are recorded when product is shipped and invoiced to independently owned and operated dealers or customers.

  Revenues primarily represent finance and rental revenues of Caterpillar Financial Services Corporation, a wholly owned subsidiary of Caterpillar Inc. Finance revenues are recognized over the term of the contract at a constant rate of return on the scheduled uncollected principal balance, and rental revenues are recognized in the period earned. Recognition of income is suspended when collection of future income is not probable. Income recognition is resumed if the receivable becomes contractually current and collection doubts are removed; previously suspended income is recognized at that time.

C. INVENTORIES

The cost of inventories is determined principally by the LIFO (last-in, first-out) method of inventory valuation. This method was first adopted for the major portion of inventories in 1950. The value of inventories on the LIFO basis represented approximately 85% of total inventories at current cost value at December 31, 1996, and 90% at December 31, 1995 and 1994.

  If the FIFO (first-in, first-out) method had been in use, inventories would have been $2,123, $2,103 and $2,035 higher than reported at December 31, 1996, 1995 and 1994, respectively.

D.  DEPRECIATION

Depreciation is computed principally using accelerated methods. These methods result in a larger allocation of the cost of buildings, machinery and equipment to operations in the early years of the lives of assets than does the straight-line method, which allocates costs evenly over the lives of assets.

  When an asset becomes fully depreciated, its cost is eliminated from both the asset and the accumulated depreciation accounts.

E.  AMORTIZATION

The cost of purchased intangibles is amortized using the straight-line method. Amortization periods are based on estimated remaining useful lives. The company's policy is to amortize most intangibles over 25 years or less.

  When a purchased intangible becomes fully amortized, its cost is eliminated from both the asset and the accumulated amortization accounts.

F.  DERIVATIVE FINANCIAL INSTRUMENTS

Derivative financial instruments are principally used by the company in the management of its interest rate, foreign currency and commodity exposures. Except as described in note 3, derivative instruments are not reflected in the financial statements at fair market value. Amounts payable or receivable under interest rate swap agreements are recognized as adjustments to interest expense in the periods in which they accrue. Gains and losses on foreign currency instruments that hedge net balance sheet exposures and anticipated cash flow during the next 12 months are also recognized in the results of operations as they accrue. Gains and losses, including net premiums paid, related to effective hedges of identifiable firm foreign currency commitments are deferred and recognized in the financial statements in the same period as the hedged transaction. Net premiums paid for derivative financial instruments not designated as effective hedges of identifiable firm foreign currency commitments are deferred and recognized ratably over the life of the instrument.

G.  USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, sales, expenses and disclosure of contingent liabilities. Actual results could differ from these estimates.

  Warranty accruals and actuarially determined product liability loss reserves and postemployment benefits require the use of significant estimates. The company believes the techniques and assumptions used in establishing these liabilities are appropriate.

  Significant estimates are also used in the determination of environmental liabilities, income taxes and plant closing and consolidation costs, which are discussed in the respective notes to the financial statements.

2.  ACCOUNTING CHANGES

A.  CHANGE IN METHOD

In the first quarter of 1994, the company changed its method of computing LIFO inventories from a single pool approach to a multiple pool approach for substantially all of its inventories. The company believes that the multiple pool method results in a better matching of revenues and expenses. The cumulative effect of the change on prior years was not determinable. This

                                                                CATERPILLAR INC.
--------------------------------------------------------------------------------

change did not have a material effect on 1994 results of operations or financial position.

B.  IMPACT OF ACCOUNTING STANDARDS ISSUED IN 1996

In June 1996, the Financial Accounting Standards Board (FASB) issued
Statement of Financial Accounting Standards (SFAS) 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This statement establishes new criteria for determining whether a transfer of financial assets should be accounted for as a sale or as a secured borrowing. The accounting treatment of such transactions focuses on who controls the transferred assets, and whether or not those assets have been isolated from the transferor and put beyond the reach of its creditors. This standard is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and will therefore be adopted in 1997. It will not have a material impact on the company's financial position or results of operations.

3.  FOREIGN EXCHANGE
The U.S. dollar is the functional currency for most of Caterpillar's
Machinery and Engines consolidated companies. The functional currency for most Financial Products subsidiaries and equity-basis companies is the local currency of the country in which the company is located. Net foreign exchange gains or losses resulting from the translation of foreign currency amounts to the functional currency are included in "Other income (expense)" in Statement
1. Exchange effects resulting from translating all assets and liabilities from the functional currency to the U.S. dollar at current exchange rates are reported as "Foreign currency translation adjustment" in Statements 2 and 3.

  Profit of consolidated companies for 1996 and 1995 included net pretax foreign exchange gains (losses) of $1 and $(20), respectively. There were no net pretax foreign exchange gains or losses included in profit of consolidated companies for 1994. The aftertax net gains (losses) for 1996, 1995 and 1994 were $1, $(11) and $1, respectively. Certain gains or losses may impact either taxes or pretax income, when stated in U.S. dollars, without impacting the other and; accordingly, the relationship between the pretax and aftertax effects may be disproportionate.

  The company's Machinery and Engines operations are subject to foreign exchange risk through future foreign currency cash flow as movement in currency exchange rates impact: (1) the U.S. dollar value of sales made in foreign currencies and (2) the U.S. dollar value of costs incurred in foreign currencies. The company may enter into forward exchange contracts and certain foreign currency option contracts to manage this foreign currency cash flow. The company also enters into forward exchange contracts to hedge the net foreign currency balance sheet exposures of its Financial Products subsidiaries. Other than premiums associated with foreign currency option contracts, gains or losses on this hedging activity are realized in the form of cash receipts or payments at the maturity of the contracts.

  Realized and unrealized gains or losses on all financial instruments which are designated as, and are effective as, hedges of firmly committed future foreign currency transactions are deferred and recognized in the financial statements when the transaction or event being hedged is recognized. The cash flow from these transactions is classified consistent with the cash flow for the transaction or event being hedged. Similar accounting treatment is applied to gains and losses on purchased foreign currency option hedges of probable net anticipated foreign currency transactions. In those situations where these financial instruments are either terminated or mature prior to the transaction or event being hedged, the gains or losses continue to be deferred until the transaction or event being hedged is recognized. Conversely, deferred gains and losses are recognized in the results of operations immediately when the hedged firmly committed or anticipated transaction is no longer anticipated to occur. At December 31, 1996, the company had approximately $27 in foreign currency option contracts to sell foreign currency to hedge firmly committed revenue
(sale) transactions.

  Gains or losses on financial instruments, other than certain purchased foreign currency options, used as hedges of anticipated but not firmly committed foreign currency cash flow exposures and balance sheet positions are reported in the results of operations as exchange rates change and included with amounts reported in "Other income (expense)" in Statement 1. At December 31, 1996, the company had approximately $911 in forward exchange and foreign currency option contracts to buy or sell foreign currency to hedge net foreign currency balance sheet positions and anticipated, but not firmly committed, net foreign currency cash flow exposures for the next 12 months.

  The company also had $122 of cross-currency option and forward exchange contracts to hedge European currency cash flow against the Deutsche mark. The company uses the Deutsche mark to manage its European currency cash flow exposure. These cross-currency contracts, which all mature within the first six months of 1997, were entered into to hedge the risk associated with exchange rate movements between the European currency cash flow exposure and the Deutsche mark.

  For all contracts not qualifying for deferred accounting treatment, net unrealized losses total $3 and have been recognized in "Other income (expense)" in Statement 1. Unrealized losses of $13 are reflected as a liability ("Accounts payable and accrued expenses") in Statement 3. Unrealized gains of $10 are reflected as an asset ("Receivables - trade and other") in Statement 3.

  The fair market value of all outstanding forward exchange and foreign currency option contracts based on quoted market prices of comparable instruments was a loss of $3. The value of the contracts upon ultimate settlement is dependent upon actual currency exchange rates at the various maturity dates. The maturity dates for virtually all of the outstanding contracts range through mid-1997.

  At December 31, 1995 and 1994, the company had approximately $219 and $1,003, respectively, in forward exchange and foreign currency option contracts to buy or sell foreign currency. At December 31, 1995 and 1994, the carrying value of such contracts was a loss of zero and $4, respectively, and the fair value, based on quoted market prices of comparable instruments, was a loss of $1 and $97, respectively.

  For the first half of 1994, net foreign exchange gains arising from operations in Brazil's highly inflationary economy were removed from "Other income (expense)" in Statement 1 and included on the operating statement lines where the related inflationary effects were reported. Consequently, exchange gains and losses on local currency denominated debt and cash deposits, where the interest rates reflect the rate of inflation, were offset

NOTES continued
(Dollars in millions except per share data)
--------------------------------------------------------------------------------
against interest expense and interest income, respectively. Similarly, exchange gains on local currency liabilities subject to monetary correction were offset against the related expense. Additionally, in the first half of 1994, noninterest bearing trade receivables in Brazil were discounted to present value with the implicit interest income reported as a component of interest income. Exchange losses on these receivables were offset against interest income. These reclassifications were no longer applicable in 1996, 1995 or the second half of 1994 as inflation in Brazil dropped dramatically following the implementation of a new economic reform package. Exchange gains and losses were reclassified as follows:

                                                                            1994
                                                                           -----
Interest expense......................................................     $ 10
Cost of goods sold....................................................       29
Provision for income taxes............................................       10
Interest income.......................................................      (53)
                                                                           -----
                                                                           $ (4)
                                                                           =====

4.  RESEARCH AND ENGINEERING EXPENSES
Research and engineering expenses are charged against operations as incurred. The portions of these expenses related to new product development and major improvements to existing products are classified as "Research and development expenses" in Statement 1. The remaining portions, attributable to engineering expenses incurred during the early production phase, as well as ongoing efforts to improve existing products, are included in "Cost of goods sold" in Statement 1.

5.  POSTEMPLOYMENT BENEFIT PLANS

A.  PENSION PLANS
The company has pension plans covering substantially all employees. These defined benefit plans provide a benefit based on years of service and/or the employee's average earnings near retirement. The company's funding policy for these plans is to contribute amounts which comply with applicable laws and regulations and are tax deductible.

  Cost components of consolidated pension expense were as follows:

                                    1996          1995          1994
                                  _________     _________     _________
Service cost - benefits earned
  during the period................... $110         $  95           $108
Interest cost on projected
  benefit obligation..................  417           409            393
Return on plan assets:/(1)/
  Actual.....................$(1,023)      $(1,167)         $(124)
  Deferred...................    491           685           (335)
                             -------       -------          ------
     Recognized....................... (532)         (482)          (459)
Amortization of:
  Net asset existing at
    adoption of SFAS 87...............  (22)          (23)           (22)
  Prior service cost/(2)/.............   63            63             60
  Net actuarial (gain) loss...........   (1)          (12)             1
                                       ----          ----          ----
Pension expense....................... $ 35          $ 50          $ 81
                                       ====          ====          ====

/(1)/ Although the actual return on plan assets is shown, the expected long-term rate of return on plan assets was used in determining consolidated pension expense. The difference between the actual return and the recognized return on plan assets is shown as deferred return on plan assets.
/(2)/ Prior service costs are amortized using a straight-line method over the average remaining service period of employees expected to receive benefits from the plan amendment.

  The following assumptions were utilized in determining the costs and benefit obligations for the pension plans:

Actuarial assumptions (December 31)          1996    1995    1994
                                             ----    ----    ----
Weighted average discount rate.............  7.4%    7.4%    8.3%
Expected annual rate of increase
  in future compensation...................  4.2%    4.1%    4.6%
Expected long-term rate
  of return on plan assets.................  9.4%    9.4%    9.4%

  Plan assets consist principally of common stocks, corporate bonds and U.S. government obligations.

  A reconciliation of the funded status of both U.S. and non-U.S. pension plans at their plan year-end (November 30 for U.S. plans and September 30 for non-U.S. plans) with the amount recognized in Statement 3 is presented in Table I on Page A-13.

  For certain pension plans with accumulated benefits in excess of plan assets, an additional long-term liability was recorded as required by SFAS 87. This amount is included in Table I as "Adjustment required to recognize minimum liability." A related intangible asset of $3, $130 and $209 was recorded at December 31, 1996, 1995 and 1994, respectively.

  A point-in-time comparison of the projected benefit obligation to the market value of assets is only one indicator of the pension plans' ability to pay benefits when due. The benefit information is based on estimated conditions over many future years, while the asset information relates to market values prevailing at a specific moment. The plans' long-range ability to pay benefits also depends on the future financial health of the company.

B.  OTHER POSTRETIREMENT BENEFIT PLANS

The company has defined benefit retirement health care and life insurance plans for substantially all U.S. employees. Most of the plans are non-contributory although some plans require retiree contributions. During 1992, the company made several changes to its retiree health care plans. Included in those changes were the establishment of limits on the company's costs related to substantially all future retirees' health care benefits. Such limits will be effective January 1, 2000.

  Cost components of postretirement benefit expense were as follows:

                                        1996         1995        1994
                                      --------    ---------    --------
Service cost - benefits earned
  during the period......................  $81         $ 73        $ 83
Interest cost on accumulated
  benefit obligation.....................  226          232         223
Return on plan assets:/(1)/
  Actual......................  $ (74)          $ (58)       $  3
  Deferred....................     48              34         (26)
                                -----           -----        ----
    Recognized...........................  (26)         (24)        (23)
Amortization of:
  Prior service cost/(2)/................ (190)        (190)       (190)
  Net actuarial (gain) loss..............   (1)          (3)          2
                                          ----         ----        ----
Postretirement benefit expense........... $ 90         $ 88        $ 95
                                          ====         ====        ====

/(1)/ Although the actual return on plan assets is shown, the expected long-term rate of return on plan assets was used in determining consolidated postretirement benefit expense. The difference between the actual return and the recognized return on plan assets is shown as deferred return on plan assets.
/(2)/ Prior service costs are amortized using a straight-line method over the average remaining service period of employees impacted by the plan amendment.


                                                                                                  CATERPILLAR INC.
---------------------------------------------------------------------------------------------------------------------------------
                                    TABLE I
---------------------------------------------------------------------------------------------------------------------------------
                                                                    Assets Exceed               Accumulated Benefits
                                                                Accumulated Benefits                Exceed Assets
                                                            ---------------------------------   --------------------------------
                                                               1996         1995       1994        1996       1995        1994

                                                            ---------    ---------  ---------   ---------  ---------   ---------
Actuarial present value of:
  Vested benefit obligation...............................  $ (3,114)    $ (2,844)  $ (2,379)   $ (2,095)  $ (2,124)   $ (1,823)
  Nonvested benefit obligation............................      (146)        (142)      (146)       (364)      (383)       (402)
                                                            --------     --------   --------    --------   --------    --------
  Accumulated benefit obligation..........................  $ (3,260)    $ (2,986)  $ (2,525)   $ (2,459)  $ (2,507)   $ (2,225)
                                                            ========     ========   ========    ========   ========    ========
 Actuarial present value of projected benefit obligation..  $ (3,603)    $ (3,310)  $ (2,829)   $ (2,479)  $ (2,533)   $ (2,248)
 Plan assets at market value..............................     4,500        3,917      3,310       2,430      2,282       1,810
                                                            --------     --------   --------    --------   --------    --------
 Funded status at plan year-end...........................       897          607        481         (49)      (251)       (438)
 Unrecognized net asset existing at adoption of SFAS 87...       (75)         (93)      (114)         (2)        (5)         (9)
 Unrecognized prior service cost..........................       153          155        158         166        233         279
 Unrecognized net actuarial (gain) loss...................      (656)        (418)      (342)       (238)       (74)        (45)
 Adjustment required to recognize minimum liability.......         -            -          -          (3)      (130)       (209)
                                                            --------     --------   --------    ---------  ---------   ---------
 Prepaid pension cost (pension liability) at December 31..  $    319     $    251   $    183    $   (126)  $   (227)   $   (422)
                                                            ========     ========   ========    ========== ========    ========


  The following assumptions were utilized in determining the costs and benefit obligations for postretirement benefits (other than pensions):

ACTUARIAL ASSUMPTIONS (DECEMBER 31)           1996         1995       1994
                                              ----         ----       ----
Weighted average discount rate.............   7.5%         7.5%       8.5%
Expected annual rate of increase
  in future compensation...................   4.0%         4.0%       4.5%
Assumed health care cost trend rate/(1)/...   7.9%/(2)/    8.7%/(3)/  9.4%/(3)/
Expected long-term rate
  of return on plan assets.................   9.5%         9.5%       9.5%

/(1)/ Rate is used to measure the Accumulated Postretirement Benefit Obligation at December 31, 1996, 1995 and 1994, respectively, and was used to determine the postretirement benefit expense for 1997, 1996 and 1995, respectively.
/(2)/  Gradually declining to 4.5% in 2002.
/(3)/  Gradually declining to 5.0% in 2001.

  Plan assets consist principally of mutual funds, common stocks, corporate bonds and government obligations.

  The components of the liability for postretirement benefits (other than pensions) as of December 31, were as follows:

                                                      1996      1995        1994
                                                   --------   --------   ---------
Accumulated postretirement benefit obligation:
  Retirees.......................................  $ (2,253)  $ (2,149)  $ (1,910)
  Fully eligible active plan participants........      (502)      (397)      (242)
  Other active plan participants.................      (591)      (485)      (604)
                                                   --------   ---------  --------
                                                     (3,346)    (3,031)    (2,756)
Plan assets at market value......................       547        297        239
Unrecognized prior service cost..................      (289)      (479)      (669)
Unrecognized net actuarial (gain) loss...........       (49)      (182)      (265)
                                                   --------   --------   --------
Liability for postretirement benefits
  (other than pensions)..........................  $ (3,137)  $ (3,395)  $ (3,451)
                                                   ========   ========   ========

  Increasing the assumed health care trend rate by 1% each year would increase the accumulated postretirement benefit obligation as of December 31, 1996, 1995 and 1994 approximately $210, $226 and $202, respectively, and the aggregate of the service and interest cost components of 1996, 1995 and 1994 postretirement benefit expense by approximately $22, $25 and $24, respectively.

  The company makes contributions to Voluntary Employees' Beneficiary Association (VEBA) trusts for payment of certain employee benefits for substantially all active and retired U.S. employees. Postretirement benefits funded through VEBA contributions include life insurance for hourly and salaried employees and medical expenses for employees not enrolled in health maintenance organizations. The company generally funds plan obligations on a pay-as-you-go basis; however, in July of 1996 the company made a voluntary contribution of $200. Balances in the VEBA trusts have accumulated over time primarily from earnings on assets previously contributed to the trusts.

  VEBA trust assets for retiree benefits are legally segregated from those for active employees. As such, these assets are recorded as a reduction to the liability for postretirement benefits. The return on plan assets are recorded as a component of postretirement benefits expense.

C.  OTHER POSTEMPLOYMENT BENEFIT PLANS

The company offers various other postemployment benefits to substantially all U.S. employees. These benefits are provided to former or inactive employees after employment but before retirement, and are paid in accordance with the company's established postemployment benefits policies. Postemployment benefits include disability benefits, supplemental unemployment benefits, workers' compensation benefits and continuation of health care benefits and life insurance coverage.

D.  SUMMARY OF LONG-TERM LIABILITY

The components of the long-term liability for postemployment benefits at December 31 were as follows:

                                                       1996     1995    1994
                                                     ------   ------  ------
Pensions..........................................   $    3   $  130  $  209
Postretirement benefits other than pensions.......    2,948    3,199   3,275
Other postemployment benefits.....................       68       64      64
                                                     ------   ------  ------
                                                     $3,019   $3,393  $3,548
                                                     ======   ======  ======

NOTES continued
(Dollars in millions except per share data)
--------------------------------------------------------------------------------
6.  OTHER INCOME (EXPENSE)
The components of other income (expense) were as follows for the years ended December 31:

                                                1996    1995    1994
                                                ----    ----    ----
Foreign exchange gains (losses)..............   $  1    $(20)   $  -
Investment and interest income...............    111      90      48
License fees.................................     26      28      23
Miscellaneous income (expense)...............     26      27     (32)
                                                ----    ----    ----
                                                $164    $125    $ 39
                                                ====    ====    ====
7.  INCOME TAXES
The provision for income taxes for the years ended December 31 was:

                                                1996    1995    1994
                                                ----    ----    ----
Machinery and Engines........................   $560    $456    $333
Financial Products...........................     53      45      21
                                                ----    ----    ----
Provision for income taxes...................   $613    $501    $354
                                                ====    ====    ====

  The components of the provision for income taxes were as follows for the years ended December 31:

                                                1996    1995    1994
                                                ----    ----    ----
Current tax provision:
 U.S. federal taxes..........................   $399    $244    $164
 Foreign taxes...............................     83      92      73
 U.S. state taxes............................     36      17      25
                                                ----    ----    ----
                                                 518     353     262
                                                ----    ----    ----
Deferred tax provision (credit):
 U.S. federal taxes..........................     86     147      87
 Foreign taxes...............................      7      (6)     (8)
 U.S. state taxes............................      2       7      13
                                                ----    ----    ----
                                                  95     148      92
                                                ----    ----    ----
Total provision for income taxes.............   $613    $501    $354
                                                ====    ====    ====
  Current tax provision is the amount of income taxes reported or expected to be reported on the company's tax returns for the current year.

  Income taxes paid in 1996, 1995 and 1994 totaled $452, $327 and $199, respectively.

  During 1996, the company reached a settlement with the U.S. Internal Revenue Service (IRS) covering tax years 1988 through 1991. As a result of this settlement and a related reassessment of the company's tax liability for the remaining open years, U.S. federal and U.S. state tax credits totaling $17 and related net interest income of $2 were recorded.

  Differences between accounting rules and tax laws cause differences between the bases of certain assets and liabilities for financial reporting purposes and tax purposes. The tax effects of these differences, to the extent they are temporary, are recorded as deferred tax assets and liabilities under SFAS 109 and consisted of the following components at December 31:

                                                1996     1995    1994
                                               ------   ------  ------
U.S. federal, U.S. state, and foreign taxes:
  Deferred tax assets:
   Postemployment benefits other
    than pensions............................  $1,212   $1,309  $1,331
   Inventory valuation method................      63       65      62
   Unrealized profit excluded
    from inventories.........................     176      170     156
   Plant closing and
    consolidation costs......................      49       53      55
   Net operating loss carryforwards..........     101      150     166
   Warranty reserves.........................     114      105     108
   Accrued vacation..........................      35       30      29
   Qualified deficits........................       -        -      33
   Sales discounts...........................      41       18      12
   Other.....................................      38       23     143
                                               ------   ------  ------
                                                1,829    1,923   2,095
Deferred tax liabilities:
  Capital assets.............................     (91)     (83)    (84)
  Pension....................................     (86)     (91)    (36)
                                               ------   ------  ------
                                                 (177)    (174)   (120)
                                               ------   ------  ------
Valuation allowance for
  deferred tax assets........................    (149)    (176)   (182)
                                               ------   ------  ------
Deferred taxes - net.........................  $1,503   $1,573  $1,793
                                               ======   ======  ======

  From December 31, 1995 to December 31, 1996, the valuation allowance for deferred tax assets decreased by $27. This was the result of origination and reversal of temporary differences and changes in exchange rates and tax rates at certain foreign locations where valuation allowances are recorded. During 1996, no changes occurred in the conclusions regarding the need for a valuation allowance in any tax jurisdiction.

  SFAS 109 requires that individual tax paying entities of the company offset all current deferred tax liabilities and assets within each particular tax jurisdiction and present them as a single amount in the Statement of Financial Position. A similar procedure is followed for all noncurrent deferred tax liabilities and assets. Amounts in different tax jurisdictions cannot be offset against each other. Deferred taxes appear in Statement 3, at December 31, on the following lines:
                                                1996      1995    1994
                                               ------    ------  ------
Assets:
  Deferred income taxes and
    prepaid expenses.........................  $  444    $  464  $  575
  Deferred income taxes......................   1,093     1,127   1,243
                                               ------    ------  ------
                                                1,537     1,591   1,818
                                               ------    ------  ------
Liabilities:
  Deferred and current
    income taxes payable.....................     (10)       (3)     (6)
  Deferred income taxes
    and other liabilities....................     (24)      (15)    (19)
                                               ------    ------  ------
                                                  (34)      (18)    (25)
                                               ------    ------  ------
Deferred taxes - net.........................  $1,503    $1,573  $1,793
                                               ======    ======  ======

  The provision for income taxes was different than would result from applying the U.S. statutory rate to profit before taxes for the reasons set forth in the following reconciliation:

                                                            Caterpillar Inc.
----------------------------------------------------------------------------

                                                        1996    1995    1994
                                                        ----    ----    ----
Taxes computed at U.S. statutory rates................ $ 679   $ 565   $ 445
 Increases (decreases) in taxes resulting from:
   Subsidiaries' results subject to tax rates
     other than U.S. statutory rates..................     6      (7)     (9)
   Net operating loss carryforwards...................   (12)    (10)    (50)
   Benefit of Foreign Sales Corporation...............   (49)    (41)    (34)
   IRS settlement.....................................   (17)     --      --
   State income taxes - net of federal taxes..........    30      15      25
   Valuation allowance adjustment.....................    --      --     (22)
   Research and experimentation credit................    (4)     (4)     --
   Other - net........................................   (20)    (17)     (1)
                                                       -----   -----   -----
Provision for income taxes............................ $ 613   $ 501   $ 354
                                                       =====   =====   =====

  U.S. income taxes, net of foreign taxes paid or payable, have been provided on the undistributed profits of subsidiaries and unconsolidated affiliated companies, except in those instances where such profits have been permanently invested and are not considered to be available for distribution to the parent company. In accordance with this practice, the consolidated "Profit employed in the business" in Statement 3 at December 31, 1996, 1995 and 1994, included the company's share of undistributed profits of subsidiaries and unconsolidated affiliated companies, totaling $962, $932 and $753, respectively, on which U.S. income taxes, net of foreign taxes paid or payable, have not been provided. If for some reason not presently contemplated, such profits were to be remitted or other wise become subject to U.S. income taxes, available credits would reduce the amount of taxes otherwise due. Determination of the amount of unrecognized deferred tax liability related to these permanently invested profits is not practicable.
  The domestic and foreign components of profit before taxes of consolidated companies were as follows:
                                                      1996     1995     1994
                                                     -----    -----    -----
Domestic........................................... $1,565   $1,205   $  779
Foreign............................................    376      410      494
                                                    ------   ------   ------
                                                    $1,941   $1,615   $1,273
                                                    ======   ======   ======

  The foreign component of profit before taxes comprises the profit of all consolidated subsidiaries located outside the United States. This profit information differs from that reported in note 23C, which shows operating profit for foreign geographic segments based only on the company's manufacturing and financing operations located outside the United States.
  Taxation of a multinational company involves many complex variables, such as differing tax structures from country to country and the effect of U.S. taxation of foreign profits. These complexities do not permit meaningful comparisons of the U.S. and foreign components of profit before taxes and the provision for income taxes. Additionally, current relationships between the U.S. and foreign components are not reliable indicators of such relationships in future periods.
  Net operating loss carryforwards were available in various foreign tax jurisdictions at December 31, 1996. The amounts and expiration dates of these carryforwards are as follows:
2000..............................................................  $   54
2001..............................................................       7
2002..............................................................      14
2003..............................................................       6
Unlimited.........................................................     239
                                                                    ------
  Total...........................................................  $  320
                                                                    ======

  Realization of deferred tax assets is dependent upon taxable income within the carryback and carryforward periods available under the tax laws. The company's domestic operations have generated significant cumulative profit over the last three years. Although realization of the $1,285 of U.S. deferred tax assets in excess of deferred tax liabilities is not certain, management has concluded that it is "more likely than not" that the company will realize the full benefit of U.S. deferred tax assets. While, in the aggregate, the company's foreign subsidiaries have also generated cumulative profit over the last three years, certain foreign subsidiaries are still in net operating loss carryforward positions. With the exception of one subsidiary, there is not currently sufficient positive evidence as required by SFAS 109 to substantiate recognition of net deferred tax assets in the financial statements for those foreign subsidiaries in net operating loss carryforward positions. Accordingly, a valuation allowance of $149 has been recorded. It is reasonably possible that sufficient positive evidence could be generated in the near term at one or more of these foreign subsidiaries to support a reduction in the valuation allowance and the resulting recognition of additional net deferred tax assets.

8.  FINANCE RECEIVABLES
Finance receivables are receivables of Caterpillar Financial Services Corporation, which generally may be repaid or refinanced without penalty prior to contractual maturity. Contractual maturities of outstanding receivables (rental fleet financings of $297 are included in 1997 maturities due to the company's experience that most terminate in six months) at December 31, 1996, were:

                           Installment      Financing
Amounts Due In              Contracts        Leases       Notes       Total
                           -----------       --------    ------      ------
1997......................   $  587          $  860      $  839      $2,286
1998......................      402             640         398       1,440
1999......................      251             436         284         971
2000......................      125             225         176         526
2001......................       35              97         118         250
Thereafter................        5             125         158         288
                             ------          ------      ------      ------
                              1,405           2,383       1,973       5,761
Residual value............       --             564          --         564
Less: Unearned income.....      160             430          15         605
                             ------          ------      ------      ------
Total.....................   $1,245          $2,517      $1,958      $5,720
                             ======          ======      ======      ======

  The average recorded investment in impaired loans and leases for 1996, 1995 and 1994 was $43, $51 and $49, respectively. The total recorded investment in impaired loans and leases was $33, $37 and $47 at December 31, 1996, 1995 and 1994, respectively. These amounts, less the fair value of the underlying collateral of $21, $25 and $32, represented a $12, $12 and $15 potential loss on impaired loans and leases at December 31, 1996, 1995 and 1994, respectively, for which related allowances for credit losses were recorded. Recognition of income on finance receivables is suspended when management determines that collection of future income is not probable. Accrual is resumed if the receivables become contractually current and collection doubts are removed; previously suspended income is recognized at that time. Total finance receivables reported in Statement 3 are net of an allowance for credit losses. Activity relating to the allowance was as follows:

NOTES continued
(Dollars in millions except per share data)
________________________________________________________________________________

                                              1996          1995         1994
                                             ------        ------       ------
Balance at beginning of year...............  $   57        $   50       $   41
Provision for credit losses................      41            43           23
Less: Receivables, net of
        recoveries, written off............     (21)          (33)         (13)
Other - net................................      (3)           (3)          (1)
                                             ------        ------       ------
Balance at end of year.....................  $   74        $   57       $   50
                                             ======        ======       ======

     Fair value information for finance receivables can be found in note 16 and in Table IV on Pages A-18 and A-20, respectively.

     Cat Financial's "Net investment in financing leases" at December 31 consisted of the following components:

                                                         1996      1995      1994
                                                        ------    ------    ------
Total minimum lease payments receivable...............  $2,383    $1,858    $1,387
Estimated residual value of leased assets:
        Guaranteed....................................     162       113        84
        Unguaranteed..................................     402       297       208
                                                        ------    ------    ------
                                                         2,947     2,268     1,679
Less: Unearned income.................................     430       363       264
                                                        ------    ------    ------
Net investment in financing leases....................  $2,517    $1,905    $1,415
                                                        ======    ======    ======

9.  Inventories
Inventories at December 31, by major classification, were as  follows:

                                                 1996        1995        1994
                                                ------      ------      ------
Raw materials and work-in-process............   $  909      $  710      $  697
Finished goods...............................    1,103       1,006         942
Supplies.....................................      210         205         196
                                                ------      ------      ------
                                                $2,222      $1,921      $1,835
                                                ======      ======      ======

10.  Land, buildings, machinery and equipment
Land, buildings, machinery and equipment at December 31, by major classification, were as follows:

                                          1996                1995               1994
                                        -------             -------             -------
Land - at original cost...............  $   122             $   102             $   105
Buildings.............................    2,704               2,548               2,597
Machinery and equipment...............    3,778               3,657               3,609
Patterns, dies, jigs, etc.............      481                 453                 441
Furniture and fixtures................      187                 179                 163
Computers.............................      537                 479                 474
Transportation equipment..............       64                  61                  44
Equipment leased to others............      779                 674                 633
Construction-in-process...............      165                 150                 164
                                        -------             -------             -------
                                          8,817               8,303               8,230
Accumulated depreciation..............   (5,050)             (4,659)             (4,454)
                                        -------             -------             -------
Land, buildings, machinery and
        equipment - net...............   $3,767             $ 3,644             $ 3,776
                                        =======             =======             =======

     The company had commitments for the purchase or construction of capital assets of approximately $275 at December 31, 1996. Capital expenditure plans are subject to continuous monitoring, and changes in such plans could reduce the amount committed.

     Maintenance and repair expense for 1996, 1995 and 1994 was $518, $499 and $461, respectively.

Equipment leased to others

Equipment leased to others, primarily by Caterpillar Financial Services Corporation, consisted of the following components at December 31:

                                                1996      1995       1994
                                                ----      ----       ----
Equipment leased to others - at cost..........  $779      $674       $633
Less:
  Accumulated depreciation....................   251       220        189
                                                ----      ----       ----
Equipment leased to others - net..............  $528      $454       $444
                                                ====      ====       ====

     Scheduled minimum rental payments to be received for equipment leased to others during each of the years 1997 through 2001, and in total thereafter, are $151, $117, $79, $46, $19 and $5, respectively.


11. Unconsolidated affiliated companies
The company's investments in unconsolidated affiliated companies consist principally of a 50% interest in Shin Caterpillar Mitsubishi Ltd., Japan of $400. The other 50% owner of this company is Mitsubishi Heavy Industries, Ltd., Japan.

     Combined financial information of the unconsolidated affiliated companies, as translated to U.S. dollars (note 3), was as follows:

                                                      Years ended
                                                     September 30,
                                         1996             1995             1994
                                        ------           ------           ------
Results of Operations
  Sales...............................  $3,729           $3,789           $3,324
                                        ======           ======           ======
        Profit........................  $   75           $   44           $   63
                                        ======           ======           ======

     Profit for the year ended September 30, 1994, includes $19 representing aftertax gain on the sale of surplus assets.

                                                             At September 30,
                                                  1996             1995             1994
                                                 ------           ------           ------
Financial Position
  Assets:
   Current assets..............................  $1,995           $1,872           $1,853
   Land, buildings, machinery and
     equipment - net...........................     733              780              781
   Other assets................................     395              322              298
                                                 ------           ------           ------
                                                  3,123            2,974            2,932
                                                 ------           ------           ------
  Liabilities:
    Current liabilities.......................    1,683            1,676            1,575
    Long-term debt due after one year.........      133              215              332
    Other liabilities.........................      145              155              150
                                                 ------           ------           ------
                                                  1,961            2,046            2,057
                                                 ------           ------           ------
  Ownership....................................  $1,162           $  928           $  875
                                                 ------           ------           ------

     At December 31, 1996, the company's consolidated "Profit employed in the business" included $151 representing its share of undistributed profit of the unconsolidated affiliated companies. In 1996, 1995 and 1994, the company received $10, $8 and $3, respectively, in dividends from unconsolidated affiliated companies.

Caterpillar Inc.
--------------------------------------------------------------------------------
12. Credit commitments

The company has arrangements with a number of U.S. and non-U.S. banks to provide lines of credit. These credit lines are changed as anticipated needs vary and are not indicative of short-term borrowing capacity. In the United States, the company has a long-term, contractually committed credit agreement, which requires a minimum level of net worth. Caterpillar Financial Services Corporation cannot exceed a maximum debt to equity ratio.

     Unsecured, confirmed credit lines available from banks were $4,916 at December 31, 1996 (U.S. $2,887 and non-U.S. $2,029), of which $2,271 was unused. For the purpose of computing unused credit lines, the total borrowings under these lines and outstanding commercial paper supported by these lines was considered to constitute utilization.

Machinery and Engines

At December 31, 1996, Machinery and Engines had $2,984 confirmed credit lines (U.S. $2,887 and non-U.S. $97), of which $7 was utilized as backup for bank borrowings. Under the contractually committed credit agreements, $1,650 is available from various banks through October 2001, and $1,237 is available through October 1997. The latter agreement may be extended on an annual basis subject to mutual agreement. These two credit agreements may be used at the company's option by either the company or up to 90% by Caterpillar Financial Services Corporation, with a $300 sublimit for Caterpillar Financial Australia Limited, a wholly owned subsidiary of Cat Financial.

Financial Products

At December 31, 1996, Financial Products had $3,772 of confirmed lines (U.S. $1,840 and non-U.S. $1,932), of which $2,381 was utilized as backup for outstanding commercial paper and $257 for bank borrowings.

     Based on long-term credit agreements, $967, $294 and $660 of commercial paper outstanding at December 31, 1996, 1995 and 1994, respectively, was classified as long-term debt due after one year.

13. Short-term borrowings

Short-term borrowings at December 31 consisted of the following:

                                         1996        1995         1994
                                        ------      ------       ------
Machinery and Engines:
        Notes payable to banks........  $   36      $   14       $   17
Financial Products:
        Notes payable to banks........     257         712          532
        Commercial paper..............   1,414         416          181
        Other.........................      40          32           10
                                        ------      ------       ------
                                         1,711       1,160          723
                                        ------      ------       ------
                                        $1,747      $1,174       $  740
                                        ======      ======       ======

     Interest paid on short-term borrowings for 1996, 1995 and 1994 was $141, $122 and $99, respectively (interest paid in 1994 was $109 excluding the reclassification described in note 3).

     At December 31, 1996, 1995 and 1994, the carrying value of short-term borrowings approximated fair value.

     The weighted average interest rates on short-term borrowings outstanding at December 31 were as follows:

                                1996    1995    1994
                                ----    ----    ----
Notes payable to banks......... 3.7%    5.4%    5.8%
Notes payable to others........ 5.5%    5.4%    5.3%
Commercial paper............... 5.2%    5.9%    6.1%

     The balances used to calculate the weighted average interest rates for notes payable to banks exclude borrowings in high inflation countries (including Brazil). The weighted average interest rates for these borrowings were not considered meaningful because rates were impacted by the effect of significant inflation. The balances used to calculate the weighted average interest rates for commercial paper included $967, $294 and $660 of commercial paper supported by revolving credit agreements which were classified as long-term debt due after one year (note 12).

14.  Long-term debt

Debt due after one year at December 31 consisted of the following:

                                              1996       1995       1994
                                             ------     ------     ------
Machinery and Engines:
  Notes - 9 1/8% due 1996..................  $    -     $    -     $  150
  Notes - 9 3/8% due 2000..................     149        149        149
  Notes - 9 3/8% due 2001..................     183        183        183
  Debentures - 9% due 2006.................     202        202        202
  Debentures - 6% due 2007.................     136        131        127
  Debentures - 9 3/8% due 2011.............     123        123        123
  Debentures - 9 3/4% due 2000-2019........     199        199        199
  Debentures - 9 3/8% due 2021.............     236        236        236
  Debentures - 8% due 2023.................     199        199        199
  Medium-term notes........................     185        300        300
  Capital lease obligation - 7.4%..........     281        257          -
  Other....................................     125         70         66
                                             ------     ------     ------
                                              2,018      2,049      1,934
Financial Products:
  Commercial paper supported by revolving
          credit agreement (note 12).......     967        294        660
  Medium-term notes........................   1,505      1,553      1,616
  Other....................................      42         68         60
                                             ------     ------     ------
                                              2,514      1,915      2,336
                                             ------     ------     ------
                                             $4,532     $3,964     $4,270
                                             ======     ======     ======

     The aggregate amounts of maturities and sinking fund requirements of long-term debt during each of the years 1997 through 2001, including that due within one year and classified as current are:

                             1997       1998        1999        2000       2001
                            ------     ------      ------      ------     ------
Machinery and Engines...... $  122     $   69      $   63      $  172     $  209
Financial Products.........  1,058        668         499         285         45
                            ------     ------      ------      ------     ------
                            $1,180     $  737      $  562      $  457     $  254
                            ======     ======      ======      ======     ======

     Interest paid on total long-term borrowings, excluding the reclassification described in note 3, for 1996, 1995 and 1994 was $333, $353 and $307, respectively.

     Other than the notes of the Financial Products subsidiaries, all outstanding notes and debentures itemized above are unsecured direct obligations of the parent company. The capital lease obligation is collateralized by the leased manufacturing equipment and a security deposit.

     The 6% debentures were sold at significant original issue discounts. This issue is carried net of the unamortized portion of its discount, which is amortized as interest expense over the life of the issue.

NOTES continued
(Dollars in millions except per share data)
--------------------------------------------------------------------------------
     The 6% debentures, with a principal at maturity of $250 and original issue discount of $144, have an effective annual cost of 13.3%. The 6% debentures may be redeemed at any time, at the company's option, at an amount equal to the respective principal at maturity.

     The company may, at its option, redeem annually an additional amount for the 9 3/4% sinking fund debenture issue, without premium, equal to 200% of the amount of the sinking fund requirement. The company may also, at its option, redeem additional portions of the sinking fund debentures by the payment of premiums which, starting in 1999, decrease periodically. The premium at the first redemption date of June 1, 1999, is 4.875%.

     All other notes and debentures are not redeemable prior to maturity.

     The medium-term notes are offered on a continuous basis through agents and are primarily at fixed rates. Machinery and Engines' medium-term notes may have maturities from nine months to 30 years. At December 31, 1996, these notes had a weighted average interest rate of 7.6% with about six months to seven years remaining to maturity.

     The notes of the Financial Products subsidiaries primarily represent medium-term notes having a weighted average interest rate of 6.5% with maturities up to 15 years at December 31, 1996.

     The carrying value and fair value of long-term debt can be found in Table IV on Page A-20. Please refer to note 16 for the methods and assumptions used by the company in estimating the fair value of long-term debt.

15. Interest rate derivative contracts

To manage its exposure to interest rate changes and lower the cost of borrowed funds, the company uses various interest rate derivative contracts, including swaps, caps, floors and forward rate agreements.

     Interest rate derivative contracts are linked to specific debt instruments. Interest differentials currently payable or receivable under the derivative contracts are recognized each period as adjustments to "Interest expense" in Statement 1. Current period income is not affected by the increase or decrease in the fair market value of derivative instruments as interest rates change. Interest rate swap agreements are settled in cash at specified intervals based on the difference between the fixed-rate and floating-rate interest amounts calculated by reference to the contractual notional amount. Premiums paid on purchased interest rate caps and the cash settlement at the initial effective date of forward rate agreements are deferred and recognized ratably as adjustments to "Interest expense" in Statement 1 over the lives of the agreements. Interest accruals in a net payable position are recorded as accrued interest payable. Interest accruals in a net receivable position are recorded as other assets. Early termination of a derivative instrument does not result in recognition of immediate gain or loss except in those cases when the debt instrument to which a contract is specifically linked is terminated.

     The notional amounts of interest rate swap agreements outstanding (excluding swaps with future effective dates) as of December 31, 1996, segregated by type of instrument and year of maturity are presented in Table II on Page A-19. The weighted average receive and pay interest rates and the primary index to which the floating interest rates are linked are also presented.

     The notional amounts are not indicative of the company's exposure to credit risk. The floating interest rates presented are based on the interest rates in effect at the reporting date. These rates may change substantially in the future due to open market factors.

     The company's activity for 1996, 1995 and 1994 for each type of interest rate swap agreement (excluding swaps with future effective dates) is summarized in Table III on Page A-19.

     At December 31, 1995, Financial Products subsidiaries had swaps having future effective dates with a total notional amount of $59; $3 fixed-to-floating, $56 floating-to-fixed.

     At December 31, 1994, Financial Products subsidiaries had three written index-amortizing interest rate cap agreements outstanding. Two of these caps had notional amounts of $100 and one had a notional amount of Canadian $50 (U.S. dollar equivalent $36). The company entered into these agreements, in return for a premium, in order to reduce the overall cost of borrowing. Fair value or mark-to-market accounting treatment was applied to these instruments. Accordingly, unrealized and realized gains and losses on these instruments were recorded as "Other income (expense)" in Statement 1 and as "Accounts payable and accrued expenses" in Statement 3. Increases in interest rates during 1994 resulted in a recognized but unrealized mark-to-market loss on these written options of $18. Lower interest rates in 1995 resulted in a reduction of the loss to $7. The company terminated these cap agreements during 1995. In the future, the use of interest rate contracts will be limited to those that qualify for deferred accounting treatment, thereby minimizing fluctuations to the earnings of the company created by mark-to-market accounting treatment.

  The carrying value and fair value of interest rate swaps and options can be found in Table IV on Page A-20. Please refer to note 16 for the methods and assumptions used by the company in estimating the fair value of interest rate swaps and options.

16.  Fair values of financial instruments

The following methods and assumptions were used by the company in estimating its fair value disclosures for financial instruments:

     Cash and Short-term Investments: The carrying amount reported in the balance sheet for cash and short-term investments approximated its fair value.

     Long-term Investments: The fair value of long-term investments was based on quoted market prices.

     Foreign Currency Contracts (Forwards and Options): Fair value for foreign currency exchange contracts was based on quoted market prices of comparable instruments.

     Finance Receivables: Fair value of finance receivables was estimated by discounting the future cash flow using the current rates at which receivables of similar remaining maturities would be entered into. Historical bad debt experience was also considered.

     Short-term Borrowings: The carrying amount of short-term borrowings approximated fair value.

     Long-term Debt: For Machinery and Engines notes and debentures, the fair value was estimated based on quoted market prices. For Financial Products, fair value is estimated by discounting the future cash flow using the company's current borrowing rates for similar types and maturities of debt, except for floating rate notes for which the carrying amount is considered a reasonable estimate of fair value.


                                                                                                     Caterpillar Inc.

----------------------------------------------------------------------------------------------------------------------
                                                TABLE II
-----------------------------------------------------------------------------------------------------------------------
                                          Interest Rate Swaps
                                                                           Expected Maturity
                                             --------------------------------------------------------------------------
At December 31, 1996                            1997       1998       1999       2000       2001     2002-06    Total
                                             -------    -------     -------    -------    -------    ------   ---------
Machinery and Engines:
 Fixed-to-floating swaps
  Notional amount............................ $  150     $   50      $  200     $  150     $  450     $   -    $  1,000
  Weighted average:
   Receive rate..............................    6.2%       6.4%        5.6%       6.2%       6.5%        -         6.2%
   Pay rate..................................    5.7%       5.7%        5.7%       5.7%       5.7%        -         5.7%

  Pay rate index:
   Federal Reserve H-15 30 day commercial paper

Financial Products:
 Floating-to-fixed swaps
  Notional amount............................ $  477     $  398      $  209     $  176     $   71     $  54    $  1,385
  Weighted average:
   Receive rate..............................    5.0%       5.0%        4.7%       5.4%       5.6%      5.0%        5.0%
   Pay rate..................................    5.6%       5.7%        5.6%       6.2%       6.0%      7.4%        5.8%

  Receive rate index: LIBOR, commercial paper

Fixed-to-floating swaps
 Notional amount............................. $  115     $   20      $    -     $    -     $    -     $   -    $    135
 Weighted average:
  Receive rate...............................    7.4%       5.2%          -          -          -         -         7.1%
  Pay rate...................................    5.7%       5.8%          -          -          -         -         5.7%

 Pay rate index: LIBOR

Floating-to-floating swaps
 Notional amount............................. $  226     $   50      $   73     $    -     $    -     $   -    $    349
 Weighted average:
  Receive rate...............................    5.7%       5.6%        5.2%         -          -         -         5.6%
  Pay rate...................................    5.5%       5.7%        5.3%         -          -         -         5.5%

Receive/Pay rate index: LIBOR
-----------------------------------------------------------------------------------------------------------------------



                                                TABLE 111
------------------------------------------------------------------------------------------------------------------------
                                          Interest Rate Swaps

                                                   Machinery
                                                   & Engines                         Financial Products
                                                   ----------      -----------------------------------------------------
                                                    Fixed-to        Floating-       Fixed-to       Floating-
                                                    Floating        to-Fixed        Floating      to-Floating   Total
                                                   ----------      ----------      ----------    ------------- ---------

Balance, December 31, 1993........................ $   500          $   851        $   329         $   867     $  2,047
 Additions........................................     200              363             89             287          739
 Maturities/Amortizations.........................    (100)            (220)           (96)           (241)        (557)
 Terminations.....................................       -              (54)           (18)           (421)        (493)
 F/X translation adjustment.......................       -               11              -               -           11
                                                   -------          -------        -------         -------     --------
Balance, December 31, 1994........................ $   600          $   951        $   304         $   492     $  1,747
 Additions........................................     220              420             70              60          550
 Maturities/Amortizations.........................       -             (282)           (63)           (245)        (590)
 Terminations.....................................     (20)              (3)             -            (100)        (103)
 F/X translation adjustment.......................       -               15              -               -           15
                                                   -------          -------        -------         -------     --------
Balance, December 31, 1995........................ $   800          $ 1,101        $   311         $   207     $  1,619
                                                   -------          -------        -------         -------     --------
 Additions........................................     200              814              -             239        1,053
 Maturities/Amortizations.........................       -             (524)          (176)            (97)        (797)
 Terminations.....................................       -                -              -               -            -
 F/X translation adjustment.......................       -               (6)             -               -           (6)
                                                   -------          -------        -------         -------     --------
Balance, December 31, 1996........................ $ 1,000          $ 1,385        $   135         $   349     $  1,869
                                                   =======          =======        =======         =======     ========
------------------------------------------------------------------------------------------------------------------------

                                     A-19

NOTES continued
(Dollars in millions except per share data)
--------------------------------------------------------------------------------
     Interest Rate Swaps and Options: The fair value is estimated based upon the amount that the company would receive or pay to terminate the agreements as of year-end.

     The carrying amounts and fair values of the company's financial instruments are presented in Table IV below.

17. Litigation

The company is involved in litigation matters which are normal in the course of its operations. The results of these matters cannot be predicted with certainty; however, management believes, based on the advice of legal counsel, the final outcome will not have a materially adverse effect on the company's consolidated financial position.

18. Capital stock

A. Stock options

In 1996, stockholders approved a plan providing for the granting of options to purchase common stock of the company to officers and other key employees, as well as non-employee directors. This plan reserves 7,000,000 shares for issuance as well as an additional 4,000,000 shares authorized but unissued under prior company stock option plans. The 1996 plan provides for the granting of stock options for 2,000 shares to each non-employee director at the close of each annual meeting of stockholders. Options are exercisable upon completion of one full year of service following the grant date (except in the case of death or retirement) and vest at the rate of one-third per year over the three years following the grant. The maximum term of options is ten years. Common shares issued under stock options, including treasury shares reissued, totaled 656,966; 713,131; and 1,144,631 in 1996, 1995 and 1994, respectively.

     Changes in the status of common shares subject to issuance under options are presented in Table V on Page A-21.

     The fair value of each option grant is estimated at the date of grant using the Black-Scholes option-pricing model. The following weighted average assumptions were used in determining fair value:

                                     6/11/96  4/10/96  6/6/95  4/12/95
                                     -------  -------  ------  -------
Dividend yield....................    2.13%    2.09%    1.66%   1.79%
Expected volatility...............   24.18%   25.22%   25.04%  25.32%
Risk-free interest rates..........    6.59%    6.21%    5.87%   6.77%
Expected lives....................  4 years  4 years  4 years 4 years

     Options granted under the company's stock option plan carry prices equal to the average market price on the date of grant and therefore, in accordance with Accounting Principles Board (APB) 25, no compensation expense is incurred in association with the options. Below is a summary of the pro forma net income and earnings per share amounts, determined as if the company had applied the fair value provisions of SFAS 123, "Accounting for Stock-Based Compensation." The pro forma effects on net income for 1996 and 1995 are not representative of the effects on reported net income for future years because they do not take into consideration pro forma compensation expense related to grants made prior to 1995. Once the company is past the initial phase-in period, the pro formas should be more representative for future years.

                                                         1996    1995
                                                         ----    ----
Net income                          As reported.......  $1,361  $1,136
                                    Pro forma.........  $1,352  $1,133
Profit per share of common stock    As reported.......  $ 7.07  $ 5.72
                                    Pro forma.........  $ 7.02  $ 5.71

                                   TABLE IV
----------------------------------------------------------------------------------------------------------------------------------
                     Fair Values of Financial Instruments
                                                    1996                 1995                  1994
Asset (Liability)                           -------------------   -------------------   -------------------
 At December 31                             Carrying     Fair     Carrying     Fair     Carrying     Fair            Note
                                             Amount      Value     Amount      Value     Amount      Value        Reference #
                                            --------    -------   --------    -------   --------    -------   --------------------
Cash and short-term investments............ $   487     $   487   $   638     $   638   $   419     $   419   Statement 3, Note 20
Long-term investments......................     508         508       449         449       172         172   Note 20
Foreign currency exchange contracts........      (3)         (3)       --          (1)       (4)        (97)  Note 3
Finance receivables - net
 (excluding operating and finance type
 leases and currency swaps/1/).............   4,954       4,980     4,207       4,175     3,603       3,582   Note 8
Short-term borrowings......................   1,747       1,747     1,174       1,174       740         740   Note 13
Long-term debt
 (including amounts due within one year)
  Machinery and Engines....................  (2,140)     (2,377)   (2,205)     (2,550)   (2,020)     (2,127)  Note 14
  Financial Products.......................  (3,572)     (3,621)   (3,021)     (3,083)   (3,143)     (3,108)  Note 14
Interest rate swaps and options
 Machinery and Engines -
  in a net receivable position.............       1           4        --           9         --         --   Note 15
  in a net payable position................      (1)         (3)       (2)         (1)       (2)        (50)  Note 15
 Financial Products-
  in a net receivable position.............       1           4         2           7         3          46   Note 15
  in a net payable position................      (4)        (16)       (4)        (17)      (23)        (62)  Note 15

/1/Excluded items that have a net carrying value at December 31, 1996, 1995 and
   1994, of $692, $613 and $391, respectively.
--------------------------------------------------------------------------------

                                                                Caterpillar Inc.
--------------------------------------------------------------------------------
     At December 31, unissued common shares were reserved for potential stock option grants and for issuance to other employee benefit plans in the following amounts:

                                                 1996         1995        1994
                                              ---------    ----------  ----------
1977 stock option plan......................          -     2,547,304   2,547,304
1987 stock option plan......................          -     1,288,509   2,879,292
1996 stock option plan......................   9,131,580            -           -
Employee investment and
  other benefit plans.......................  11,400,178   11,400,178  11,400,178
                                              ----------   ----------  ----------
                                              20,531,758   15,235,991  16,826,774
                                              ==========   ==========  ==========

Summarized information about stock options outstanding at December 31, 1996, is presented below in Table VI.

B.  Restricted stock

The 1996 Stock Option and Long-Term Incentive Plan permits the company to award restricted stock to officers and other key employees, as well as non-employee directors. During 1996, the company awarded 84,830 shares of restricted stock to officers and other key employees as Performance Awards, and 2,200 shares of restricted stock were granted to non-employee directors.

C.  Stockholders' rights plan

The company is authorized to issue 5,000,000 shares of preferred stock, of which 2,000,000 shares have been designated as Series A Junior Participating Preferred Stock of $1.00 par value. None of the preferred shares or the Series A Junior Participating Preferred Stock have been issued.

 On December 11, 1996, the company's board of directors adopted a new Stockholders' Rights Plan. Under the plan, each share of Caterpillar common stock represents one preferred stock purchase right. Each right entitles the holder to purchase 1/100th of a share of Series A Junior Participating Preferred Stock for the exercise price of $300.

 These rights are exercisable only in limited circumstances. If someone acquires 15% or more of Caterpillar's common stock or announces a tender offer to do so, each right holder (other than the acquiring person) will have the right to purchase Caterpillar common stock at a 50% discount. Similar rights would attach if the company was acquired in a merger or other transaction. The rights expire December 11, 2006.

19.  Operating leases

The company leases certain computer and communications equipment, transportation equipment and other property through operating leases. Lease expense on these leases is charged to operations as incurred. Total rental expense for operating leases was $151, $139 and $137 for 1996, 1995 and 1994, respectively. Minimum payments for operating leases having initial or remaining non-cancelable terms in excess of one year are:

Years ending December 31,
1997.....................................................................   $107
1998.....................................................................     73
1999.....................................................................     53
2000.....................................................................     19
2001.....................................................................     15
Thereafter...............................................................     44
                                                                            ----
Total lease commitments..................................................   $311
                                                                            ====

                                    TABLE V
--------------------------------------------------------------------------------

                                                         1996                       1995                        1994
                                                ---------------------     -----------------------      ------------------------
                                                             Weighted-                   Weighted-                     Weighted-
                                                             Average                     Average                       Average
                                                             Exercise                    Exercise                      Exercise
                                                 Shares       Price        Shares         Price          Shares         Price
                                               ----------    --------    ----------      --------      ----------      -------
Fixed Options
  Outstanding at beginning of year...........   6,633,824    $  43.91     6,553,371      $ 37.09        7,351,800      $ 31.19
  Granted to officers and key employees......   1,667,050    $  65.81     1,602,640      $ 60.31        1,581,540      $ 53.53
  Granted to outside directors...............      22,000    $  66.94        20,000      $ 55.81           22,000      $ 56.69
  Exercised..................................  (1,313,970)   $  36.05    (1,503,330)     $ 31.69       (2,344,369)     $ 29.90
  Lapsed.....................................     (71,847)   $  56.45       (38,857)     $ 49.70          (57,600)     $ 35.26
                                               ----------                ----------                     ---------
  Outstanding at end of year.................   6,937,057    $  50.61     6,633,824      $ 43.91        6,553,371      $ 37.09
                                               ===========               ==========                     =========
  Options exercisable at year-end............   3,772,135    $  40.87     3,584,140      $ 34.70        3,388,433      $ 30.58
  Weighted-average fair value of options
    granted during the year..................  $    16.24                $    15.23                    not applicable

--------------------------------------------------------------------------------
                                   TABLE VI
-----------------------------------------------------------------------------------------------------------------------
                                        Options Outstanding                                 Options Exercisable
                     --------------------------------------------------------        ----------------------------------
                                        Weighted Average
                                           Remaining
     Range of        # Outstanding      Contractual Life     Weighted-Average        # Outstanding     Weighted-Average
 Exercise Prices      at 12/31/96           (Years)           Exercise Price           at 12/31/96      Exercise Price
-----------------    --------------     ----------------     ---------------         -------------     ----------------
$23.56 to $37.53        2,403,201              4.9                $32.16                2,403,201          $32.16
$53.53 to $66.94        4,533,856              8.5                $60.39                1,368,934          $56.14
                       ---------                                                        ---------
                        6,937,057              7.3                $50.61                3,772,135          $40.87
                        =========                                                       =========

--------------------------------------------------------------------------------

NOTES continued
(Dollars in millions except per share data)
-------------------------------------------------------------------------------
20.  CONCENTRATION OF CREDIT RISK
Financial instruments which potentially subject the company to credit risk consist primarily of trade and finance receivables and short-term and long-term investments. Additionally, to a lesser extent, the company is potentially subject to credit risk associated with counterparties to derivative contracts.

 Trade receivables are primarily short-term receivables from independently owned and operated dealers which arise in the normal course of business. The company performs regular credit evaluations of its dealers. The company generally doesn't require collateral, and the majority of its trade receivables are unsecured. The company does make use of various devices such as security agreements and letters of credit to protect its interests as it deems necessary. No single dealer or region represents a significant concentration of credit risk. At December 31, 1996, 1995 and 1994, the carrying value of trade receivables approximated fair value.

 Finance receivables primarily represent receivables under installment sales contracts, receivables arising from leasing transactions and notes receivable. The company generally maintains a secured interest in the equipment financed. Receivables from customers in construction-related industries made up approximately one-third of total finance receivables at December 31, 1996, 1995 and 1994, respectively. No single customer or region represents a significant concentration of credit risk. Fair value information for finance receivables can be found in note 16 and in Table IV on Pages A-18 and A-20, respectively.

 The company has short-term and long-term investments with high quality institutions and, by policy, limits the amount of credit exposure to any one institution. At December 31, 1996, 1995 and 1994, the carrying value of short-term investments approximated fair value. Long-term investments are held by Caterpillar Insurance Co. Ltd. and are a component of "Other assets" in Statement 3. At December 31, 1996 and 1995, the company had a long-term investment which collateralizes a capital lease obligation (note 14). At December 31, 1996, 1995 and 1994, the carrying value of long-term investments was $508, $449 and $172, respectively, which, based on quoted market prices, approximated fair value.

 At December 31, 1996, 1995 and 1994, Caterpillar Financial Services Corporation was contingently liable under guarantees of securities of certain Caterpillar dealers totaling $253, $282 and $258, respectively, of which $159, $222 and $165 was outstanding, respectively. These guarantees have terms ranging up to two years and are fully secured by dealer assets. No loss has been experienced nor is any anticipated under these agreements.

 At December 31, 1996, the company had outstanding derivative contracts with notional amounts totaling $3,957 with terms generally ranging up to five years. The company deals only with financial institutions, which in the opinion of management, will not expose the company to undue credit loss exposure. The company does not anticipate nonperformance by any of the counterparties. Collateral is not required of the coun terparties or of the company. The company's exposure to credit loss in the event of nonperformance by the counterparties is limited to only the recognized but not realized gains incurred on the derivative contracts. At December 31, 1996, the company's exposure to credit loss was $14.

21.  ENVIRONMENTAL MATTERS
At this time, based on current regulations, the potential impact of environmental regulation compliance on the company's capital expenditures, earnings and competitive position is not expected to be material.

 The company is involved in a number of remediation actions to clean up hazardous wastes as required by federal and state laws. These laws often require responsible parties to fund remediation actions regardless of fault, legality of original disposal or ownership of a disposal site. Under accounting guidelines, the company is required to accrue and charge to income management's best estimate of future costs associated with these sites. When there appears to be a range of possible costs with equal likelihood, liabilities are based on the lower end of that range. For 1996, the amount accrued for potential clean-up costs is contained in the line item, "Accounts payable and accrued expenses" in Statement 3, and represents an immaterial portion of that line item. While the company may have rights of contribution or reimbursement under insurance policies, amounts that may be recoverable from other entities are not considered in establishing the accrual.
 In deciding upon amounts to be reserved for potential environmental liability at a particular site, the company looks at several factors including:
        . prior experience regarding environmental remediation at a similar site;
        .  experience of other companies at a similar site;
        .  technology available for remediation at the time;
        . the stage of remediation for the particular site (i.e., whether the site is at the identification stage or whether a remedial investigation or feasibility study has been conducted);
        .  documentation, if any, linking the company to a particular site;
        . the amount the company has been asked to contribute to a particular site; and
        . aspects of the law under which the company is alleged to be liable for clean up.
 The company also looks at these factors in deciding whether it could incur liabilities beyond those which it has accrued for future remediation. It is difficult to estimate potential liability at sites in very early stages of remediation (of which the company has seven currently). At this time, however, the company believes the likelihood of incurring any material environmental liability beyond that accrued is remote.

22. PLANT CLOSING AND CONSOLIDATION COSTS
At December 31, 1996, the reserve for plant closing and consolidation costs was $259. Of this balance, $166 is related to costs associated with the closure of the Component Products Division's Precision Barstock Products (PBP) operation located in York, Pennsylvania. Significant costs related to the York PBP portion of the reserve are employee severance benefits (pension, medical and supplemental unemployment benefits), rearrangement and start-up costs related to the relocation of production, and write-down of buildings, machinery and equipment.
 The probable closing of the York PBP manufacturing operation was announced in December 1991. In March 1996, it was announced that the facility would be closed. The company is currently in the process of closing the unit.

                                                                Caterpillar Inc.
--------------------------------------------------------------------------------

  Also included in the reserve for plant closing and consolidation costs at December 31, 1996, was $69 for write-downs of buildings, machinery and equipment at previously closed facilities. The write-downs establish a new cost basis for assets that have been permanently impaired. The remainder of the reserve at December 31, 1996, is related to severance benefits provided to former employees at previously closed facilities. The reserve for such benefits is reduced as the benefits are provided. Currently, benefits are expected to be provided through 2003.

23.  Segment information

A.  Nature of operations

The company operates in three principal business segments:
  (1) Machinery--Design, manufacture and marketing of construction, mining and agricultural machinery -- track and wheel tractors, track and wheel loaders, pipelayers, motor graders, wheel tractor-scrapers, track and wheel excavators, backhoe loaders, mining shovels, log skidders, log loaders, off-highway trucks, articulated trucks, paving products and related parts.
  (2) Engines--Design, manufacture and marketing of engines for earthmoving and construction machines, on-highway trucks and locomotives; marine, petroleum, agricultural, industrial and other applications; electric power generation systems; and related parts. Caterpillar reciprocating diesel and spark-ignited engines meet power needs ranging from 40 to 13,600 horsepower. Turbines range from 1,340 to 15,000 horsepower (1000 to 11 200 kilowatts).
  (3) Financial Products -- Provides financing alternatives for Caterpillar and noncompetitive related equipment, and extends loans to Caterpillar customers and dealers. Also provides various forms of insurance to Caterpillar dealers and customers to help support their purchase and financing of Caterpillar equipment.

  The company conducts operations in the Machinery and Engines segments of its business under highly competitive conditions, including intense price competition. It places great emphasis upon the high quality and performance of its products and the service support for such products which is supplied by its dealers. Although no one competitor is believed to produce all of the same types of machines and engines produced by the company, there are numerous companies, large and small, which compete with the company in the sale of each of its products.

  The company's products are sold primarily under the marks "Caterpillar," "Cat," "Solar," "Barber-Greene" and "MaK" (acquired 12/31/96). Machines are distributed principally through a worldwide organization of dealers, 65 located in the United States and 127 located outside the United States. Worldwide, these dealers have more than 1,300 places of business. Diesel and spark-ignited engines are sold principally through the worldwide dealer organization and to other manufacturers for use in products manufactured by them. Caterpillar dealers do not deal exclusively in the company's products, although in most cases sales and servicing of the company's products are the dealers' principal business. Turbines are sold through a sales force employed by Solar Turbines Incorporated, a wholly owned subsidiary, or its subsidiaries and associated companies. These employees are from time to time assisted by independent sales representatives.

  Financial Products consists primarily of Caterpillar Financial Services Corporation and its subsidiaries and Caterpillar Insurance Services Corporation.

  The principal markets for the Machinery and Engines segments are located in the United States, Europe, Asia/Pacific and Latin America. The United States is the principal market for the Financial Products segment.

  The majority of the company's sales and revenues is derived from the Machinery segment.

B.  Business segments

The high degree of integration of the company's manufacturing operations necessitates the use of a substantial number of allocations in the determination of business segment information. Intersegment sales and revenues, which primarily represent intersegment engine sales, are valued at prices comparable to those for unrelated parties.

  Information on the company's business segments was as follows:

                                                 1996       1995      1994
                                                ------     ------    ------
For the years ended December 31:
 Sales:
  Machinery..................................   $11,862    $11,336   $10,164
  Engines....................................     4,879      4,920     4,381
 Elimination of intersegment engine sales....      (927)      (805)     (682)
                                                -------    -------   -------
 Consolidated sales..........................    15,814     15,451    13,863
 Financial Products revenues.................       708        621       465
                                                -------    -------   -------
 Sales and revenues..........................   $16,522    $16,072   $14,328
                                                =======    =======   =======
 Operating profit:
  Machinery..................................   $ 1,562    $ 1,210   $ 1,099
  Engines....................................       395        462       348
  Financial Products.........................       114         88        64
                                                -------    -------   -------
                                                  2,071      1,760     1,511
 General corporate expenses..................      (100)       (79)      (77)
                                                -------    -------   -------
 Operating profit............................   $ 1,971    $ 1,681   $ 1,434
                                                =======    =======   =======
 Capital expenditures -- including
  equipment leased to others:
   Machinery.................................   $   314    $   256   $   272
   Engines...................................       152        179       182
   Financial Products........................       263        210       187
   General corporate.........................        42         34        53
                                                -------    -------   -------
                                                $   771    $   679   $   694
                                                =======    =======   =======
 Depreciation and amortization:
  Machinery..................................   $   372    $   375   $   394
  Engines....................................       171        172       168
  Financial Products.........................       121        102        95
  General corporate..........................        32         33        26
                                                -------    -------   -------
                                                $   696    $   682   $   683
                                                =======    =======   =======
At December 31:
 Identifiable assets:
  Machinery..................................   $ 6,010    $ 5,122   $ 5,773
  Engines....................................     3,023      2,746     2,570
  Financial Products.........................     6,572      5,592     4,668
                                                -------    -------   -------
                                                 15,605     13,460    13,011
 General corporate assets....................     2,422      2,894     2,784
 Investments in unconsolidated
  affiliated companies.......................       701        476       455
                                                -------    -------   -------
 Total assets................................   $18,728    $16,830   $16,250
                                                =======    =======   =======

NOTES continued
(Dollars in millions except per share data)
-------------------------------------------------------------------------------

Geographic segments

  Manufacturing activities of the Machinery and Engines segments are carried on in 31 plants in the United States; four in the United Kingdom; two each in China, France, Germany, Italy and Mexico; and one each in Australia, Belgium, Brazil, Hungary, Indonesia, Poland and Russia. Three major distribution centers are located in the United States and ten are located outside the United States. While the majority of the activity of the Financial Products segment is carried on in the United States, it also conducts operations in Australia, Canada, Europe and Mexico.

  Caterpillar is a highly integrated company. The product of subsidiary companies' manufacturing operations located outside the United States, in most instances, consists of components manufactured or purchased locally which are assembled with components purchased from related companies. As a result, the profits of these operations do not bear any definite relationship to their assets, and individual subsidiaries' results cannot be viewed in isolation. Prices between Caterpillar companies are established at levels deemed equivalent to those which would prevail between unrelated parties.

  Information on the company's geographic segments, based on the location of the company's manufacturing operations for Machinery and Engines, was as follows:

                                                     1996        1995       1994
                                                    -------    --------   --------
For the years ended December 31:
 Sales:
  United States..................................   $13,042     $12,191    $10,994
  Europe.........................................     2,214       2,638      2,358
  All other......................................     1,138       1,200      1,050
 Elimination of intersegment sales from:
  United States..................................      (265)       (308)      (266)
  Europe.........................................      (135)       (125)      (141)
  All other......................................      (180)       (145)      (132)
                                                    -------     -------    -------
 Consolidated sales..............................    15,814      15,451     13,863
  Revenues:
    United States................................       534         482        362
    All other....................................       174         139        103
                                                    -------     -------    -------
 Sales and revenues..............................   $16,522     $16,072    $14,328
                                                    =======     =======    =======
 Operating profit:
   Machinery and Engines:
    United States................................   $ 1,708     $ 1,356    $ 1,108
    Europe.......................................       166         206        244
    All other....................................        83         110         95
                                                     -------     -------    -------
                                                      1,957       1,672      1,447
                                                    -------     -------    -------
   Financial Products:
    United States................................        98          81         61
    All other....................................        16           7          3
                                                    -------     -------    -------
 Total Financial Products........................       114          88         64
                                                    -------     -------    -------
                                                      2,071       1,760      1,511
General corporate expenses.......................      (100)        (79)       (77)
                                                    -------     -------    -------
Operating profit.................................   $ 1,971     $ 1,681    $ 1,434
                                                    =======     =======    =======

                                                     1996        1995       1994
                                                    -------     -------    -------
At December 31:
 Identifiable assets:
  Machinery and Engines:
   United States.................................   $ 6,495     $ 5,836    $ 6,445
   Europe........................................      1702       1,229      1,160
   All other.....................................       836         803        738
                                                    -------     -------    -------
                                                      9,033       7,868      8,343
                                                    -------     -------    -------
  Financial Products:
   United States.................................     4,687       4,042      3,557
   All other.....................................     1,885       1,550      1,111
                                                    -------     -------    -------
                                                      6,572       5,592      4,668
                                                    -------     -------    -------
                                                     15,605      13,460     13,011
 General corporate assets........................     2,422       2,894      2,784
 Investments in unconsolidated
  affiliated companies...........................       701         476        455
                                                    -------     -------    -------
 Total assets....................................   $18,728     $16,830    $16,250
                                                    =======     =======    =======

D. Non-U.S. sales

Sales outside the United States were 51% of consolidated sales for 1996, 52% for 1995 and 49% for 1994. Information on the company's sales outside the United States, based on dealer location, was as follows:

                                                     1996        1995       1994
                                                    -------     -------    -------
For the years ended December 31:
 Sales of U.S. manufactured product:
  Asia/Pacific...................................    $1,743      $1,505     $1,338
  Europe.........................................     1,065       1,005        821
  Latin America..................................       913         829        763
  Africa/Middle East.............................       767         644        522
  Canada.........................................       748         852        806
                                                     ------      ------     ------
                                                      5,236       4,835      4,250
                                                     ------      ------     ------
 Sales of non-U.S. manufactured product:
  Asia/Pacific...................................       817         785        626
  Europe.........................................     1,301       1,681      1,257
  Latin America..................................       325         354        388
  Africa/Middle East.............................       384         270        231
  Canada.........................................        75         104        103
                                                     ------      ------     ------
                                                      2,902       3,194      2,605
                                                     ------      ------     ------
 Total sales outside the United States:
  Asia/Pacific...................................     2,560       2,290      1,964
  Europe.........................................     2,366       2,686      2,078
  Latin America..................................     1,238       1,183      1,151
  Africa/Middle East.............................     1,151         914        753
  Canada.........................................       823         956        909
                                                     ======      ======     ======
                                                     $8,138      $8,029     $6,855
                                                     ======      ======     ======

                                                                Caterpillar Inc.

--------------------------------------------------------------------------------

24.  Selected quarterly financial results (unaudited)
Financial information for interim periods was as follows:


                                                   1996 Quarter
                                         -------------------------------
                                           1st     2nd     3rd     4th
                                         -------  ------  ------  ------
Sales and revenues....................    $3,844  $4,180  $4,033  $4,465
Less: Revenues........................       162     172     184     190
                                          ------  ------  ------  ------
Sales.................................     3,682   4,008   3,849   4,275
Cost of goods sold....................     2,780   2,976   2,905   3,171
                                          ------  ------  ------  ------
Gross margin..........................       902   1,032     944   1,104
Profit................................       296     374     310     381

Profit per share of common stock......    $ 1.53  $ 1.94  $ 1.61  $ 1.99


                                                   1995 Quarter
                                          ------------------------------
                                           1st     2nd     3rd     4th
                                          ------  ------  ------  ------

Sales and revenues....................    $3,913  $4,213  $3,733  $4,213
Less: Revenues........................       140     154     165     162
                                          ------  ------  ------  ------
Sales.................................     3,773   4,059   3,568   4,051
Cost of goods sold....................     2,890   3,110   2,878   3,122
                                          ------  ------  ------  ------
Gross margin..........................       883     949     690     929
Profit................................       300     323     213     300

Profit per share of common stock......    $ 1.50  $ 1.62  $ 1.07  $ 1.53

Eleven-year Financial Summary
(Dollars in millions except per share data)
--------------------------------------------------------------------------------

                                        1996       1995       1994       1993
                                     ---------  ---------  ---------  ---------
For the Years Ended December 31:
Sales and revenues...................  $16,522     16,072     14,328     11,615
  Sales..............................  $15,814     15,451     13,863     11,235
   Percent inside the United States..       49%        48%        51%        51%
   Percent outside the United States.       51%        52%        49%        49%
  Revenues...........................  $   708        621        465        380
Profit (loss) before effects of
 accounting changes/(1)/.............  $ 1,361      1,136        955        652
Effects of accounting changes/(2)/...  $    --         --         --         --
Profit (loss)/(1)/...................  $ 1,361      1,136        955        652
Profit (loss) per share of common
 stock:/(1)(3)/
  Profit (loss) before effects of
   accounting changes/(1)/...........  $  7.07       5.72       4.70       3.21
  Effects of accounting changes/(2)/.  $    --         --         --         --
  Profit (loss)......................  $  7.07       5.72       4.70       3.21
Dividends declared per share of
 common stock........................  $  1.55       1.30        .63        .30
Return on average common stock
 equity..............................     36.3%      36.1%      37.4%      34.6%
Capital expenditures:
  Land, buildings, machinery and
   equipment.........................  $   506        464        501        417
  Equipment leased to others.........  $   265        215        193        215
Depreciation and amortization........  $   696        682        683        668
Research and engineering expenses....  $   570        532        435        455
  As a percent of sales and revenues.      3.4%       3.3%       3.0%       3.9%
Provision (credit) for income
 taxes/(4)/..........................  $   613        501        354         42
Wages, salaries and employee
 benefits............................  $ 3,437      2,919      3,146      3,038
Average number of employees..........   54,968     54,263     52,778     50,443

At December 31:
Total receivables:
  Trade and other....................  $ 3,084      2,657      3,096      2,769
  Finance............................  $ 5,646      4,820      3,988      3,140
Inventories..........................  $ 2,222      1,921      1,835      1,525
Total assets:
  Machinery and Engines..............  $12,156     11,238     11,582     11,131
  Financial Products.................  $ 6,572      5,592      4,668      3,676
Long-term debt due after one year:
  Machinery and Engines..............  $ 2,018      2,049      1,934      2,030
  Financial Products.................  $ 2,514      1,915      2,336      1,865
Total debt:
  Machinery and Engines..............  $ 2,176      2,219      2,037      2,387
  Financial Products.................  $ 5,283      4,181      3,866      3,041
Ratios -- excluding Financial
 Products:
  Ratio of current assets to current
   liabilities.......................1.68 to 1  1.78 to 1  1.62 to 1  1.53 to 1
  Percent of total debt to total
   debt and stockholders' equity.....     34.6%      39.6%      41.2%      52.1%

/(1)/ 1993 profit was after extraordinary loss on early retirement of debt;
      profit before extraordinary loss was $681, $3.36 per share of common stock. 1987 profit was after extraordinary tax benefit; profit before extraordinary tax benefit was $319, $1.60 per share of common stock.
/(2)/ Effective January 1, 1992, the company adopted SFAS 106, SFAS 109 and SFAS
      112.
/(3)/ Computed on weighted average number of shares outstanding.
/(4)/ The company adopted SFAS 109 in 1992. Prior to 1992, the tax provision was determined in accordance with APB 11. The 1987 provision for income taxes, including the reduction for the $31 extraordinary tax benefit, was $87.

                                                            Caterpillar Inc.

----------------------------------------------------------------------------

   1992       1991       1990       1989       1988       1987       1986
---------  ---------  ---------  ---------  ---------  ---------  ---------

   10,194     10,182     11,436     11,126     10,435      8,294      7,380
    9,840      9,838     11,103     10,882     10,255      8,180      7,321
       45%        41%        45%        47%        50%        52%        54%
       55%        59%        55%        53%        50%        48%        46%
      354        344        333        244        180        114         59

     (218)      (404)       210        497        616        350         76
   (2,217)        --         --         --         --         --         --
   (2,435)      (404)       210        497        616        350         76



    (1.08)     (2.00)      1.04       2.45       3.04       1.76        .39
   (10.98)        --         --         --         --         --         --
   (12.06)     (2.00)      1.04       2.45       3.04       1.76        .39

      .30        .53        .60        .60        .43        .28        .31

    (86.7%)     (9.4%)      4.7%      11.6%      16.0%      10.4%       2.4%


      515        653        926        984        732        463        290
      125        121        113        105         61         30         41
      654        602        533        471        434        425        453
      446        441        420        387        334        298        308
      4.4%       4.3%       3.7%       3.5%       3.2%       3.6%       4.2%

     (114)      (152)        78        162        262        118         21

    2,795      3,051      3,032      2,888      2,643      2,284      2,184
   52,340     55,950     59,662     60,784     57,954     53,770     54,024



    2,330      2,133      2,361      2,353      2,349      2,044      1,755
    2,525      2,145      1,891      1,498      1,222        795        466
    1,675      1,921      2,105      2,120      1,986      1,323      1,211

   10,979      9,346      9,626      9,100      8,226      6,647      6,134
    2,956      2,696      2,325      1,826      1,460        984        627

    2,753      2,676      2,101      1,797      1,428        900        963
    1,366      1,216        789        491        525        387        171

    3,271      3,136      2,873      2,561      2,116      1,484      1,582
    2,401      2,111      1,848      1,433      1,144        712        370


1.57 to 1  1.74 to 1  1.67 to 1  1.78 to 1  1.76 to 1  1.55 to 1  1.50 to 1


     67.5%      43.7%      38.8%      36.4%      34.0%      29.4%      33.4%

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

The discussions of Results of Operations and Liquidity and Capital Resources are grouped as follows:

  Consolidated--represents the consolidated data of Caterpillar Inc. and all its subsidiaries (affiliated companies that are more than 50% owned).

  Machinery and Engines--company operations excluding the Financial Products subsidiaries. This category consists primarily of the company's manufacturing, marketing and parts distribution operations, which are highly integrated. Unless attributed to a particular subsidiary, items discussed in Management's Discussion and Analysis reflect the consolidated effect of contributions by worldwide operations.

  Financial Products--the company's Financial Products subsidiaries, primarily Caterpillar Financial Services Corporation (Cat Financial) and Caterpillar Insurance Services Corporation. Cat Financial and its subsidiaries in the Americas, Australia and Europe derive earnings from financing sales and leases of Caterpillar products and noncompetitive related equipment and from loans extended to Caterpillar customers and dealers. Caterpillar Insurance Services Corporation provides insurance services to Caterpillar dealers and customers to help support their purchase and financing of Caterpillar equipment.

RESULTS OF OPERATIONS
---------------------

1996 COMPARED WITH 1995

Profit for 1996 was $1.36 billion or $7.07 per share of common stock, an improvement of $225 million over profit of $1.14 billion or $5.72 per share for 1995. Sales and revenues of $16.52 billion were $450 million higher than last year.

Machinery and Engines

Sales were $15.81 billion, an increase of $363 million from 1995. Profit before tax was $1.79 billion, an improvement of $296 million. The primary reasons for the increase in profit were a 2% improvement in price realization and the effect of the stronger dollar as costs incurred in Japanese yen and European currencies translated into fewer U.S. dollars.

  Price realization improved primarily because of price increases taken over the past year and the absence of certain European currency hedges in place a year ago. (The adverse impact of currency hedges (forward contracts) that matured during 1995 was about $135 million. All such forward contracts had matured as of the end of 1995.) A favorable change in geographic sales mix also contributed to the improved price realization. These favorable factors were partially offset by higher sales discounts and the negative effect of the stronger dollar on sales in European and Asian currencies.

  Physical sales volume was about the same as in 1995.

  Margin (sales less cost of goods sold) increased $531 million or 15%. Margin as a percent of sales was 25.2%, up from 22.3%, primarily because of the better price realization and the effect of the stronger dollar as costs incurred in Japanese yen and European currencies translated into fewer U.S. dollars. In addition, margins have improved as a result of lower material costs (a result of our joint efforts with suppliers) and continued improvements in manufacturing efficiencies.

  These favorable items were partially offset by higher incentive pay expense.

  Selling, general and administrative expenses were $1.72 billion, compared with $1.48 billion in 1995. The $232 million increase reflects higher spending levels in support of expanded operations and major initiatives to enhance long-term growth, the effect of inflation on costs and higher incentive pay expense.

  Research and development (R&D) expenses were up $35 million from 1995. The increase primarily reflects continuing high levels of activity for new product introductions and higher incentive pay expense.

  Operating profit of $1.86 billion was $264 million higher than 1995. Operating profit as a percent of sales was 11.7% compared with 10.3% a year ago.

  Interest expense of $194 million was about the same as a year ago.

  Other income/expense was income of $127 million compared with income of $92 million last year. The increase of $35 million is primarily due to a favorable change in foreign exchange gains and losses, higher interest income and several small favorable items recorded in 1996. Partially offsetting these favorable items was the absence of a $10 million reimbursement recorded in 1995 under the company's insurance coverage for the settlement of two class action complaints.

Financial Products

Before-tax profit for Financial Products was a record $151 million, up $30 million from 1995. The increase resulted primarily from a larger portfolio of earning assets at Cat Financial and gains recognized on the sale of securities at Caterpillar Insurance Company Limited (Cat Insurance). Partially offsetting these favorable items was the absence of an $11 million pre-tax gain recorded in 1995 for interest rate caps written by Cat Financial. (The caps were terminated during second-quarter 1995.)

  Revenues of $708 million were a record and were up $87 million, primarily the result of Cat Financial's larger portfolio. Selling, general and administrative expenses were up $38 million, primarily due to Cat Financial's higher depreciation on leased equipment and other increases due to a larger portfolio. Interest expense was up $23 million due to increased borrowings to support the larger portfolio, partially offset by lower borrowing rates. Other income/expense was income of $37 million, an increase of $4 million from a year ago.

Income Taxes

Income tax expense was $613 million, $112 million higher than a year ago. The increase primarily reflects higher before-tax profit. The effective tax rate was 31.6% compared with 31.0% for 1995.

Unconsolidated Affiliated Companies

The company's share of unconsolidated affiliated companies' results was $33 million, up $11 million from a year ago. Profits from new unconsolidated affiliates F.G. Wilson, L.L.C. and Caterpillar Elphinstone Pty. Ltd. along with higher profits at Shin Caterpillar Mitsubishi Ltd. were the primary reasons for the increase from 1995.

                                                                Caterpillar Inc.
--------------------------------------------------------------------------------

FOURTH-QUARTER 1996
COMPARED WITH FOURTH-QUARTER 1995

Fourth-quarter profit of $381 million or $1.99 per share was $81 million higher than fourth-quarter 1995 profit of $300 million or $1.53 per share. A 4% increase in physical sales volume and a 2% increase in price realization were the most significant factors contributing to the increased profits.

Machinery and Engines

Profit before tax of $485 million was up 19% or $77 million from last year's fourth-quarter. Sales of Machinery and Engines of $4.28 billion were up 6%. The higher sales resulted from a 4% increase in physical sales volume along with a 2% improvement in price realization.

  The increase in physical sales volume primarily resulted from higher machine sales inside the United States that were partially offset by lower machine sales outside the United States and lower engine sales inside the United States.

  Price realization improved primarily because of price increases taken over the past year and the absence of certain European currency hedges in place a year ago. (The adverse impact of currency hedges (forward contracts) that matured during fourth-quarter 1995 was about $30 million. All such forward contracts had matured as of the end of 1995.) These favorable factors were partially offset by higher sales discounts and the negative effect of the stronger dollar on sales in European currencies.

  Margin (sales less cost of goods sold) of $1.10 billion increased $175 million from the fourth-quarter a year ago. Margin as a percent of sales was 25.8%, up from 22.9%, primarily because of better price realization. Also contributing to the higher margins were the higher volume, the favorable impact of a smaller reduction of inventory during the quarter as compared to a year ago and the effect of the stronger dollar as costs incurred in Japanese yen and European currencies translated into fewer U.S. dollars.

  Partially offsetting the impact on margin from these favorable items were higher incentive pay expense and an unfavorable product sales mix.

  Selling, general and administrative expenses were $497 million, compared with $392 million during the fourth-quarter 1995. The $105 million increase reflects increased spending levels in support of expanded operations and major growth initiatives, volume-related parts distribution expenses, the effect of inflation on costs and higher incentive pay expense.

  Research and development expenses of $111 million were up $9 million from the fourth-quarter a year ago. The increase primarily reflects continuing high levels of activity for new product introductions and higher incentive pay expense.

  Operating profit was $496 million, up $61 million from the fourth-quarter a year ago. Operating profit, as a percent of sales, was 11.6% compared with 10.7% a year ago.

  Interest expense was about the same as fourth-quarter a year ago.

  Other income/expense was income of $37 million compared with income of $20 million last year. The change reflects a favorable change in foreign exchange gains and losses and several small favorable items recorded during the quarter.

Financial Products

Before-tax profit for Financial Products was $35 million, a record for any fourth-quarter and an improvement of $15 million from last year's fourth-quarter. The higher profit was primarily the result of a larger portfolio of earning assets at Cat Financial.

  Fourth-quarter record revenues of $190 million were up $28 million compared with fourth-quarter 1995, primarily the result of Cat Financial's larger portfolio.

  Selling, general and administrative expenses were $84 million, an increase of $14 million compared with fourth-quarter a year ago, primarily due to Cat Financial's higher depreciation on leased equipment and other increases due to a larger portfolio. Interest expense was $9 million higher due to increased borrowings to support the larger Cat Financial portfolio, partially offset by lower borrowing rates. Other income/expense was income of $13 million, an increase of $10 million primarily due to higher investment income from Cat Insurance's investment portfolio.

Income Taxes

The provision for income taxes was $151 million, compared with $133 million for the fourth-quarter last year. The increase primarily was due to the higher before-tax profit partially offset by a lower effective tax rate. The effective tax rate was 29% compared with 31% for the fourth-quarter of 1995.

Unconsolidated Affiliated Companies

The company's share of unconsolidated affiliated companies' results was $12 million, up $7 million from a year ago. Higher profits from Shin Caterpillar Mitsubishi Ltd. were the primary reason for the increase.

FOURTH-QUARTER 1996
COMPARED WITH THIRD-QUARTER 1996

Fourth-quarter profit of $381 million or $1.99 per share was $71 million higher than third-quarter profit of $310 million or $1.61 per share. A 12% increase in sales volume was the most significant factor contributing to the increased profit.

Machinery and Engines

Profit before tax for Machinery and Engines was $485 million, an $84 million increase from the previous quarter. Sales of $4.28 billion increased $426 million because of the 12% higher physical sales volume. The increase in physical sales volume was primarily the result of higher machine and engine sales both inside and outside the United States. Price realization was lower due to higher sales discounts.

  Margin was $160 million higher than the third quarter. As a percent of sales, the margin rate was 25.8% compared with 24.5% last quarter. The higher margin rate is attributed to the favorable impact of higher sales and a more favorable mix of product sold. Partially offsetting these favorable items were higher sales discounts and the unfavorable impact of a reduction of inventory during the quarter.

  Selling, general and administrative expenses were $497 million, up $74 million from third quarter. The increase was somewhat typical, as the fourth-quarter is generally a higher cost quarter for these types of expenses. However, the increase is primarily reflective of increased activity in support of expanded

MANAGEMENT'S DISCUSSION AND ANALYSIS continued
--------------------------------------------------------------------------------

operations and major growth initiatives. Volume-related parts distribution expenses were also higher.

  Research and development expenses of $111 million were up $7 million from the third quarter. The increase primarily reflects continuing high levels of activity for new product introductions and higher incentive pay expense.

  Operating profit of $496 million increased $79 million. As a percent of sales, operating profit was 11.6%, up from 10.8% in the third quarter.

  Interest expense of $48 million was essentially the same as the third quarter.

  Other income/expense was income of $37 million, an increase of $5 million resulting from several small favorable items recorded during the quarter.

Financial Products

Financial Products' before-tax profit was $35 million, a decrease of $4 million from third quarter. Revenues were up $6 million, primarily the result of Cat Financial's larger portfolio. Selling, general and administrative expenses were up $15 million mostly due to a higher provision for credit losses at Cat Financial and other increases due to a larger portfolio. Other income/expense was income of $13 million, up $6 million from the third quarter primarily due to higher investment income from Cat Insurance's investment portfolio.

Income Taxes

Income tax expense of $151 million increased $13 million from the previous quarter. The increase primarily reflects the higher profit before tax partially offset by a reduction in the effective tax rate to 29%.

Unconsolidated Affiliated Companies

The company's share of unconsolidated affiliated companies' results was $12 million, up $4 million from the previous quarter. Higher profits from Shin Caterpillar Mitsubishi Ltd. were the primary reason for the increase.

1996 SALES

Caterpillar worldwide sales were a record $15.81 billion in 1996, a $363 million or 2% increase over 1995. The primary reason for the increase was improved price realization. Sales increases were highest in the Asia/Pacific region and the United States. Gains also were registered in Africa/Middle East and Latin America while sales declined in Europe/Commonwealth of Independent States (CIS) and Canada.

Sales by Business Segment
                1996    1995    1994
               ----------------------
                     (Billions)
Machinery..... $11.86  $11.33  $10.16
Engines.......   3.95    4.12    3.70
               ------  ------  ------
               $15.81  $15.45  $13.86
               ======  ======  ======
-------------------------------------

Worldwide sales for the Machinery segment increased 5% from 1995, setting another all-time record. Most of the improvement was due to higher price realization although sales volume also increased due to higher dealer sales to end-users.

  Engine segment sales declined 4% from 1995 levels after four consecutive years of record sales. The decline was due primarily to a drop in demand for on-highway truck engines that more than offset an increase in sales to power generation applications. Turbine sales also increased in power generation applications as well as oil and gas applications.

Caterpillar Sales Inside the United States
                     1996    1995    1994
                     --------------------
                          (Billions)
Machinery........... $ 5.89  $ 5.49  $ 5.16
Engines.............   1.78    1.93    1.85
                     ------  ------  ------
                     $ 7.67  $ 7.42  $ 7.01
                     ======  ======  ======
-------------------------------------------

Caterpillar sales inside the United States were $7.67 billion, a $254 million or 3% increase over 1995, as higher sales in the machinery segment more than offset a decline in the engine segment. Company machinery sales rose as dealers increased their new machine inventories in response to the improved economic outlook. This favorable inventory action combined with improved price realization more than offset the impact of slightly lower dealer machine sales to end-users. For the engine segment, higher turbine sales failed to offset the decline in diesel and gas engines. Engine price realization was somewhat lower than 1995.

  Sales inside the United States represented 49% of the worldwide total versus 48% in 1995.

Dealer Machine Sales to End-Users Inside the United States

The United States economy registered moderate growth in 1996 with Gross Domestic Product (GDP) increasing about 2.5%. This moderate growth combined with higher construction and mining activity was sufficient to keep industry demand for machines near last year's outstanding level. Machine sales to end-users, however, declined slightly due to a lower share of industry sales primarily in sand and quarry applications as well as in commercial, industrial and government building construction. Deliveries increased to dealers' dedicated rental fleets, which continue to constitute about one-quarter of all dollar deliveries.

  Sales of machines to end-users in the construction sector declined slightly:

        . Highway sales were lower as construction spending remained at 1995 levels.

        . Sales to the commercial, industrial and government building sector also were lower despite growth in private and public nonresidential building construction.

        . Housing-related sales were flat although housing starts were up 9%.

  Sales to end-users also declined in the commodity sector:

        . Coal mining sales were down although mine production was up. Coal prices were generally lower.

        . Sales to the sand and quarry sector of mining also were lower despite higher mine production.

        . Metal mining-related sales declined reflecting lower metals prices as well as lower mine production.

                                                                Caterpillar Inc.
--------------------------------------------------------------------------------

        . Sales to the agricultural sector rose reflecting the addition of new models and a healthy farm economy.

        . Forestry-related sales were lower. Lumber production was flat and prices were down. Both pulp production and prices were down with prices down significantly.

  Sales to end-users in industrial and landfill sectors were both higher.

Engine Sales to End-Users Inside the United States

Engine sales to end-users declined as lower diesel and gas engine sales more than offset an increase in turbine sales:

        .  Sales of engines to truck and bus Original Equipment Manufacturers
           (OEMs) fell as demand for heavy duty trucks declined significantly.

        . Diesel and gas engine sales remained near 1995 levels for other applications as higher demand in marine and petroleum applications offset lower demand in power generation and industrial applications.

        . Higher turbine sales in oil and gas applications more than offset a decline of turbine sales in power generation applications.

Caterpillar Sales Outside the United States


                                                     1996    1995    1994
                                                    ---------------------
                                                        (Billions)
Machinery..................................         $5.97   $5.84   $5.00
Engines....................................          2.17    2.19    1.85
                                                    -----   -----   -----
                                                    $8.14   $8.03   $6.85
                                                    =====   =====   =====
-------------------------------------------------------------------------

  Caterpillar sales outside the United States were $8.14 billion, a 1% increase from 1995. These sales represented 51% of worldwide sales, down from 52% in 1995. Sales were mixed by region with gains in Asia/Pacific, Africa/Middle East and Latin America offsetting declines in Europe/CIS and Canada.

  Machinery segment sales surpassed 1995 levels as improved price realization more than offset a drop in sales volume. Dealer sales to end-users, however, increased.

  Engine segment sales were virtually unchanged as price realization and sales volume remained near 1995 levels. Diesel and gas engine sales declined although gains were registered in the Asian and Latin American areas. Dealer sales to end-users, however, increased with gains in power generation, industrial and petroleum applications more than offsetting a decline in sales to marine and on-highway truck OEM applications. Turbine sales increased in oil and gas applications as well as industrial power generation with the largest gains in Africa/Middle East and Asia/Pacific.

Asia/Pacific

Sales rose 12% with gains in most major countries. Sales were up in Australia as the economy continued to register moderate growth. Sales in Japan also increased reflecting economic recovery and higher spending in anticipation of a 1997 sales tax increase.

  In China, strong economic growth continued, but did not lead to higher sales due to tight government policies.

  Sales rose in the rest of the Asia/Pacific region. Continued strong economic growth and investment in infrastructure projects led to higher end-user demand for machines in most applications including forestry, housing and highway construction. Sales of both diesel and gas engines, as well as turbines increased.

Europe/CIS

Sales declined 12% due to a reduction in dealer new machine inventories and a drop in industry demand, both of which were caused by slower economic growth of Western Europe in 1996. Sales were lower in most countries, including the United Kingdom, Germany and France. Dealer sales to end-users, however, remained near 1995 levels due to a higher share of industry sales.

  Sales to Central Europe increased reflecting good economic growth throughout the region.

  In the CIS, sales declined reflecting the continued recession and high levels of political uncertainty, particularly in Russia.

Latin America

Sales rose 5% as higher engine sales offset a decline in machine sales.
Sales posted sizable gains in Mexico and Argentina as both economies picked up after severe recessions in 1995. Recession led to lower sales in Venezuela, and slower growth caused sales to decline in Brazil. End-user demand for machines was lower for metals mining and highway construction, but higher for coal and nonmetal mining.

Canada

Sales declined 14% after three years of growth. The economy slowed considerably, especially early in the year, leading to a drop in industry demand. Sales to end-users declined in most applications, although gains were registered in metal mining and agriculture. Both diesel and gas engines, as well as turbine sales were lower.

Africa/Middle East

Sales rose 26% for the region as a whole. Large gains were registered in Africa which continued to benefit from profitable commodity prices, competitive devaluations and ongoing economic reform. Much of the improvement came from higher turbine sales, particularly in Nigeria, and from higher machine sales in South Africa.

Dealer Inventories of Machines

United States dealers' new machine inventories increased in 1996 in response to the improved economic and industry outlook, and at year-end were moderately above normal relative to current selling rates. Outside the United States, dealers' new machine inventories declined and at year-end were about normal relative to current selling rates.

  United States dealers' dedicated rental inventories were higher in December than a year earlier and continue to be about twice the unit size of new machine inventory.

MANAGEMENT'S DISCUSSION AND ANALYSIS continued
--------------------------------------------------------------------------------

1995 COMPARED WITH 1994

Profit for 1995 of $1.14 billion or $5.72 per share was an all-time record and an improvement of $181 million from 1994 profit of $955 million or $4.70 per share. 1995 sales and revenues of $16.07 billion, also an all-time record, increased 12% from last year and were the most significant reason for the higher profit.

Machinery and Engines

Sales of Machinery and Engines were $15.45 billion, $1.59 billion higher than 1994. Profit before tax was $1.49 billion, an improvement of $281 million. The primary reason for the increase in profit was higher sales -- a 9% increase in physical sales volume and 2% better price realization.

  The increase in physical sales volume was due to higher sales of machines and engines both inside and outside the United States. Price realization improved primarily because of price increases taken over the past year and the effect of the weaker dollar as sales in European currencies translated into more U.S. dollars. These factors were partially offset by higher sales discounts and an unfavorable change in geographic sales mix. The benefit to sales (and margin) of the weaker dollar was limited by currency hedges (forward contracts) covering most U.S. manufactured product sold in Europe. The hedges were put in place in 1991 to protect margins against potential strengthening of the U.S. dollar. Without these currency hedges, sales and margin during the year would have been about $135 million higher. All such forward contracts matured during 1995.

  Margin increased $422 million, primarily a result of higher sales volume and improved price realization. These favorable items were partially offset by the effect of the weaker dollar on costs, proportionately higher sales of lower margin products and higher costs due to inflation. In addition, there was a decrease in LIFO decrement benefits ($28 million in 1994 versus $22 million in 1995). Total margin as a percent of sales was 22.3%, a 0.5 percentage point increase from a year ago.

  SG&A (selling, general and administrative) expenses were up $135 million from the previous year because of higher spending levels to support increased sales volume and expanded operations around the world, higher costs due to inflation and the effect of the weaker dollar as costs in European currencies translated into more U.S. dollars. In addition, the absence of the assignment of labor costs from SG&A to cost of goods sold for employees working in manufacturing functions during 1994 contributed to the increase. Partially offsetting these factors were a decrease in incentive pay expense and a favorable adjustment to insurance reserves based on an actuarial valuation.

  R&D (research and development) expenses were $64 million higher than 1994, a result of a decrease in the assignment of labor costs from R&D to cost of goods sold as fewer employees were working in manufacturing areas in 1995 compared with 1994, expanded activity for new product introductions and higher costs due to inflation.

  Operating profit for 1995 was $1.59 billion, an increase of $223 million from last year. As a percent of sales, operating profit was 10.3%, compared with 9.9% for 1994.

  Interest expense of $191 million was $9 million lower than a year ago as the benefit of lower average debt of approximately $160 million was partially offset by higher interest rates.

  Other income/expense was income of $92 million compared with income of $43 million a year earlier. The improvement reflects the absence of a $17 million expense in 1994 for the settlement of two class action complaints and a $10 million recovery in 1995 from the company's insurer related to this settlement. In addition, interest on short-term investments contributed to the increase. Partially offsetting these factors was an unfavorable change in foreign exchange gains and losses.

Financial Products

Before-tax profit for Financial Products was $121 million, up $61 million from 1994. The increase was a result of Cat Financial's larger portfolio of earning assets and a $29 million favorable change in the mark-to-market adjustment for Cat Financial's written interest rate caps. These written caps were terminated during the second quarter of 1995.

  Revenues of $621 million increased $156 million from a year ago, the result of Cat Financial's larger portfolio.

  SG&A expenses were $240 million, compared with $191 million last year. The increase reflects a higher provision for credit losses and other volume-related expenses at Cat Financial. Interest expense was $293 million, up $83 million because of higher average borrowings to support the larger portfolio.

  Other income/expense was income of $33 million compared with expense of $4 million a year ago. The favorable change resulted from an $11 million mark-to-market gain for interest rate caps in 1995, compared with an $18 million mark-to-market loss in 1994.

Income Taxes

Income tax expense was $501 million, $147 million higher than a year ago. The increase reflects higher before-tax profit and a 31% effective tax rate compared with 28% in 1994.

Unconsolidated Affiliated Companies

The company's share of unconsolidated affiliated companies' profits was $22 million, down $14 million because of the unfavorable impact of the stronger yen on SCM (Shin Caterpillar Mitsubishi Ltd.) sales outside Japan and lower land sale gains at SCM in 1995.

LIQUIDITY & CAPITAL RESOURCES
-----------------------------

Consolidated operating cash flow totaled $1.78 billion through the fourth-quarter of 1996, compared with $2.19 billion for the twelve months of 1995.

  Total debt at the end of 1996 was $7.46 billion, an increase of $1.06 billion from year-end 1995. Over this period, debt related to Machinery and Engines decreased $43 million, to $2.18 billion, while debt related to Financial Products increased $1.10 billion to $5.28 billion.

  During 1995, the company announced a plan to repurchase up to 10% of its outstanding common stock over the next three to five years. At December 31, 1996, 10.9 million shares had been purchased under the plan.

                                                                Caterpillar Inc.
--------------------------------------------------------------------------------

Machinery and Engines

Operating cash flow totaled $1.46 billion through the fourth-quarter of 1996, compared with $1.95 billion through the fourth-quarter of 1995. The cash flow decrease is primarily the result of increased receivables.

     Capital expenditures, excluding equipment leased to others and excluding $136 million associated with acquisitions, totaled $500 million through the fourth-quarter of 1996 compared with $460 million in 1995.

     During 1996, investments and acquisitions totaled $612 million compared with $21 million for the previous year. In addition, employee benefit plans were prefunded by $200 million in 1996.

     The percent of debt to debt plus stockholders equity improved to 35% at December 31, 1996, from 40% at December 31, 1995.

Financial Products

Operating cash flow totaled $331 million for 1996, compared with $244 million for 1995. Cash used to purchase equipment leased to others totaled $257 million for 1996. In addition, 1996 net cash used for finance receivables was $970 million, compared with $820 million for 1995.

     Financial Products' debt was $5.28 billion at December 31, 1996, an increase of $1.10 billion from December 31, 1995, and was primarily comprised of $2.54 billion of medium term notes, $257 million of notes payable to banks and $2.38 billion of commercial paper. At the end of 1996, finance receivables past due over 30 days were 2.1%, compared with 2.0% at the end of the same period one year ago. The ratio of debt to equity of Cat Financial was 7.8:1 at December 31, 1996, compared with 7.7:1 at December 31, 1995.

     Financial Products had outstanding credit lines totaling $3.77 billion at year-end 1996, which included $1.84 billion of the company's revolving credit agreement. These credit lines are with a number of banks and are considered support for the company's outstanding commercial paper, commercial paper guarantees, the discounting of bank and trade bills and bank borrowings.

Dividends

Quarterly dividends paid per share of common stock for the last three years were as follows:


Quarter                                                    1996    1995   1994
-------------------------------------------------------------------------------
First..........................................           $ .35   $ .25   $.07
Second.........................................             .35     .25    .08
Third..........................................             .40     .35    .15
Fourth.........................................             .40     .35    .15
                                                          -----   -----   ----
                                                          $1.50   $1.20   $.45
                                                          =====   =====   ====
-------------------------------------------------------------------------------

EMPLOYMENT
----------

At year-end, Caterpillar's worldwide employment was 57,026, compared with 54,352 one year ago. Hourly employment increased 1,046 to 33,040; salaried and management employment increased 1,628 to 23,986. The increased employment is primarily the result of acquisitions and also due to expanded operations and major growth initiatives, partially offset by attrition.


Year-End Employment                             1996                   1995
-------------------------------------------------------------------------------
Inside United States.......                   38,571                   39,978
Outside United States
  Europe...................      11,953                     8,413
  Latin America............       4,540                     4,104
  Asia/Pacific.............       1,746                     1,630
  Canada...................         127                       121
  Other....................          89                       106
                                 ------                    ------
                                 18,455       18,455       14,374      14,374
                                              ------                   ------
Total Employment...........                   57,026                   54,352
                                              ======                   ======
-------------------------------------------------------------------------------

OTHER MATTERS
-------------

ENVIRONMENTAL MATTERS

At this time, based on current regulations, the potential impact of environmental regulation compliance on the company's capital expenditures, earnings and competitive position is not expected to be material.

     The company is involved in a number of remediation actions to clean up hazardous wastes as required by federal and state laws. These laws often require responsible parties to fund remediation actions regardless of fault, legality of original disposal or ownership of a disposal site. Under accounting guidelines, the company is required to accrue and charge to income management's best estimate of future costs associated with these sites. When there appears to be a range of possible costs with equal likelihood, liabilities are based on the lower end of that range. For 1996, the amount accrued for potential clean-up costs is contained in the line item, "Accounts payable and accrued expenses" in Statement 3, and represents an immaterial portion of that line item. While the company may have rights of contribution or reimbursement under insurance policies, amounts that may be recoverable from other entities are not considered in establishing the accrual.

     In deciding upon amounts to be reserved for potential environmental liability at a particular site, the company looks at several factors including:

        . prior experience regarding environmental remediation at a similar site;

        .   experience of other companies at a similar site;

        .   technology available for remediation at the time;

        . the stage of remediation for the particular site (i.e., whether the site is at the identification stage or whether a remedial investigation or feasibility study has been conducted);

        .   documentation, if any, linking the company to a particular site;

        . the amount the company has been asked to contribute to a particular site; and

        . aspects of the law under which the company is alleged to be liable for clean up.

     The company also looks at these factors in deciding whether it could incur liabilities beyond those which it has accrued for future remediation. It is difficult to estimate potential liability at sites in very early stages of remediation (of which the company has seven currently). At this time, however, the company believes the likelihood of incurring any material environmental liability beyond that accrued is remote.

MANAGEMENT'S DISCUSSION AND ANALYSIS continued
-------------------------------------------------------------------------------

LITIGATION

The company is involved in litigation matters which are normal in the course of its operations. The results of these matters cannot be predicted with certainty; however, management believes, based on the advice of legal counsel, the final outcome will not have a materially adverse effect on the company's consolidated financial position.

ACCOUNTING CHANGES

In the first quarter of 1994, the company changed its method of computing
LIFO (last-in, first-out) inventories from a single pool approach to a multiple pool approach for substantially all of its inventories. The company believes that the multiple pool method results in a better matching of revenues and expenses. The cumulative effect of the change on prior years was not determinable. This change did not have a material effect on 1994 results of operations or financial position.

     In June 1996, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This statement establishes new criteria for determining whether a transfer of financial assets should be accounted for as a sale or as a secured borrowing. The accounting treatment of such transactions focuses on who controls the transferred assets, and whether or not those assets have been isolated from the transferor and put beyond the reach of its creditors. This standard is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and will therefore be adopted in 1997. It will not have a material impact on the company's financial position or results of operations.

DERIVATIVE FINANCIAL INSTRUMENTS

Derivative financial instruments are principally used by the company in the management of foreign currency, interest rate and commodity price exposures.

Foreign Currency

Movements in foreign currency exchange rates create a degree of risk to the company's operations. These movements affect:

        .   The U.S. dollar value of sales made in foreign currencies, and

        .   The U.S. dollar value of costs incurred in foreign currencies.

     Changing currency exchange rates also affect the company's competitive position, as exchange rate changes may affect profitability and business and/or pricing strategies of non-U.S. based competitors.

     The company's policy is to use foreign currency related derivative instruments only as needed to operate the business and protect the company's interests. The company only enters into foreign currency related derivative instruments to neutralize risk -- not as speculative instruments. The company buys and sells currencies only in amounts large enough to cover business needs, and to protect its financial and competitive position. The company's general approach is to manage future foreign currency cash flow for Machinery and Engines operations and net foreign currency balance sheet exposures for Financial Products operations.

     In managing foreign currency for Machinery and Engines operations, the company's objective is to maximize consolidated aftertax U.S. dollar cash flow. To this end, the company's policy allows for actively managing:

        .   cash flow related to firmly committed foreign currency transactions;

        . anticipated foreign currency cash flow for a future rolling twelve-month period; and

        .   outstanding hedging transactions.

     The company uses forward exchange contracts and foreign currency option contracts (purchased option contracts and/or combination option contracts) to manage its foreign currency risk. When using forward exchange contracts, the company is protected from unfavorable exchange rate movements, but has given up any potential benefit from favorable changes in exchange rates. Purchased option contracts, on the other hand, protect from unfavorable rate movements while permitting the company to benefit from the effect of favorable exchange rate fluctuations. The company does not use historic rate rollovers or leveraged options, nor does it sell foreign currency options, except in the case of combination option contracts that limit the unfavorable effect of exchange rate movements, while allowing a limited potential benefit from favorable exchange rate movements. None of the forward exchange or foreign currency option contracts used by the company are exchange traded.

     Each month, the company's financial officers approve the company's outlook for expected currency exchange rate movements, as well as its policy on desired future foreign currency cash flow positions (long, short, balanced) for those currencies in which the company has significant activity. Financial officers receive a daily report on currency exchange rates, cash flow exposure and open foreign currency hedges. Expected future cash flow positions and strategies are continuously monitored. The company's foreign exchange management practices, including the use of derivative financial instruments, are presented to the Audit Committee of the company's board of directors at least annually.

     The following table summarizes the anticipated cash inflows and outflows for the next 12 months, including those cash flows from firmly committed foreign currency transactions for Machinery and Engines operations. The table also shows the contractual amounts of related outstanding forward exchange and foreign currency option contracts, excluding European cross-currency hedge contracts totaling $122 million, as of December 31, 1996:


(Millions of dollars)                   Exposures                  Hedges
                                   ---------------------     -------------------
                                                               Buy       Sell
                                                             Foreign    Foreign
                                   Inflows      Outflows     Currency   Currency
                                   -------      --------     --------   --------
European Currencies.............    $2,394        $3,039       $125      $ --
Japanese Yen....................       268           633         58        --
Australian Dollar...............       582           256         --       124
Brazilian Real..................       306           331         --        --
Canadian Dollar.................       133           143          1        --
All Other Currencies............        13           173         --        --


     In managing foreign currency for Financial Products operations, the company's objective is to minimize earnings volatility resulting from the translation of net foreign currency balance sheet positions.

     As of December 31, 1996, the Financial Products operations had $630 million in forward exchange contracts to sell European

                                                                Caterpillar Inc.
--------------------------------------------------------------------------------

currencies hedging their net European currency denominated asset position.

     Except for changes related to business volume, the company's annual foreign currency cash flow for Machinery and Engines operations and net balance sheet exposures for Financial Products operations for periods beyond the next twelve months are not expected to be materially different from those indicated above.

Interest Rate

To manage its exposure to interest rate changes and lower the cost of borrowed funds, the company uses various interest rate derivative instruments, including interest rate swap agreements, interest rate cap (option) agreements and forward rate agreements. At the time these agreements are executed, they are linked to a specific debt instrument. The company enters into such agreements only with financial institutions, which in the opinion of management, will not expose the company to undue credit loss exposure. The company's Financial Products subsidiaries, in connection with their match funding objective, use interest rate derivative instruments to modify debt structures to match fund receivable portfolios. This match funding reduces the risk of deteriorating margins between interest-bearing assets and interest-bearing liabilities, regardless of which direction interest rates move. The company, including Financial Products subsidiaries, also uses these instruments to gain an economic and/or competitive advantage through a lower cost of borrowed funds. This is accomplished by changing the characteristics of existing debt instruments or entering into new agreements in combination with the issuance of new debt.

Commodity Prices

The company's operations are also subject to commodity price risk, as material prices change with movements in underlying commodity prices. The company has used some commodity swap and option agreements to reduce this risk. However, the use of these types of derivative financial instruments has not been material.

1997 ECONOMIC AND INDUSTRY OUTLOOK
----------------------------------

World economic growth, excluding the CIS, should be similar to that experienced in 1996. Faster growth in Canada, Europe and Latin America should offset somewhat slower growth in the United States, Japan, Australia and Africa/Middle East. Strong growth should continue in Asia. Including the CIS, where economic recovery is expected, world growth should exceed last year's level.

     In this economic environment, worldwide industry demand for machines is expected to remain near 1996 levels as slightly lower demand in the United States and Japan is offset by stronger demand in Latin America, Asia and Canada. Worldwide industry demand for engines is also forecast to remain essentially unchanged as lower demand for truck engines is offset by higher demand for commercial engines. Demand for turbines is expected to meet or exceed 1996 levels.

     U.S. Gross Domestic Product (GDP) is forecast to slow slightly from growth of about 2.5% in 1996 to 2% in 1997 due to lower housing starts and slower growth in consumer and business spending. Mining and nonresidential construction activity should continue to grow. Inflation is forecast to remain near 1996 levels and interest rates are not expected to rise. The slowdown in overall economic growth combined with a decline in housing starts should result in a slight decline in industry demand for machines. Heavy duty on-highway truck demand is forecast to decline further in 1997, but commercial engine demand should continue to rise. In Canada, better economic growth, low interest rates and higher levels of mining and construction activity should lead to higher industry demand for machines. Heavy duty truck engine demand will continue to decline.

     In Western Europe, GDP growth is forecast to improve somewhat from about 2% in 1996 to about 2.5% in 1997. Short-term interest rates are at record low levels, and there is considerable pent-up demand. Normally, this would lead to a forecast of higher industry demand. Instead, demand is expected to remain near 1996 levels due to delays of infrastructure projects as countries impose fiscal constraints to meet the entry criteria for the European Monetary Union. In Central Europe, good economic growth should continue resulting in better industry demand.

     Excellent economic growth is forecast to continue throughout developing Asia, leading to higher industry demand. In Japan, the economy is expected to slow as a result of a planned April 1 sales tax increase and the anticipated expiration of fiscal stimulus spending. This slower growth and tighter fiscal policy make any improvement in the industry unlikely. In Australia, growth is forecast to slow somewhat but remain strong enough to keep industry demand near 1996 levels.

     In Latin America, faster economic growth along with an improvement in construction activity should lead to increased machine demand. In other regions, slower but still moderate growth in Africa/Middle East will likely keep demand near 1996 levels, while recovery in the CIS should contribute to higher sales.

1997 COMPANY OUTLOOK
--------------------

Worldwide company sales and revenues from ongoing operations are expected to slightly surpass 1996 levels as higher industry demand in the developing regions should offset slightly lower industry demand in the United States and Japan. With worldwide industry demand near 1996 levels, the sales improvement is expected from a forecasted increase in share of industry sales and limited price increases. Sales will also be higher due to the acquisition of MaK Motoren GmbH which occurred at the end of 1996.

     In 1997, company investments to enhance long-term growth will continue to accelerate. Major initiatives include electric power generation, agricultural products, mining systems, compact machines and further strengthening of our product support network to better link customer, dealer and company operations. Additionally, the company will continue investing in manufacturing operations and product support infrastructure in China and the CIS. Total capital expenditures, which were $642 million for 1996 including $136 million associated with acquisitions, are expected to increase 10 to 15% for 1997. (The 10 to 15% estimate for 1997 excludes any capital expenditures associated with potential acquisitions.) R&D expenditures, which totaled $410 million in 1996, are expected to increase about 20% to support product line expansion in 1997. Investments such as these are needed to fuel the company's projected growth over

MANAGEMENT'S DISCUSSION AND ANALYSIS continued
--------------------------------------------------------------------------------

the next few years. Cash flow from operations will be strong and the company's balance sheet will remain solid.

     Despite the increased level of investment for growth initiatives, profit for 1997 should approximate the 1996 level. Profit per share will continue to benefit from the buy-back program announced in June 1995. The company now anticipates the 10% share repurchase will be largely complete by year-end 1997.

     The information included in the Outlook section is forward looking and involves risks and uncertainties that could significantly impact expected results. A discussion of these risks and uncertainties is contained in Form 8-K filed with the Securities & Exchange Commission on January 21, 1997.

     MANAGEMENT'S DISCUSSION AND ANALYSIS []

                     SUPPLEMENTAL STOCKHOLDER INFORMATION

Annual Meeting

On Wednesday, April 9, 1997, at 10:30 a.m., PST, the annual meeting of stockholders will be held at the Loews Coronado, Coronado, California. Requests for proxies are being sent to stockholders with this report mailed on or about February 28, 1997.

Stock Transfer Agent

First Chicago Trust Company of New York
P.O. Box 2500
Jersey City, NJ 07303-2500
Telephone: (201) 324-0498

Stock Exchange Listings

Caterpillar common stock is listed on stock exchanges in the United States, Belgium, France, Germany, Great Britain and Switzerland.

Number of Stockholders

Stockholders of record at year-end totaled 30,573, compared with 31,585 at the end of 1995. Approximately 4.5% of the outstanding shares are held by 29,274 individuals. The remaining shares are held by trustees, banks and other institutions for additional thousands of owners.

     Employees' investment and profit-sharing plans acquired 1,378,928 shares of Caterpillar stock in 1996. Investment plans, for which membership is voluntary, held 12,474,796 shares for employee accounts at 1996 year-end. Profit-sharing plans, in which membership is automatic for most U.S. and Canadian employees in eligible categories, held 254,228 shares at 1996 year-end.

Common Stock Price Range

Quarterly price ranges of Caterpillar common stock on the New York Stock Exchange, the principal market in which the stock is traded, were:

                                    1996                   1995
                              -------------------    ------------------
Quarter                        High        Low        High        Low
-------                        ----        ---        ----        ---
First.....................    73-7/8      54         58-7/8      48-1/4
Second....................    71-7/8      62         65-1/4      55
Third.....................    75-7/8      62-3/4     75-1/4      56-1/8
Fourth....................    81          68-1/4     63-1/8      50-3/4


Automatic Dividend Reinvestment Plan

An Automatic Dividend Reinvestment Plan -- administered by First Chicago
Trust Company of New York -- is available to stockholders. The plan provides a convenient, low-cost method for stockholders to increase their ownership in Caterpillar common stock. In addition, stockholders who elect to participate can make optional cash payments to purchase more Caterpillar shares. Participation may begin with any regularly scheduled dividend payment if an authorization form is completed and returned to the administrator prior to the dividend record date. Stockholders wishing further information may contact First Chicago Trust Company of New York, P.O. Box 13531, Newark, New Jersey 07188-0001. On the Internet: http://www.fctc.com. E-mail: em@fcnbd.com. Hearing impaired: (201) 222-4955.

Publications for Stockholders

Single copies of the company's 1996 annual report on Securities and Exchange Commission Form 10-K (without exhibits) will be provided without charge to stockholders after March 31, 1997, upon written request to:

     Secretary
     Caterpillar Inc.
     100 N.E. Adams Street
     Peoria, IL 61629-7310

     The company also makes available to stockholders copies of its Form 10-Q reports. 10-Q reports are available in May, August and November.

Investor Inquiries

For those seeking additional information about the corporation --

Institutional analysts, portfolio managers and representatives of financial institutions should contact:

     James F. Masterson
     Director of Investor Relations
     Caterpillar Inc.
     100 N.E. Adams Street
     Peoria, IL 61629-5310
     Telephone:      (309) 675-4549
     Facsimile:      (309) 675-4457
     E-mail: CATir@CAT.e-mail.com

Individual stockholders should contact:

     Laurie J. Huxtable
     Assistant Secretary
     Caterpillar Inc.
     100 N.E. Adams Street
     Peoria, IL 61629-7310
     Telephone:      (309) 675-4619

Internet Access

     http://www.CAT.com

                            DIRECTORS AND OFFICERS

DIRECTORS
Lilyan H. Affinito/2,4/   Former Vice Chairman, Maxxam Group Inc.
W. Frank Blount/1,3/      Chief Executive Officer, Telstra Corporation Limited
John T. Dillon/2,4,6/     Chairman and Chief Executive Officer, International
                          Paper
Donald V. Fites/3,4/      Chairman and Chief Executive Officer, Caterpillar Inc.
John W. Fondahl/2,4,5/    Civil Engineer
David R. Goode/1,2/       Chairman, President & Chief Executive Officer, Norfolk
                          Southern Corporation
James P. Gorter/1,2/      Chairman, Baker, Fentress & Company
Peter A. Magowan/2,4/     Chairman, Safeway Inc.; President & Managing General
                          Partner, San Francisco Giants
Gordon R. Parker/1,3/     Former Chairman, Newmont Mining Corporation and
                          Newmont Gold Company
George A. Schaefer/1,3/   Former Chairman and Chief Executive Officer,
                          Caterpillar Inc.
Joshua I. Smith/3,4/      Chairman & Chief Executive Officer, The MAXIMA
                          Corporation
Clayton K. Yeutter/2,4/   Of Counsel to Hogan & Hartson, Washington, D.C.

/1/Member of Audit Committee (David R. Goode, chairman)
/2/Member of Compensation Committee (James P. Gorter, chairman) /3/Member of Nominating Committee (Joshua I. Smith, chairman) /4/Member of Public Policy Committee (Clayton K. Yeutter, chairman) /5/Retiring from the board of directors effective April 9, 1997 /6/Effective February 12, 1997


OFFICERS

Donald V. Fites               Chairman
Glen A. Barton                Group President
Gerald S. Flaherty            Group President
James W. Owens                Group President
Richard L. Thompson           Group President
R. Rennie Atterbury III       Vice President, General Counsel and Secretary
James W. Baldwin              Vice President
Vito H. Baumgartner           Vice President
James S. Beard                Vice President
Richard A. Benson             Vice President
Ronald P. Bonati              Vice President
James E. Despain              Vice President
Roger E. Fischbach            Vice President
Michael A. Flexsenhar         Vice President
Donald M. Ings                Vice President
Duane H. Livingston           Vice President
Daniel M. Murphy              Vice President
Douglas R. Oberhelman         Vice President
Gerald Palmer                 Vice President
Robert C. Petterson           Vice President
John E. Pfeffer               Vice President
Siegfried R. Ramseyer         Vice President
Alan J. Rassi                 Vice President
Gerald L. Shaheen             Vice President
Gary A. Stroup                Vice President
Sherril K. West               Vice President
Donald G. Western             Vice President
Wayne M. Zimmerman            Vice President
Robert R. Gallagher           Controller
F. Lynn McPheeters            Treasurer
Robin D. Beran                Assistant Treasurer
Mary J. Callahan              Assistant Secretary
Laurie J. Huxtable            Assistant Secretary
__________
Note: All director/officer information is as of December 31, 1996, except as noted above.

                                     NOTES

--------------------------------------------------------------------------------

                                     NOTES

--------------------------------------------------------------------------------

                                     NOTES

--------------------------------------------------------------------------------

                             [LOGO OF CATERPILLAR]

                         PROXY AND VOTING INSTRUCTION

                               CATERPILLAR INC.

                ANNUAL MEETING OF STOCKHOLDERS - APRIL 9, 1997

          This Proxy is solicited on behalf of the Board of Directors

     At the Annual Meeting of Stockholders of the Company on April 9, 1997, or at any adjournments thereof, the undersigned hereby appoints (i) G.A. SCHAEFER and C.K. YEUTTER, and each of them, proxies with power of substitution to vote the common stock of the undersigned and (ii) THE NORTHERN TRUST COMPANY, as Trustee, to appoint G. A. SCHAEFER and C.K. YEUTTER and each or either of them, with power of substitution, proxies to vote all shares of the Company's stock credited to the accounts of the undersigned under the Employees' Investment
Plan Trust and/or the Caterpillar Inc. Investment Trust at the close of business on February 10, 1997, as directed hereon on the following matters, and, in their discretion, on any other matters that may come before the meeting.

Election of Directors. Nominees: L.H. Affinito, D.V. Fites, D.R Goode, J.I.
Smith

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. THIS CARD ALSO CONSTITUTES VOTING INSTRUCTIONS FOR ANY SHARES HELD BY THE UNDERSIGNED IN ANY COMPANY EMPLOYEE INVESTMENT PLANS.

Please mark, sign, date and return this Proxy and Voting Instruction card promptly using the enclosed envelope.
                                                                     -----------
                                                                     SEE REVERSE
                                                                         SIDE
                                                                     -----------
--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .

[X] Please mark your                                                        1433
    votes as in this
    example.

Unless otherwise specified, proxies will be voted FOR the election of the nominees for directors listed, FOR proposal 2 and AGAINST proposal 3.

--------------------------------------------------------------------------------
The Board of Directors recommends a vote FOR election of directors and proposal
2.
--------------------------------------------------------------------------------
                FOR       WITHHELD
1. Election of  [_]         [_]
   Directors
   (See Reverse)

                    FOR    AGAINST    ABSTAIN
2. Appointment of   [_]      [_]        [_]
   Independent
   Auditors

For, except vote withheld from the following nominee(s):


----------------------------------------------------------

The Board of Directors recommends a vote AGAINST stockholder proposal 3.

                           FOR    AGAINST    ABSTAIN
3. Stockholder proposal    [_]      [_]        [_]

                                 ANNUAL REPORT

Mark here to discontinue annual report mailing for this account (for multiple-
account holders only).                                                       [_]

NOTE: Please sign exactly as name appears hereon, Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


----------------------------------------------------------


----------------------------------------------------------
SIGNATURE(S)                                          DATE

--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .


                                Annual Meeting

                                      of

                         Caterpillar Inc. Stockholders


                           Wednesday, April 9, 1997
                                  10:30 a.m.
                                Loews Coronado
                               4000 Coronado Bay
                             Coronado, California



================================================================================

                                    Agenda
                                    ------

*  Election of Directors

*  Approve appointment of independent auditors

*  Act on one stockholder proposal

*  Conduct other business properly brought before the meeting


================================================================================

                                    PROXY

                               CATERPILLAR INC.

                ANNUAL MEETING OF STOCKHOLDERS - APRIL 9, 1997

          This Proxy is solicited on behalf of the Board of Directors

     At the Annual Meeting of Stockholders of the Company on April 9, 1997, or at any adjournments thereof, the undersigned hereby appoints G.A. SCHAEFER and C.K. YEUTTER, and each of them, proxies with power of substitution to vote the stock of the undersigned on the following matters, and, in their discretion, on any other matters that may come before the meeting.

Election of Directors. Nominees: L.H. Affinito, D.V. Fites, D.R Goode, J.I.
Smith

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations.

Please mark, sign, date and return this Proxy promptly using the enclosed envelope.
                                                                     -----------
                                                                     SEE REVERSE
                                                                         SIDE
                                                                     -----------
--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .

[X] Please mark your                                                        1433
    votes as in this
    example.

Unless otherwise specified, proxies will be voted FOR the election of the nominees for directors listed, FOR proposal 2 and AGAINST proposal 3.

--------------------------------------------------------------------------------
The Board of Directors recommends a vote FOR election of directors and proposal
2.
--------------------------------------------------------------------------------
                FOR       WITHHELD
1. Election of  [_]         [_]
   Directors
   (See Reverse)

                    FOR    AGAINST    ABSTAIN
2. Appointment of   [_]      [_]        [_]
   Independent
   Auditors

For, except vote withheld from the following nominee(s):


----------------------------------------------------------

The Board of Directors recommends a vote AGAINST stockholder proposal 3.

                           FOR    AGAINST    ABSTAIN
3. Stockholder proposal    [_]      [_]        [_]

                                 ANNUAL REPORT

Mark here to discontinue annual report mailing for this account (for multiple-
account holders only).                                                       [_]

NOTE: Please sign exactly as name appears hereon, Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


----------------------------------------------------------


----------------------------------------------------------
SIGNATURE(S)                                          DATE

--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .


                                Annual Meeting

                                      of

                         Caterpillar Inc. Stockholders


                           Wednesday, April 9, 1997
                                  10:30 a.m.
                                Loews Coronado
                               4000 Coronado Bay
                             Coronado, California



================================================================================

                                    Agenda
                                    ------

*  Election of Directors

*  Approve appointment of independent auditors

*  Act on one stockholder proposal

*  Conduct other business properly brought before the meeting


================================================================================

                              VOTING INSTRUCTION

                               CATERPILLAR INC.

                        ANNUAL MEETING - APRIL 9, 1997

   This voting instruction is solicited on behalf of the Board of Directors

     At the Annual Meeting of Stockholders of the Company on April 9, 1997, or at any adjournments thereof, the undersigned hereby authorizes THE NORTHERN TRUST COMPANY, as Trustee, to appoint G. A. SCHAEFER and C.K. YEUTTER, and each or either of them, with power of substitution, proxies to vote all shares of the Company's stock credited to the accounts of the undersigned under the Employees' Investment Plan Trust at the close of business on February 10, 1997, as directed hereon on the following matters, and, in their discretion, on any other matters that may come before the meeting.

Election of Directors. Nominees: L.H. Affinito, D.V. Fites, D.R Goode, J.I.
Smith


                                                                     -----------
                                                                     SEE REVERSE
                                                                         SIDE
                                                                     -----------
--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .

[X] Please mark your                                                        1433
    votes as in this
    example.

Unless otherwise specified, proxies will be voted FOR the election of the nominees for directors listed, FOR proposal 2 and AGAINST proposal 3.

--------------------------------------------------------------------------------
The Board of Directors recommends a vote FOR election of directors and proposal
2.
--------------------------------------------------------------------------------
                FOR       WITHHELD
1. Election of  [_]         [_]
   Directors
   (See Reverse)

                    FOR    AGAINST    ABSTAIN
2. Appointment of   [_]      [_]        [_]
   Independent
   Auditors

For, except vote withheld from the following nominee(s):


----------------------------------------------------------

The Board of Directors recommends a vote AGAINST stockholder proposal 3.

                           FOR    AGAINST    ABSTAIN
3. Stockholder proposal    [_]      [_]        [_]

                                 ANNUAL REPORT

Mark here to discontinue annual report mailing for this account (for multiple-
account holders only).                                                       [_]

NOTE: Please sign exactly as name appears hereon, Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


----------------------------------------------------------


----------------------------------------------------------
SIGNATURE(S)                                          DATE

--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .


                                Annual Meeting

                                      of

                         Caterpillar Inc. Stockholders


                           Wednesday, April 9, 1997
                                  10:30 a.m.
                                Loews Coronado
                               4000 Coronado Bay
                             Coronado, California



================================================================================

                                    Agenda
                                    ------

*  Election of Directors

*  Approve appointment of independent auditors

*  Act on one stockholder proposal

*  Conduct other business properly brought before the meeting


================================================================================

                              VOTING INSTRUCTION

                               CATERPILLAR INC.

                        ANNUAL MEETING - APRIL 9, 1997

   This voting instruction is solicited on behalf of the Board of Directors

     At the Annual Meeting of Stockholders of the Company on April 9, 1997, or at any adjournments thereof, the undersigned hereby authorizes THE CANADA TRUST COMPANY, as Trustee, to appoint G.A. SCHAEFER and C.K. YEUTTER, and each or either of them, with power of substitution, proxies to vote all shares of the Company's stock credited to the accounts of the undersigned under the Employees' Investment Plan Trust at the close of business on February 10, 1997, as directed hereon on the following matters, and, in their discretion, on any other matters that may come before the meeting.

Election of Directors. Nominees: L.H. Affinito, D.V. Fites, D.R Goode, J.I.
Smith

--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .

[X] Please mark your                                                        9050
    votes as in this
    example.

Unless otherwise specified, proxies will be voted FOR the election of the nominees for directors listed, FOR proposal 2 and AGAINST proposal 3.

--------------------------------------------------------------------------------
The Board of Directors recommends a vote FOR election of directors and proposal
2.
--------------------------------------------------------------------------------
                FOR       WITHHELD
1. Election of  [_]         [_]
   Directors
   (See Reverse)

                    FOR    AGAINST    ABSTAIN
2. Appointment of   [_]      [_]        [_]
   Independent
   Auditors

For, except vote withheld from the following nominee(s):


----------------------------------------------------------

The Board of Directors recommends a vote AGAINST stockholder proposal 3.

                           FOR    AGAINST    ABSTAIN
3. Stockholder proposal    [_]      [_]        [_]

                                 ANNUAL REPORT

Mark here to discontinue annual report mailing for this account (for multiple-
account holders only).                                                       [_]

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


----------------------------------------------------------


----------------------------------------------------------
SIGNATURE(S)                                          DATE

--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .


                                Annual Meeting

                                      of

                         Caterpillar Inc. Stockholders


                           Wednesday, April 9, 1997
                                  10:30 a.m.
                                Loews Coronado
                               4000 Coronado Bay
                             Coronado, California



================================================================================

                                    Agenda
                                    ------

*  Election of Directors

*  Approve appointment of independent auditors

*  Act on one stockholder proposal

*  Conduct other business properly brought before the meeting


================================================================================

                                    PROXY

                               CATERPILLAR INC.

                ANNUAL MEETING OF STOCKHOLDERS - APRIL 9, 1997

          This Proxy is solicited on behalf of the Board of Directors

     At the Annual Meeting of Stockholders of the Company on April 9, 1997, or at any adjournments thereof, the undersigned hereby appoints G.A. SCHAEFER and C.K. YEUTTER, and each of them, proxies with power of substitution to vote the stock of the undersigned on the following matters, and, in their discretion, on any other matters that may come before the meeting.

Election of Directors. Nominees: L.H. Affinito, D.V. Fites, D.R Goode, J.I.
Smith

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. Please mark, sign, date and return this Proxy promptly using the enclosed envelope.

                                                                     -----------
                                                                     SEE REVERSE
                                                                         SIDE
                                                                     -----------
--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .

[X] Please mark your                                                        1433
    votes as in this
    example.

Unless otherwise specified, proxies will be voted FOR the election of the nominees for directors listed, FOR proposal 2 and AGAINST proposal 3.

--------------------------------------------------------------------------------
The Board of Directors recommends a vote FOR election of directors and proposal
2.
--------------------------------------------------------------------------------
                FOR       WITHHELD
1. Election of  [_]         [_]
   Directors
   (See Reverse)

                    FOR    AGAINST    ABSTAIN
2. Appointment of   [_]      [_]        [_]
   Independent
   Auditors

For, except vote withheld from the following nominee(s):


----------------------------------------------------------

The Board of Directors recommends a vote AGAINST stockholder proposal 3.

                           FOR    AGAINST    ABSTAIN
3. Stockholder proposal    [_]      [_]        [_]

                                 ANNUAL REPORT

Mark here to discontinue annual report mailing for this account (for multiple-
account holders only).                                                       [_]

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


----------------------------------------------------------


----------------------------------------------------------
SIGNATURE(S)                                          DATE

--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .


                                Annual Meeting

                                      of

                         Caterpillar Inc. Stockholders


                           Wednesday, April 9, 1997
                                  10:30 a.m.
                                Loews Coronado
                               4000 Coronado Bay
                             Coronado, California



================================================================================

                                    Agenda
                                    ------

*  Election of Directors

*  Approve appointment of independent auditors

*  Act on one stockholder proposal

*  Conduct other business properly brought before the meeting


================================================================================